UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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The Hartford Insurance Group, Inc.

(Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

Date and Time
Wednesday, May 21, 2025
12:30 p.m. EDT
Access*
www.virtualshareholdermeeting.com/HIG2025
Record Date
You may vote if you were a shareholder of record at the close of business on March 24, 2025.
Voting Items
Shareholders will vote on the following items of business:
			VOTING
				By internet www.proxyvote.com

				By toll-free telephone 1-800-690-6903

				By mail Follow the instructions on your proxy card
	Board Recommendation	Page		At the Annual Meeting Follow the instructions on the virtual meeting site
1. Elect a Board of Directors for the coming year;	FOR	11

2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;	FOR	32
IMPORTANT INFORMATION IF YOU PLAN TO ATTEND THE ANNUAL MEETING:
You are entitled to participate (i.e., submit questions and/or vote) in the Annual Meeting if you were a shareholder of record at the close of business on March 24, 2025, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee.
To participate, you will need the 16-digit control number provided on your proxy card, voting instruction form or notice. Shareholders may also vote or submit questions in advance of the meeting at www.proxyvote.com using their 16-digit control number.
If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.
If you have difficulty accessing the Annual Meeting, please call the number on the registration page of the virtual meeting site. Technicians will be available to assist you.

3. Consider and approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement;	FOR	34
4. Consider and approve the Company’s 2025 Long Term Incentive Stock Plan;	FOR	68
5. Vote on shareholder proposal that the Company adopt special meeting rights for shareholders; and	AGAINST	71
6. Act upon any other business that may properly come before the Annual Meeting or any adjournment thereof.
The Hartford’s proxy materials are available via the internet at
http://ir.thehartford.com** and www.proxyvote.com, which allows us to reduce printing and delivery costs and lessen adverse environmental impacts.
We hope that you will participate in the Annual Meeting, either by attending and voting at the virtual meeting or by voting through other means. For instructions on voting, please refer to page 76 under “How do I vote my shares?”
We urge you to review the proxy statement carefully and exercise your right to vote.
Dated: April 10, 2025
By order of the Board of Directors

Terence Shields
Corporate Secretary
* In order to provide a convenient opportunity for shareholders to participate from wherever they are located, the Annual Meeting will be held in a virtual meeting format via audio webcast only, and not at a physical location.
**References in this proxy statement to our website address are provided only as a convenience and do not constitute, and should not be viewed as, an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this proxy statement.

2025 Proxy Statement	1

LETTER FROM OUR CHAIRMAN & CEO AND LEAD DIRECTOR
Dear fellow shareholders:

For The Hartford, 2024 was another outstanding year of financial performance and achievement of our strategic objectives. As the 2025 Annual Meeting of Shareholders approaches, it is our privilege as Chairman and Lead Director to share details on the Board’s 2024 activities, including its oversight of strategy, innovation, and board composition and management succession planning.

Strategy

Throughout the year, the Board remained highly engaged in overseeing the Company's execution of its strategy to drive superior peer-relative performance and maximize long-term value creation for you, our shareholders. In 2024 these strategies resulted in an outstanding year with a net income ROE of 19.9% and a core earnings ROE of 16.7%*, driven by sustained momentum in Business Insurance, which once again generated strong top-line growth at highly profitable margins, significant progress in Personal Insurance toward restoring target profitability in auto, continued strong margins in Employee Benefits, and a higher investment portfolio yield.

Innovation

Overseeing innovation is a core responsibility of the Board, and in 2024, the Board continued to focus on advancing the use of technology, including leveraging artificial intelligence ("AI") to improve the business and gain a competitive advantage while addressing the risks enabled by AI. Throughout the year, senior management provided “deep dive” presentations on growth and innovation, technology, data and AI, with specific strategy sessions focusing on leveraging these tools for business outcomes. Notable engagements also included visits and discussions with technology industry leaders to discuss these topics.

Board Composition and Management Succession Planning

Board composition and talent management remain critical areas of Board focus, as they have for the past several years, because the Board firmly believes that people are key to The Hartford achieving outstanding results. Following the identification of candidates who would best complement the skills and attributes of the existing directors and position the Board to oversee the company's long-term strategy, the Board appointed two seasoned and highly successful leaders: Kathleen Winters, the former CFO of ADP, and Annette Rippert, the former CEO of the Strategy and Consulting group at Accenture.

Additionally, the Board focused on management succession planning with increased emphasis on familiarity with, and talent development of, leaders one to two levels below the CEO. Directors have also engaged with members of management for exposure, development, and mentorship. We are proud to say these efforts continue to yield results, including naming Mo Tooker as the Company’s President and the promotion of internal candidates to succeed the Company’s Heads of Personal Insurance and Employee Benefits, General Counsel, and Chief Underwriting Officer. These key leadership appointments affirm the Company's strategic succession planning and executive development and showcase its exceptional talent pipeline.

The Board consistently operates at an exceptional level, collaborating closely with management and ensuring the Company is well-equipped to innovate, achieve profitable growth, and deliver sustained value to our shareholders. We appreciate your continued support.

Sincerely,

Christopher J. Swift	Trevor Fetter
Chairman and Chief Executive Officer	Lead Director
* Denotes a non-GAAP financial measure. For definitions and reconciliations to the most directly comparable GAAP measure, see Appendix A.

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Certain statements made in this proxy statement should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ, including those discussed in The Hartford's news release issued on January 30, 2025, our 2024 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the U.S. Securities and Exchange Commission. We assume no obligation to update this document, which speaks as of the date of filing.

2025 Proxy Statement	3

PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. It does not contain all the information you should consider and you should read the entire proxy statement carefully before voting.

BOARD AND GOVERNANCE HIGHLIGHTS

ITEM 1 ELECTION OF DIRECTORS
Each director nominee has an established record of accomplishment in areas relevant to overseeing our businesses and possesses qualifications and characteristics that are essential to a well-functioning and deliberative governing body.

✓	The Board recommends a vote "FOR" each director nominee

Director Nominee, Current Age and Present or Most Recent Experience	Independent	Director since	Current Committees(1)	Other Current Public Company Boards
Larry D. De Shon, 65 Former President, CEO and COO, Avis Budget Group	✓	2020	• Audit • FIRMCo* • NCG	• United Rentals, Inc. • Air New Zealand
Carlos Dominguez, 66 Former Vice Chairman and Lead Evangelist, Sprinklr	✓	2018	• Comp • FIRMCo • NCG	None
Trevor Fetter,(2) 65 Senior Lecturer, Harvard Business School	✓	2007	• Comp • FIRMCo	None
Donna James, 67 President and CEO, Lardon & Associates	✓	2021	• Audit* • FIRMCo • NCG	• Victoria's Secret • American Electric Power**
Annette Rippert, 59 Former CEO, Strategy and Consulting, Accenture plc	✓	2025	• FIRMCo	• Open Text Corporation
Teresa W. Roseborough, 66 Executive Vice President, General Counsel and Corporate Secretary, The Home Depot	✓	2015	• Comp • FIRMCo • NCG*	None
Virginia P. Ruesterholz, 63 Former Executive Vice President, Verizon Communications	✓	2013	• Comp • FIRMCo • NCG	None
Christopher J. Swift, 64 Chairman and CEO, The Hartford		2014	• FIRMCo	• Citizens Financial Group
Matthew E. Winter, 68 Former President, The Allstate Corporation	✓	2020	• Comp* • FIRMCo	• ADT • H&R Block
Kathleen Winters, 57 Former CFO, Automatic Data Processing	✓	2024	• Audit • FIRMCo	• Global Business Travel Group • Definitive Healthcare
* Denotes committee chair.
** Ms. James will not stand for reelection at American Electric Power's 2025 Annual Meeting of Shareholders on April 29, 2025.
(1)Full committee names are as follows: Audit – Audit Committee; Comp – Compensation and Management Development Committee; FIRMCo – Finance, Investment and Risk Management Committee; NCG – Nominating and Corporate Governance Committee.
(2)Mr. Fetter serves as the Lead Director. For more details on the Lead Director’s role, see page 12 .

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PROXY SUMMARY

GOVERNANCE BEST PRACTICES

The Board and management regularly review best practices in corporate governance and modify our governance policies and practices as warranted. Our current best practices are highlighted below.

Independent Oversight	✓	All directors are independent, other than the CEO
	✓	Independent key committees (Audit, Compensation, Nominating)
	✓	Empowered and engaged independent Lead Director
Engaged Board /Shareholder Rights	✓	All directors elected annually
	✓	Majority vote standard (with plurality carve-out for contested elections)
	✓	Proxy access right with market terms
	✓	Director resignation policy
	✓	Over-boarding policy limits total public company boards, including The Hartford, to four for non-CEOs and two for sitting CEOs
	✓	Rigorous Board and committee self-evaluation conducted annually; third-party Board and individual director evaluations conducted triennially
	✓	Meaningful Board education and training on recent and emerging governance and industry trends
	✓	Annual shareholder engagement program focused on governance, compensation and sustainability issues
	✓	Shareholder right to call special meeting
Other Governance Practices	✓	Board diversity of experience, tenure, age, gender, race and ethnicity
	✓	Mandatory retirement age of 75
	✓	Policies to identify director candidates encompassing the right mix of experience, qualifications, skills and backgrounds
	✓	Annual review of CEO succession plan by the independent directors with the CEO
	✓	Annual Board review of long-term and emergency succession plans for senior management and the CEO
	✓	Stock-ownership requirements of 6x salary for CEO and 4x salary for other named executive officers
	✓	Annual Nominating Committee review of The Hartford's political and lobbying policies and expenditures

AUDIT HIGHLIGHTS

ITEM 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board is asking shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2025.
✓ The Board recommends a vote "FOR" this item

2025 Proxy Statement	5

PROXY SUMMARY
COMPENSATION HIGHLIGHTS

ITEM 3 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Board is asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Our executive compensation program is designed to promote long-term shareholder value creation and support our strategy by: (1) encouraging profitable organic growth and ROE performance while maintaining an ethical culture, (2) providing market-competitive compensation opportunities designed to attract and retain talent needed for long-term success, and (3) appropriately aligning pay with short- and long-term performance.

✓	The Board recommends a vote "FOR" this item

The Hartford’s mission is to provide people with the support and protection they need to pursue their unique ambitions, seize opportunity, and prevail through unexpected challenges. Our strategy to maximize value creation for all stakeholders remains consistent and focuses on:
•Advancing leading underwriting capabilities across our portfolio;
•Investing in end-to-end transformation, responsibly leveraging data, analytics, digital and artificial intelligence capabilities to drive better, faster decisions and enhance customer experiences;
•Maximizing distribution channels and product breadth to increase market share;
•Optimizing organizational efficiency with a focus on continuous improvement; and
•Continuing to advance the Company's sustainability leadership to drive value creation while impacting society at large.
We endeavor to maintain and enhance our position as a market leader by leveraging our core strengths of underwriting excellence, risk management, claims, product development and distribution.
An ethical, people, and performance-driven culture drives our values. We are committed to maintaining and enhancing our culture and are proud of our reputation for ethics and integrity.

PURPOSE AND STRATEGIC PRIORITIES

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PROXY SUMMARY

2024 FINANCIAL RESULTS

Our 2024 financial results were excellent, primarily due to a higher P&C underwriting gain, driven by earned premium growth across all lines of business as well as 9.1 points of improvement in the Personal Insurance loss and loss adjustment expense ratio, higher net investment income, lower net realized losses, and improvement in the group life loss ratio, partially offset by a higher expense ratio and higher loss ratios on group disability and supplemental health products. Full year net income available to common stockholders and core earnings* were $3.1 billion ($10.35 per diluted share) and $3.1 billion ($10.30 per diluted share), respectively. Net income and core earnings return on equity ("ROE")*† were 19.9% and 16.7%, respectively.

Highlighted below are year-over-year comparisons of our net income available to common stockholders and core earnings performance and our three-year net income ROE and core earnings ROE results. Core earnings is the primary determinant of our annual incentive plan ("AIP") funding, as described on page 40, and average annual core earnings ROE over a three-year performance period is the metric used for two-thirds of performance shares granted to Senior Executives, as described on page 42 (in each case, as adjusted for compensation purposes).

* Denotes a non-GAAP financial measure. For definitions and reconciliations to the most directly comparable GAAP measure, see Appendix A.
† Net income ROE represents net income available to common stockholders ROE.
TOTAL SHAREHOLDER RETURN
The following chart shows The Hartford's total shareholder return ("TSR") relative to  the 2024 Corporate Peer Group (provided on page 49), S&P 500 Insurance Composite, S&P P&C index and S&P 500.

Includes reinvestment of dividends.
COMPONENTS OF COMPENSATION AND PAY MIX
NEO compensation is heavily weighted toward variable compensation (including both annual and long-term incentives), where actual amounts earned may differ from target amounts based on company and individual performance. Each NEO has a target total compensation opportunity that is reviewed annually by the Compensation Committee (in the case of the CEO, by the independent directors) to ensure alignment with our compensation objectives and market practice.

2025 Proxy Statement	7

PROXY SUMMARY

Compensation Component	Description
Base Salary	• Fixed level of cash compensation based on market data, internal pay equity, experience, responsibility, expertise and performance
Annual Incentive Plan
• Variable cash award based primarily on annual company operating performance against a predetermined financial target and achievement of individual performance goals aligned with the company's strategic priorities

Long-Term Incentive Plan
• Variable awards granted based on individual performance and market data.
• Designed to drive long-term performance, align senior executive interests with shareholders, and foster retention.
• Award mix (75% performance shares and 25% stock options) rewards stock price performance, peer-relative shareholder returns (stock price and dividends) and operating performance.

Approximately 93% of CEO target annual compensation and approximately 80% of other NEO target annual compensation are variable based on performance, including stock price performance:

Target Pay Mix — CEO
Salary 7%	Annual Incentive 20%	Long-Term Incentive 73%

Variable with Performance: 93%

Target Pay Mix — Other NEOs
Salary 20%	Annual Incentive 31%	Long-Term Incentive 49%

Variable with Performance: 80%

2024 COMPENSATION DECISIONS

2024 Compensation Decisions	Rationale
The Compensation Committee updated the award mix for 2024 long-term incentive awards.	For 2024 LTI awards, the Compensation Committee updated the LTI award mix from 50% performance shares and 50% options to 75% performance shares and 25% options. In addition, the weighting of performance metrics within performance shares was changed from 50% Compensation Core ROE and 50% TSR to two-thirds Compensation Core ROE and one-third TSR.
The Compensation Committee approved an AIP funding level of 143% of target.
Performance against the pre-established Compensation Core Earnings target produced a formulaic AIP funding level of 143% of target (page 41). The Compensation Committee undertook its qualitative review of performance and concluded that the formulaic AIP funding level appropriately reflected 2024 performance. Accordingly, no adjustments were made.

The Compensation Committee certified a 2022-2024 performance share award payout at 180% of target.
The Company's average annual Compensation Core ROE during the performance period was 16.3%, resulting in a payout of 200% of target for the ROE component (50% of the award). The company's TSR during the period was at the 73rd percentile of the performance peers, resulting in a 160% payout for the TSR component (50% of the award). The combined performance metrics yielded a payout of 180% of target (page 43).

The Compensation Committee (and, in the case of the CEO, the independent directors) approved the following compensation for each NEO:

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PROXY SUMMARY

	Base Salary		AIP Award		LTI Award		Total Compensation
NEO	2024	Change from 2023	2024	Change from 2023	2024	Change from 2023	2024	Change from 2023
Christopher Swift	$1,200,000	0.0%	$4,719,000	22.2%	$12,000,000	14.3%	$17,919,000	15.2%
Beth Costello	$800,000	3.2%	$1,930,500	22.2%	$2,600,000	7.2%	$5,330,500	11.5%
A. Morris Tooker	$750,000	NA*	$1,569,400	NA*	$1,700,000	NA*	$4,019,400	NA*
Deepa Soni	$750,000	7.1%	$1,561,100	66.8%	$1,600,000	14.3%	$3,911,100	28.8%
Amy Stepnowski	$600,000	0.0%	$1,573,000	22.2%	$1,400,000	27.3%	$3,573,000	19.6%
*Mr. Tooker was not previously an NEO.
This table provides a concise picture of compensation decisions made in 2024, and highlights changes from 2023. Another view of 2024 compensation for the NEOs is available in the Summary Compensation Table on page 53.
COMPENSATION BEST PRACTICES
Our current compensation best practices include the following:

WHAT WE DO
✓	Compensation heavily weighted toward variable pay
✓	Senior Executives generally receive the same benefits as other full-time employees
✓	Double-trigger requirement for cash severance and equity vesting upon a change of control*
✓	Cash severance upon a change of control not to exceed 2x base salary + bonus
✓	Independent compensation consultant
✓	Risk mitigation in plan design and annual review of compensation plans, policies and practices
✓	Comprehensive claw-back policy (includes misconduct) that covers both time and performance based incentive awards
✓	Prohibition on hedging, monetization, derivative and similar transactions with company securities
✓	Prohibition on Senior Executives pledging company securities
✓	Stock ownership guidelines for Directors and requirements for Senior Executives
✓	Periodic review of compensation peer groups
✓	Competitive burn rate and dilution for equity program
* Double-trigger vesting for equity awards applies if the awards are assumed or replaced with substantially equivalent awards.

WHAT WE DON'T DO
✗	No Senior Executive tax gross-ups for perquisites or excise taxes on severance payments
✗	No individual employment agreements
✗	No granting of stock options with an exercise price less than the fair market value of our common stock on the date of grant
✗	No re-pricing of stock options
✗	No buy-outs of underwater stock options
✗	No reload provisions in any stock option grant
✗	No payment of dividends or dividend equivalents on equity awards until vesting (no dividends on stock options)

SAY-ON-PAY RESULTS
At our 2024 annual meeting, we received approximately 91% support on Say-on-Pay. The Compensation Committee considered the vote to be an endorsement of The Hartford’s executive compensation programs and policies, and recent program changes. They took this strong level of support into account in their ongoing review of those programs and policies. Management also discussed the vote, along with aspects of its executive compensation, sustainability and corporate governance practices, during our annual shareholder engagement program to gain a deeper understanding of shareholders’ perspectives. Feedback regarding the compensation program remained generally positive, with many shareholders complimentary of our practices. For further discussion of our shareholder engagement program, see page 19.

2025 Proxy Statement	9

PROXY SUMMARY

ITEM 4 CONSIDERATION AND APPROVAL OF 2025 LONG TERM INCENTIVE STOCK PLAN
We are asking stockholders to approve the 2025 Long Term Incentive Stock Plan (the “Plan”), which is intended to replace the 2020 Stock Incentive Plan (the “2020 Plan”). The Plan authorizes the issuance of up to 8.5 million shares, which includes the remaining shares under the 2020 Plan, and makes certain other minor changes. On the recommendation of the Compensation and Management Development Committee (the “Compensation Committee” as referenced throughout this Item 4), the Board approved the Plan and recommends approval by stockholders. The Plan is an important part of the pay-for-performance compensation program and the authorized number of shares available for grant permits the Company to continue the program. The Board considers equity compensation that is aligned with the interests of the Company’s shareholders as a significant component in achieving its goal of attracting, retaining and developing talent needed for long-term success. A detailed summary of the Plan is attached to this proxy statement as Appendix B, which is qualified in its entirety by reference to the text of the Plan, which is attached to this proxy statement as Appendix C.
✓ The Board recommends that shareholders vote “FOR” the approval of the 2025 Long Term Incentive Stock Plan.

ITEM 5 SHAREHOLDER PROPOSAL ON THE RIGHT TO CALL A SPECIAL MEETING
Vote on the shareholder proposal that The Hartford's Board of Directors amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting.
×
The Board of Directors recommends that shareholders vote "AGAINST" this Proposal for the following reasons:
•The Hartford already provides a special meeting right at a threshold that better protects the long-term interests of the Company and its shareholders.
•The Hartford’s existing special meeting right is more consistent with market practice and shareholder feedback.
•The Hartford is committed to strong corporate governance practices and provides shareholders with other channels to raise concerns outside the annual meeting cycle.

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BOARD AND GOVERNANCE MATTERS

ITEM 1 ELECTION OF DIRECTORS
The full Board, including its Nominating and Corporate Governance Committee, believes the director nominees possess qualifications, skills and experience that are consistent with the standards for the selection of nominees for election to the Board set forth in our Corporate Governance Guidelines described beginning on page 14 and have demonstrated the ability to effectively oversee The Hartford’s corporate, investment and business operations. Biographical information for each director nominee is described beginning on page 25, including the principal occupation and other public company directorships (if any) held in the past five years and a description of the specific experience and expertise that qualifies each nominee to serve as a director of The Hartford.

✓	The Board recommends a vote "FOR" each director nominee
GOVERNANCE PRACTICES AND FRAMEWORK
At The Hartford, we aspire to be the most trusted insurer, emboldening customers' success and enabling resiliency in an ever-changing world. We believe strong governance practices and responsible corporate behavior are central to this vision and contribute to our long-term performance. Accordingly, the Board and management regularly consider best practices in corporate governance and shareholder feedback and modify our governance policies and practices as warranted. Our current best practices include:

Independent Oversight	✓	All directors are independent, other than the CEO
	✓	Independent key committees (Audit, Compensation, Nominating)
	✓	Empowered and engaged independent Lead Director
Engaged Board /Shareholder Rights	✓	All directors elected annually
	✓	Majority vote standard (with plurality carve-out for contested elections)
	✓	Proxy access right with market terms
	✓	Director resignation policy
	✓	Over-boarding policy limits total public company boards, including The Hartford, to four for non-CEOs and two for sitting CEOs
	✓	Rigorous Board and committee self-evaluation conducted annually; third-party Board and individual director evaluations conducted triennially
	✓	Meaningful Board education and training on recent and emerging governance and industry trends
	✓	Annual shareholder engagement program focused on governance, compensation and sustainability issues
	✓	Shareholder right to call special meeting
Other Governance Practices	✓	Board diversity of experience, tenure, age, gender, race and ethnicity
	✓	Mandatory retirement age of 75
	✓	Policies to identify director candidates encompassing the right mix of experience, qualifications, skills and backgrounds
	✓	Annual review of CEO succession plan by the independent directors with the CEO
	✓	Annual Board review of long-term and emergency succession plans for senior management and the CEO
	✓	Stock-ownership requirements of 6x salary for CEO and 4x salary for other named executive officers
	✓	Annual Nominating Committee review of The Hartford's political and lobbying policies and expenditures
The fundamental responsibility of our directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of The Hartford and its shareholders. The Board fulfills this responsibility within the general governance framework provided by the following documents:
•Articles of Incorporation
•By-laws

2023 Proxy Statement	11

BOARD AND GOVERNANCE MATTERS
•Corporate Governance Guidelines (compliant with the listing standards of the New York Stock Exchange ("NYSE") and including guidelines for determining director independence and qualifications)
•Charters of the Board’s four standing committees (the Audit Committee; the Compensation and Management Development Committee ("Compensation Committee"); the Finance, Investment and Risk Management Committee ("FIRMCo"); and the Nominating and Corporate Governance Committee ("Nominating Committee"))
•Code of Ethics and Business Conduct
•Code of Ethics and Business Conduct for Members of the Board of Directors
Copies of these documents are available on our investor relations website at http://ir.thehartford.com or upon request sent to our Corporate Secretary (see page 78 for details).
DIRECTOR INDEPENDENCE
The Board annually reviews director independence under applicable law, the listing standards of the NYSE and our Corporate Governance Guidelines. In addition, per our Corporate Governance Guidelines, in order to identify potential conflicts of interest and to monitor and preserve independence, any director who wishes to become a director of another for-profit entity must obtain the pre-approval of the Nominating Committee. The Board has affirmatively determined that all directors other than Mr. Swift are independent.
BOARD LEADERSHIP STRUCTURE

Board Chair	Independent Lead Director
The roles of CEO and Chairman of the Board (“Chairman”) are held by Christopher Swift. Mr. Swift has served as CEO since July 1, 2014, and was appointed Chairman on January 5, 2015. In late 2014, before Mr. Swift assumed the role of Chairman, the Board deliberated extensively on our board leadership structure, seeking feedback from shareholders and considering corporate governance analysis. The Board concluded then, and continues to believe, that our historical approach of combining the roles of CEO and Chairman while maintaining strong, independent board leadership is the optimal leadership structure for the Board to carry out its oversight of our strategy, business operations and risk management.
The Board believes other elements of our corporate governance structure ensure independent directors can perform their role as fiduciaries in the Board’s oversight of management and our business, and minimize any potential conflicts that may result from combining the roles of CEO and Chairman. For example:
• All directors other than Mr. Swift are independent;
• An empowered and engaged Lead Director provides independent Board leadership and oversight; and
• At each regularly scheduled Board meeting, the non-management directors meet in executive session without the CEO and Chairman present (six such meetings in 2024).
As part of its evaluation process, the Board reviews its leadership structure annually to ensure it continues to serve the best interests of shareholders and positions the Company for future success.

Whenever the CEO and Chairman roles are combined, our Corporate Governance Guidelines require the independent directors to elect an independent Lead Director. Trevor Fetter was elected our Lead Director in May 2017. The responsibilities and authority of the Lead Director include the following:
• Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
• Serving as a liaison between the CEO and Chairman and the non-management directors;
• Regularly conferring with the Chairman on matters of importance that may require action or oversight by the Board, ensuring the Board focuses on key issues and tasks facing The Hartford;
• Approving information sent to the Board and meeting agendas for the Board;
• Approving the Board meeting schedules to help ensure that there is sufficient time for discussion of all agenda items;
• Maintaining the authority to call meetings of the independent non-management directors;
• Approving meeting agendas and information for the independent non-management sessions and briefing, as appropriate, the Chairman on any issues arising out of these sessions;
• If requested by shareholders, ensuring that they are available, when appropriate, for consultation and direct communication; and
• Leading the Board’s evaluation process and discussion on board refreshment and director tenure, as well as setting and reviewing board goals.
The Board believes that these duties and responsibilities provide for strong independent Board leadership and oversight.

ANNUAL BOARD EVALUATION PROCESS
The Nominating Committee oversees the Board's multi-step evaluation process to ensure an ongoing, rigorous assessment of the Board’s effectiveness, composition and priorities and to inform the Board's succession planning. In addition to the full Board evaluation process, the standing committees of the Board undertake separate self-assessments on an annual basis.

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BOARD AND GOVERNANCE MATTERS
As part of a multi-year effort to enhance the evaluation process, the Board has adopted the following changes:
•2016 - Adopted individual director interviews led by the Lead Director and a mid-year review of progress against formal Board goals;
•2018 - Adopted third-party facilitated evaluations every three years, commencing in 2019, to promote more candid conversations, provide a neutral perspective, and help the Board benchmark its corporate governance practices; and
•2020 - Adopted individual director evaluations every three years, commencing in 2022, as part of the third-party facilitated Board evaluation.
In each case, the Board sought and considered shareholder feedback on the merits of these changes prior to adoption.

Board Evaluation and Development of Goals (May)	The Lead Director, or third-party evaluator, leads a Board evaluation discussion in an executive session guided by the Board’s self-assessment questionnaire and key themes identified through one-on-one discussions. The Board identifies successes and areas for improvement from the prior Board year and establishes formal goals for the year ahead.
Annual Corporate Governance Review / Shareholder Engagement Program (October to December)	The Nominating Committee performs an annual review of The Hartford's corporate governance policies and practices in light of best practices, recent developments and trends. In addition, the Nominating Committee reviews feedback on governance issues provided by shareholders during our annual shareholder engagement program.
Interim Review of Goals (December)	The Lead Director leads the Board's interim review of progress made against the goals established in May.
Board Self-Assessment Questionnaires (February)
The governance review and shareholder feedback inform the development of written questionnaires that the Board and its standing committees use to help guide self-assessment. The Board’s questionnaire covers a wide range of topics, including the Board’s:
• Fulfillment of its responsibilities under the Corporate Governance Guidelines;
• Effectiveness in overseeing our business plan, strategy and risk management;
• Leadership structure and composition;
• Relationship with management; and
• Processes to support the Board’s oversight function.

One-on-One Discussions (February to May)	The Lead Director, or third-party evaluator, meets individually with each independent director on Board effectiveness, dynamics and areas for improvement. Beginning in 2022, third-party led discussions also include directors' evaluations of their peers.
When the Lead Director led the Board evaluation session in May 2024, there was consensus that the Board is effectively overseeing the Company’s strategy and risk management. In addition, the Board reviewed the progress made during the board year, including “deep dive” reviews of each of the focus areas identified in its 2023-2024 goals. The Board also noted improvements to certain Board practices arising from prior evaluations, including the development of a standing strategic IT investment summary, an invitation for all directors to participate in the Audit Committee’s annual update on cybersecurity programs, increased director site visits and employee engagement, and enhancements to the materials prepared for each board meeting. There was also consensus around goals for the 2024-2025 Board year, which addressed specific priorities in areas of continuing focus, including peer-relative performance, innovation and technology, human capital management and Board structure and composition.

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BOARD AND GOVERNANCE MATTERS
BOARD COMPOSITION AND REFRESHMENT
DIRECTOR SUCCESSION PLANNING
The Nominating Committee is responsible for identifying and recommending to the Board candidates for Board membership. Throughout the year, the Nominating Committee considers the Board’s composition, skills and attributes to determine whether they are aligned with our long-term strategy and major risks, and each year devotes a session to board succession planning over a longer-term (generally three-year) period. The succession planning process is informed by the results of the Board and committee evaluation processes, as well as anticipated needs in light of The Hartford’s retirement policy (described below). To assist the Nominating Committee in identifying prospective Board nominees when undertaking a search, the Company retains an outside search firm. The Nominating Committee also considers candidates suggested by Board members, management and shareholders.

The Nominating Committee evaluates candidates against the standards and qualifications set forth in our Corporate Governance Guidelines as well as other relevant factors.

The graphic below illustrates our typical succession planning process, which begins with an assessment of the Board's current skills and attributes, and then identifies skills or attributes that are needed, or may be needed in the future, in light of the Company's strategy.

Overview of Director Search Process

Development of Candidate Specification	Screening of Candidates	Meeting With Candidates	Decision and Nomination
•Develop skills matrix to identify desired skills and attributes •Target areas of expertise aligned with our strategy	•Select outside search firms to lead process and/or consider internal or shareholder recommendations •Screen candidates for each specification identified	•Top candidates are interviewed by Nominating Committee members, other directors, and management •Finalist candidates undergo background and conflicts checks	•Nominating Committee recommendation of candidates and committee assignments to full Board •Board consideration and adoption of recommendation
DIRECTOR ONBOARDING AND ENGAGEMENT
All directors are expected to invest the time and energy required to gain an in-depth understanding of our business and strategy. Our director onboarding program is designed to reduce the learning curve for new members and enable them to provide meaningful contributions to the oversight of the Company as early in their tenures as possible. It consists of two phases. Phase one is designed to provide a solid foundation on our businesses, financial performance, strategy, risk and governance. New directors devote numerous briefing sessions with senior management to review key functional areas of the Company and their committee assignment responsibilities. Phase two is an opportunity for new directors to continue learning about the business at their discretion after they have been on the Board for six to twelve months.  Directors are afforded time to familiarize themselves with the Company so they can identify areas for additional education and development. In addition, we have formalized our board mentorship program to help integrate members with experienced directors. New directors are also encouraged to attend all committee meetings during their first year to help accelerate their understanding of the Company and the Board.

Our Board members also participate in Company activities and engage directly with our employees at a variety of events throughout the year, including participation in senior leadership team meetings, employee town halls and employee resource group meetings.
BOARD COMPOSITION AND DIRECTOR TENURE
The Nominating Committee strives for a Board that includes a mix of varying perspectives and breadth of experience. Newer directors bring fresh ideas and perspectives, while longer tenured directors bring extensive knowledge of our complex operations. As part of its annual evaluation process, the Board assesses its overall composition, including director tenure, and does not believe the independence of any director nominee is compromised solely due to Board tenure. The Board believes that its rigorous self-evaluation process (described above), combined with its mandatory retirement policy at age 75, are effective in promoting Board renewal, as demonstrated by the addition of ten new directors since 2015.

The chart below reflects the tenure range and average tenure of the director nominees standing for election.

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* As of April 10, 2025.

The Board believes a diverse membership with varying perspectives and breadth of experience is an important attribute of a well-functioning board and contributes to driving positive outcomes. The Nominating Committee considers diversity in the context of the Board as a whole and takes into account the range of perspectives the directors bring to their Board work. As part of its consideration of prospective nominees, the Board and the Nominating Committee monitor whether the directors as a group meet The Hartford’s criteria for the composition of the Board. In addition the Board's Corporate Governance Guidelines require that diverse candidates are included in the pool from which board candidates are selected. The director nominees standing for election at the date of the Annual Meeting of Shareholders are composed of 50% women and 30% people of color.
SHAREHOLDER PROPOSED NOMINEES
The Nominating Committee will consider director candidates recommended by shareholders using the same criteria described above. Shareholders may also directly nominate someone for election at an annual meeting. Nominations for director candidates are closed for 2025. To nominate a candidate at our 2026 Annual Meeting, notice must be received by our Corporate Secretary at the address below by February 20, 2026 and must include the information specified in our By-laws, including, but not limited to, the name of the candidate, together with a brief biography, an indication of the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of our Common Stock.

Pursuant to our proxy access By-law, a shareholder, or group of up to 20 shareholders, may nominate a director and have the nominee included in our proxy statement. The shareholder, or group collectively, must have held at least 3% of our Common Stock for three years in order to make a nomination, and may nominate as many as two directors, or a number of directors equal to 20% of the Board, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our By-laws. Notice of proxy access director nominees for inclusion in our 2026 proxy statement must be received by our Corporate Secretary at the address below no earlier than November 11, 2025 and no later than December 11, 2025.

In each case, submissions must be delivered or mailed to Terence Shields, Corporate Secretary, The Hartford Insurance Group, Inc., One Hartford Plaza, Hartford, CT 06155.

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BOARD AND GOVERNANCE MATTERS
COMMITTEES OF THE BOARD
The Board has four standing committees: the Audit Committee; the Compensation Committee; FIRMCo; and the Nominating Committee. The Board has determined that all of the members of the Audit Committee, the Compensation Committee and the Nominating Committee qualify as “independent” under applicable law, the listing standards of the NYSE and our Corporate Governance Guidelines. The current members of the Board, the committees on which they serve and the primary functions of each committee are identified below.

AUDIT COMMITTEE
CURRENT MEMBERS:* L. De Shon D. James (Chair) K. Winters MEETINGS IN 2024: 9
“During 2024, the Audit Committee maintained a heightened focus on technology risks, particularly cyber threats and advances in artificial intelligence. The Committee also dedicated significant attention to reviewing in-depth assessments of the overall risk and control environments across various lines of business and functional areas, including a strong emphasis on the IT control environment. Additionally, the Committee spent time evaluating management’s loss reserve estimates and addressing new disclosure requirements.”
Donna James, Committee Chair since 2024
ROLES AND RESPONSIBILITIES
• Oversees the integrity of the company's financial statements.
• Oversees accounting, financial reporting and disclosure processes and the adequacy of management’s systems of internal control over financial reporting.
• Oversees the company's relationship with, and performance of, the independent registered public accounting firm, including its qualifications and independence.
• Considers appropriateness of rotation of independent registered public accounting firm.
• Oversees the qualifications, independence and performance of the internal audit function.
• Oversees operational risk, business resiliency and cybersecurity.
• Oversees the company's compliance with legal and regulatory requirements and our Code of Ethics and Business Conduct.
• Discusses with management policies with respect to risk assessment and risk management.

* The Board has determined that all members are “financially literate” within the meaning of the listing standards of the NYSE and “audit committee financial experts” within the meaning of the SEC’s regulations.

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COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
CURRENT MEMBERS: C. Dominguez T. Fetter T. Roseborough V. Ruesterholz M. Winter (Chair) MEETINGS IN 2024: 6
“In 2024, the Compensation and Management Development Committee focused on the execution of key leadership appointments including the appointment of Mo Tooker as the Company’s President, as well as appointments resulting from the retirements of the Company’s General Counsel, Heads of Personal Insurance and Employee Benefits and Chief Underwriting Officer, affirming the Company's strategic succession planning and executive development and showcasing its exceptional talent pipeline. The Committee also oversaw the restructuring of the Claims function to report directly to the CEO, with Operations merging into IT. Additionally, executive stock ownership requirements were revised based on shareholder engagement feedback, enhancing transparency and mandating ownership levels.”
Matthew Winter, Committee Chair since 2021
ROLES AND RESPONSIBILITIES
• Oversees executive compensation and assists in defining an executive total compensation policy.
• Works with management to develop a clear relationship between pay levels, performance and returns to shareholders, and to align compensation structure with objectives.
• Has the authority to delegate, and has delegated to the Executive Vice President, Human Resources, or her designee, the authority to carry out administrative responsibilities under incentive compensation plans.
• Has sole authority to retain, compensate and terminate any consulting firm used to evaluate and advise on executive compensation matters.
• Considers independence standards required by the NYSE or applicable law prior to retaining compensation consultants, accountants, legal counsel or other advisors.
• Reviews initiatives and progress in the area of human capital management and of the company’s process and analysis for assessing pay equity.
• Reviews succession and continuity plans for the CEO and each member of the executive leadership team that reports to the CEO.
• Meets annually with a senior risk officer to discuss and evaluate whether incentive compensation arrangements create material risks to the Company.
• Responsible for compensation actions and decisions with respect to certain senior executives, as described in the Compensation Discussion and Analysis beginning on page 35.

FINANCE, INVESTMENT AND RISK MANAGEMENT COMMITTEE
CURRENT MEMBERS: L. De Shon (Chair) C. Dominguez T. Fetter D. James A. Rippert T. Roseborough V. Ruesterholz C. Swift M. Winter K. Winters MEETINGS IN 2024: 5
“In 2024, FIRMCo regularly reviewed the macroeconomic outlook and its implications for the Company’s investment portfolio, including private credit and commercial real estate, and insurance underwriting performance; emerging risks related to cyber insurance and the evolving external cyber threat environment; and insurance underwriting practices, including investments across technology, data and AI.”
Larry De Shon, Committee Chair since 2023
ROLES AND RESPONSIBILITIES
• Reviews and recommends changes to enterprise policies governing management activities relating to major risk exposures such as market risk; liquidity and capital requirements; insurance risks, including acts of terrorism and changing climate or weather patterns; and any other risk that poses a material threat to the strategic viability of the company.

• Reviews the company's overall risk appetite framework, which includes an enterprise risk appetite statement, risk preferences, risk tolerances, and an associated limit structure for each of the company's major risks.
• Reviews and recommends changes to financial, investment and risk management guidelines.
• Provides a forum for discussion among management and the entire Board of key financial, investment, and risk management matters.

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BOARD AND GOVERNANCE MATTERS

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Current Members: L. De Shon C. Dominguez D. James T. Roseborough (Chair) V. Ruesterholz MEETINGS IN 2024: 5
“In 2024, the Nominating and Corporate Governance Committee continued its focus on board composition and effectiveness. As a result of the Committee’s identification of candidates that would best complement the skills and attributes of the existing directors and position the Board to oversee the company's long-term strategy, the Board appointed two seasoned and highly successful leaders: Kathleen Winters, the former CFO of ADP, and Annette Rippert, the former CEO of the Strategy and Consulting group at Accenture. The Committee also continued its focus on ensuring strong sustainability governance practices, and its oversight of the Company’s political engagement and lobbying activities.”
Teresa Roseborough, Committee Chair since 2021
ROLES AND RESPONSIBILITIES
• Advises and makes recommendations to the Board on corporate governance matters.
• Considers potential nominees to the Board.
• Makes recommendations on the organization, size and composition of the Board and its committees.
• Considers the qualifications, compensation and retirement of directors.
• Reviews policies and reports on political contributions.
• Oversees the establishment, management and processes related to ESG activities.

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THE BOARD’S ROLE AND RESPONSIBILITIES
BOARD RISK OVERSIGHT
The Board has ultimate responsibility for risk oversight. We have a formal enterprise Risk Appetite Framework reviewed by the Board, which sets forth the Company's risk preferences, tolerances, and limits. Throughout 2024, the Board focused on the macroeconomic outlook and implications to the investment portfolio, and insurance underwriting performance and property catastrophe risk management. The Board also continued to focus on talent management, cybersecurity risk and sustainability.

The Board exercises its oversight function through its standing committees, each of which has primary risk oversight responsibility for all matters within the scope of its charter. Annually, each committee reviews and reassesses the adequacy of its charter and the Nominating Committee reviews all charters and recommends any changes to the Board for approval. The chart below provides examples of each committee’s risk oversight responsibilities.

BOARD OF DIRECTORS

AUDIT COMMITTEE • Financial reporting • Operational risk • Cybersecurity • Legal and regulatory compliance	COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE • Executive compensation • Talent acquisition, retention and development • Succession planning	FINANCE, INVESTMENT AND RISK MANAGEMENT COMMITTEE • Insurance risk • Market risk • Liquidity and capital requirements • Climate risk	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE • Governance policies and procedures • Board organization and membership • Sustainability governance

In addition to the risks identified above, FIRMCo oversees the investment, financial, and risk management activities of the Company and has oversight of all risks that do not fall within the oversight responsibility of any other standing committee. FIRMCo meets at each regular Board meeting and is briefed on the company's risk profile and risk management activities. In addition, the Audit Committee discusses with management policies with respect to risk assessment and risk management.

For a detailed discussion of management's day-to-day management of risks, including sources, impact, and management of specific categories of risk, as well as information on oversight of risks related to safeguarding the Company’s data and maintaining the availability of our systems in the event of cyber or other information security incidents, see Part II - Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations and the “Cybersecurity” discussion in Part I - Item 1C in our Annual Report on Form 10-K for the year ended December 31, 2024.
BOARD AND SHAREHOLDER MEETING ATTENDANCE
During 2024, the Board met 6 times, with each of the directors attending 75% or more of the aggregate number of meetings of the Board and the committees on which they served. We encourage our directors to attend the Annual Meeting of Shareholders, and all directors attended the virtual Annual Meeting of Shareholders held on May 15, 2024.
SHAREHOLDER ENGAGEMENT
Our Board and management value shareholder views and engage with shareholders in different ways throughout the year to solicit feedback. Management routinely speaks with analysts and investors at investor conferences and other formal events, as well as in group and one-on-one meetings. In addition, management and our Lead Director engage with shareholders on governance, compensation and sustainability issues to understand their concerns and ensure our practices align with shareholder interests. In the fall of 2024, management reached out to shareholders representing approximately 55% of shares outstanding and had discussions with, or received written feedback from, shareholders representing approximately 49% of shares outstanding. As a

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BOARD AND GOVERNANCE MATTERS
result of shareholder feedback received in 2024 and prior years, and an analysis of governance trends and best practices, the Board and management took several important actions in 2024 and 2025 to enhance the company's corporate governance practices.

What we heard from shareholders	Actions taken
Recognition of the increased demands on public company directors' time, and support for reducing the number of boards permitted under overboarding policies.	Amended the company's Corporate Governance Guidelines to lower the overboarding threshold for non-CEO directors from four boards (in addition to The Hartford) to three.
Support for shareholders' right to call a special meeting at a reasonable threshold.
Amended the company's By-Laws to allow shareholders who own at least 25% of the Company’s common stock to require that the Company call a special meeting of shareholders (see page 11 for more details).

Support for more rigorous stock ownership requirements and increased disclosure.	Adopted a revised stock ownership and retention policy and increased disclosure about which forms of equity are recognized for adherence (see page 50 for more details).
TALENT DEVELOPMENT AND SUCCESSION PLANNING
Talent development and succession planning are important parts of the Board’s governance responsibilities. The CEO and independent directors conduct an annual review of succession and continuity plans for the CEO. Succession planning includes the identification and development of potential successors, policies and principles for CEO selection, and plans regarding succession in the case of an emergency or the retirement of the CEO. Each year, the Compensation Committee reviews succession and continuity plans for the CEO and each member of the executive leadership team that reports to the CEO. The Compensation Committee’s charter requires that it discuss the results of these reviews with the independent directors and/or the CEO. However, given the importance of the topic and the engagement of the full Board on the issue, all directors are invited to these sessions. The full Board routinely meets and interacts with employees who have been identified as potential future leaders of the Company.

In recent years, the Board's robust talent development and succession planning efforts have resulted in the appointment of Mo Tooker as the Company’s President, as well as internal promotions resulting from the retirements of the Company’s General Counsel, Heads of Personal Insurance and Employee Benefits and Chief Underwriting Officer.
BUSINESS ETHICS AND CONDUCT

“We always strive to act with integrity and honesty and be accountable in everything we do.”
The Hartford's Code of Ethics and Business Conduct
Striving to do the right thing every day and in every situation is fundamental to our culture, and we are proud that we have received the following honors:
•Recognized fifteen times by The Ethisphere® Institute as one of the “World’s Most Ethical Companies”
•Listed on JUST Capital and CNBC's list of America's Most "JUST" Companies for 2025 (seventh straight year recognized on the JUST 100 list)

We have adopted a Code of Ethics and Business Conduct, which applies to all employees, including our chief executive officer, chief financial officer and controller. We have also adopted a Code of Ethics and Business Conduct for Members of the Board of Directors (the “Board Code of Ethics”), which was revised last year to reinforce and strengthen whistlebower protections. These codes require that all of our employees and directors engage in honest and ethical conduct in performing their duties, provide guidelines for the ethical handling of actual or apparent conflicts of interest, and provide mechanisms to report unethical conduct. All employees certify annually that they have read the Code and fully understand their responsibilities. Directors certify compliance with the Board Code of Ethics annually.

We provide our employees with a comprehensive and ongoing educational program, including courses on our Code of Ethics and Business Conduct, potential conflicts of interest, privacy and information protection, marketplace conduct, and ethical decision-making. Hotlines and online portals have been established for employees, vendors, or others to raise potential code violations, including through anonymous reporting. Employees are encouraged to speak up whenever they have an ethics or compliance concern or question, and The Hartford's zero-tolerance policy for retaliation is strictly enforced.

INSIDER TRADING POLICY
We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules, and regulations. In furtherance of this commitment, the Company has adopted an insider trading policy and procedures governing the purchase, sale, and other transactions involving our securities by the Company and its directors, officers, and employees that we

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BOARD AND GOVERNANCE MATTERS
believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the NYSE listing standards. For more information about our insider trading policy, please see the full text of the Insider Trading Policy, a copy of which was filed as Exhibit 19.01 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
POLITICAL ACTIVITIES
In 2024, The Hartford was again recognized as a top tier company and "trendsetter" in the CPA-Zicklin Index of Corporate Political Disclosure and Accountability for our clear disclosure of political spending, policies in place and oversight and governance of those policies. We believe in supporting the institutions that underlie a healthy democracy and the value of robust civic discourse. As a company, we follow a principled approach to determining when we engage in public policy. We do so when we have a legitimate and authentic interest as an insurance company and employer. We also seek to align our engagement with our values, stated goals and stakeholders. We are transparent about our political activities, and remain committed to robust disclosure.

The Nominating Committee reviews the Company's political and lobbying policies and reports of political contributions annually. As part of our Code of Ethics and Business Conduct, we do not make corporate contributions to political candidates or parties, and we require that no portion of our dues paid to trade associations be used for political contributions. We do allow the use of corporate resources for non-partisan political activity, including voter education and registration. We have two political action committees (“PACs”), The Hartford Advocates Fund and The Hartford Advocates Federal Fund. The PACs are solely funded by voluntary contributions from eligible employees in management-level roles and directors. The PACs support candidates for federal and state office who are willing to listen to and understand our priorities, and promote practical, reasonable solutions to key public policy challenges. The PACs contribution guidelines have been expanded to include a focus on policymakers who demonstrate a record of operating in a bipartisan manner. The PACs also formalized a commitment to proactively educate lawmakers on The Hartford’s core values. Lastly, the PACs are driving increased transparency into our contribution strategy across the entire enterprise by providing the following information on its website: (1) contributions made by The Hartford's PACs; (2) our policy on corporate contributions for political purposes; and (3) annual dues, assessments and contributions of $25,000 or more to trade associations and coalitions. To learn more, please access our most current Political Activities Report, at https://ir.thehartford.com/corporate-governance/political-engagement.
SUSTAINABILITY
The Hartford is actively implementing business, talent and engagement strategies that we believe will maximize our ability to drive sustainable value creation. Our approach to corporate sustainability focuses on developing innovative business strategies and solutions that address the current needs of our stakeholders while ensuring we are prepared to meet future demands. We believe innovation is essential for continued success, and we are committed to insuring the economy of tomorrow. By adopting a long-term perspective, we seize opportunities and navigate risks arising from sustainability issues. These principles are integrated into our business operations to drive value creation for all stakeholders, fostering sustainable, long-term performance for our shareholders.

Sustainability Governance
Under our Corporate Governance Guidelines, the full Board retains oversight responsibility for The Hartford's sustainability matters, including climate-risk issues. Specifically, the Board has the goal of overseeing the company’s journey to operationalizing and embedding sustainability principles into broader enterprise strategy – adapting to the continued rise of stakeholder capitalism and how business lines are managing sustainability risks and seizing opportunities. In addition to the Board's oversight responsibility of substantive sustainability topics, the Nominating Committee retains oversight of the company’s sustainability governance framework.

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BOARD AND GOVERNANCE MATTERS
DIRECTOR COMPENSATION
We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. Members of the Board who are employees of The Hartford or its subsidiaries are not compensated for service on the Board or any of its committees.
For the 2024-2025 Board service year, non-management directors received a $115,000 annual cash retainer and a $190,000 annual equity grant of restricted stock units (“RSUs”). In September 2023, following a market assessment by our independent compensation consultant, the Board increased the annual cash retainer from $110,000 to $115,000 and the annual equity grant from $180,000 to $190,000 to bring those retainers to market levels effective for the 2024-2025 Board service year.
ANNUAL CASH FEES
Cash compensation for the 2024-2025 Board service year beginning on May 15, 2024, the date of the 2024 Annual Meeting of Shareholders, and ending on May 21, 2025, the date of the 2025 Annual Meeting, is set forth below. Directors may elect to defer all or part of the annual Board cash retainer and any Committee Chair or Lead Director cash retainer into RSUs, to be distributed as common stock following the end of the director’s Board service.

Director Compensation Program	Annual Cash Compensation
Annual Cash Retainer	$115,000
Committee Chair Retainer: Audit	$35,000
Committee Chair Retainer: FIRMCo	$35,000
Committee Chair Retainer: Compensation	$30,000
Committee Chair Retainer: Nominating	$25,000
Lead Director Retainer	$50,000
ANNUAL EQUITY GRANT
In 2024, directors received an annual equity grant of $190,000, payable solely in RSUs pursuant to The Hartford 2020 Stock Incentive Plan. Directors may not sell, exchange, transfer, pledge, or otherwise dispose of the RSUs.

The RSUs vest and are distributed as common stock at the end of the Board service year, unless the director has elected to defer distribution until the end of Board service. Resignation from the Board will result in a forfeiture of all unvested RSUs at the time of such resignation unless otherwise determined by the Compensation Committee. However, RSUs will automatically vest upon the occurrence of any of the following events: (a) retirement from service on the Board in accordance with our Corporate Governance Guidelines; (b) death of the director; (c) total disability of the director; (d) resignation by the director under special circumstances where the Compensation Committee, in its sole discretion, consents to waive the remaining vesting period; or (e) a “change of control,” as defined in the 2020 Stock Incentive Plan. Outstanding RSUs are credited with dividend equivalents equal to dividends paid to holders of our common stock.
OTHER
We provide each director with $100,000 of group life insurance coverage and $750,000 of accidental death and dismemberment and permanent total disability coverage while they serve on the Board. We also reimburse directors for travel and related expenses they incur in connection with their Board and committee service.
STOCK OWNERSHIP GUIDELINES AND RESTRICTIONS ON TRADING
The Board has established stock ownership guidelines for each director to obtain, by the third anniversary of the director’s appointment to the Board, an ownership position in our common stock equal to five times the total annual cash retainer (including cash retainers paid for committee chair or Lead Director responsibilities). All directors with at least three years of Board service met the stock ownership guidelines as of December 31, 2024.

Our insider trading policy contains a robust prohibition against directors engaging in hedging, monetization, derivative, speculative and similar transactions involving company securities, including holding stock in a margin account or pledging stock as collateral for a loan, and permits directors to engage in transactions involving The Hartford's equity securities only through: (1) a pre-established trading plan pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or (2) during “trading windows” of limited duration following: (a) the public release of the Company's financial results for the most recently completed fiscal period, and (b) a determination by the Company that the director is not in possession of material non-public information. Even if pre-clearance is granted, directors must make an independent determination that they do not possess material non-public information. In addition, our insider trading policy grants us the ability to suspend trading of our equity securities by directors.

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DIRECTOR SUMMARY COMPENSATION TABLE
We paid the following compensation to directors for the fiscal year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Larry D. De Shon	150,000	190,000	2,159	342,159
Carlos Dominguez	115,000	190,000	2,159	307,159
Trevor Fetter	165,000	190,000	1,427	356,427
Donna James(3)	144,300	190,000	2,159	336,459
Edmund Reese(4)	115,000	—	750	115,750
Teresa W. Roseborough	140,000	190,000	2,159	332,159
Virginia P. Ruesterholz	115,000	190,000	1,427	306,427
Matthew E. Winter	145,000	190,000	2,159	337,159
Kathleen A. Winters(5)	115,000	190,000	893	305,893
Greig Woodring(6)	120,800	190,000	2,311	313,111
(1)Director Fetter elected to receive deferred vested RSUs in lieu of cash compensation. The vested RSUs will be distributed as common stock following the end of the director's Board service.
(2)These amounts reflect the aggregate grant date fair value (as computed in accordance with FASB ASC Topic 718) of RSU awards granted during the fiscal year ended December 31, 2024.
(3)Donna James replaced Greig Woodring as Audit Committee chair in July 2024, resulting in a pro rata Audit Committee Chair Retainer of $29,300 for 10 months service.
(4)Mr. Reese resigned from the Board effective May 31, 2024.
(5)Ms. Winters’ fees were paid directly to Winters Advisory Inc., an entity controlled by Ms. Winters.
(6)Mr. Woodring resigned from the Board effective September 4, 2024.

DIRECTOR COMPENSATION TABLE—OUTSTANDING EQUITY
The following table shows the number and value of unvested equity awards outstanding as of December 31, 2024. The value of these unvested awards is calculated using a market value of $109.40, the NYSE closing price per share of our common stock on December 31, 2024. The numbers have been rounded to the nearest whole dollar or share. The following table does not include vested RSUs granted at a director's election in lieu of the annual cash retainer.

	Stock Awards(1)
Name	Stock Grant Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Larry D. De Shon	7/29/2024	1,733	189,590
Carlos Dominguez	7/29/2024	1,733	189,590
Trevor Fetter	7/29/2024	1,733	189,590
Donna James	7/29/2024	1,733	189,590
Teresa W. Roseborough	7/29/2024	1,733	189,590
Virginia P. Ruesterholz	7/29/2024	1,733	189,590
Matthew E. Winter	7/29/2024	1,733	189,590
Kathleen Winters	7/29/2024	1,733	189,590
(1)Additional stock ownership information is set forth in the beneficial ownership table on page 73.
(2)The RSUs were granted on July 29, 2024, the second trading day following the filing of our Form 10-Q for the quarter ended June 30, 2024.
(3)The number of RSUs for each award was determined by dividing $190,000 by $110.09, the closing price of our common stock as reported on the NYSE on the date of the award. The number shown also reflects dividend equivalents credited to outstanding RSUs. The RSUs will vest on May 21, 2025, and will be distributed at that time in shares of the Company’s common stock unless the director had previously elected to defer distribution of all or a portion of their annual RSU award until the end of Board service.  Directors Fetter, James and Winters have made elections to defer distribution of 100% of their RSU award.

2025 Proxy Statement	23

BOARD AND GOVERNANCE MATTERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board has adopted a Policy for the Review, Approval or Ratification of Transactions with Related Persons. This policy requires our directors and Section 16 executive officers to promptly disclose any actual or potential material conflict of interest to the Chair of the Nominating Committee and the Chairman for evaluation and resolution. If the transaction involves a Section 16 executive officer or an immediate family member of a Section 16 executive officer, the matter must also be disclosed to our General Auditor or Director of Compliance for evaluation and resolution.

We did not have any transactions requiring review under this policy during 2024.
COMMUNICATING WITH THE BOARD
Shareholders and other interested parties may communicate with directors by contacting Terence Shields, Corporate Secretary of The Hartford Insurance Group, Inc., One Hartford Plaza, Hartford, CT 06155. The Corporate Secretary will relay appropriate questions or messages to the directors. Only items related to the duties and responsibilities of the Board will be forwarded.

Anyone interested in raising a complaint or concern regarding accounting issues or other compliance matters directly with the Audit Committee may do so anonymously and confidentially by contacting EthicsPoint:

By internet	By telephone	By mail

Visit 24/7 www.ethicspoint.com	1-866-737-6812 (U.S. and Canada) 1-866-737-6850 (all other countries)	The Hartford c/o EthicsPoint P.O. Box 230369 Portland, Oregon 97281

24	www.thehartford.com

BOARD AND GOVERNANCE MATTERS
DIRECTOR NOMINEES
Ten individuals will be nominated for election as directors at the Annual Meeting. The terms of office for each elected director will run until the next annual meeting of shareholders and until their successor is elected and qualified, or until their earlier death, retirement, resignation or removal from office.

In accordance with our Corporate Governance Guidelines, each director has submitted a contingent, irrevocable resignation that the Board may accept if the director fails to receive more votes “for” than “against” in an uncontested election. In that situation, the Nominating Committee (or another committee comprised of at least three non-management directors) would make a recommendation to the Board about whether to accept or reject the resignation. The Board, not including the subject director, will act on this recommendation within 90 days from the date of the Annual Meeting, and we will publicly disclose the Board's decision promptly thereafter.

If for any reason a nominee should become unable to serve as a director, either the shares of common stock represented by valid proxies will be voted for the election of another individual nominated by the Board, or the Board will reduce the number of directors in order to eliminate the vacancy.

The Nominating Committee believes that each director nominee has an established record of accomplishment in areas relevant to our business and objectives, and possesses the characteristics identified in our Corporate Governance Guidelines as essential to a well-functioning and deliberative governing body, including integrity, independence and commitment. Other experience, qualifications and skills the Nominating Committee looks for include the following:

Experience / Qualification	Relevance to The Hartford
Leadership	Experience in significant leadership positions provides us with new insights, and demonstrates key management disciplines that are relevant to the oversight of our business.
Insurance and Financial Services Industries	Extensive experience in the insurance and financial services industries provides an understanding of the complex regulatory and financial environment in which we operate and is highly important to strategic planning and oversight of our business operations.
Digital/Technology	Expertise in digital and technology, including artificial intelligence and data, is important in light of the speed of digital progress and the development of disruptive technologies both in the insurance industry and more broadly.
Corporate Governance	An understanding of organizations and governance supports management accountability, transparency and protection of shareholder interests.
Risk Management	Risk management experience is critical in overseeing the risks we face today and those emerging risks that could present in the future.
Finance and Accounting	Finance and accounting experience is important in understanding and reviewing our business operations, strategy and financial results.
Business Operations and Strategic Planning	An understanding of business operations and processes, and experience making strategic decisions, are critical to the oversight of our business, including the assessment of our operating plan and business strategy.
Regulatory	An understanding of laws and regulations is important because we operate in a highly regulated industry and we are directly affected by governmental actions.
Human Capital Management	We place great importance on attracting and retaining superior talent, and motivating employees to achieve desired enterprise and individual performance objectives.
The Nominating Committee believes that our current Board is a diverse group whose collective experiences and qualifications bring a variety of perspectives to the oversight of The Hartford. All of our directors hold, or have held, senior leadership positions in large, complex corporations and/or charitable and not-for-profit organizations. In these positions, they have demonstrated their leadership, intellectual and analytical skills and gained deep experience in core disciplines significant to their oversight responsibilities on our Board. Their roles in these organizations also permit them to offer senior management a diverse range of perspectives about the issues facing a complex financial services company like The Hartford. Key qualifications, skills and experience our independent directors bring to the Board that are important to the oversight of The Hartford are identified and described in the matrix and nominee biographies below:

2025 Proxy Statement	25

BOARD AND GOVERNANCE MATTERS

Independent Director:	Larry De Shon	Carlos Dominguez	Trevor Fetter	Donna James	Annette Rippert	Teresa Roseborough	Virginia Ruesterholz	Matthew Winter	Kathleen Winters
COMPETENCIES
Public Company CEO/ President Experience	✓	✓	✓				✓	✓
CFO Experience/Finance and Accounting	✓		✓	✓				✓	✓
Leadership Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Insurance Industry Experience				✓		✓		✓
Financial Services Industry Experience				✓		✓		✓	✓
Digital/ Technology	✓	✓			✓		✓		✓
Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓
Risk Management	✓	✓	✓	✓	✓	✓	✓	✓	✓
Business Operations/ Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓
Regulatory			✓	✓		✓	✓	✓	✓
Human Capital Management	✓	✓	✓	✓	✓	✓	✓	✓	✓

LARRY D. DE SHON INDEPENDENT
Professional highlights:
• Avis Budget Group, Inc.
–President (2017-2019)
–Chief Executive Officer and Chief Operating Officer (2016-2019)
–President and Chief Operating Officer (Oct. 2015-Dec. 2015)
–President, International (2011-Oct. 2015)
–Executive Vice President, Operations (2006-2011)
• UAL Corporation (parent of United Airlines)
–Positions of increasing responsibility, including Senior Vice President positions in marketing, on-board service and global airport operations (1978-2006)
Director since: 2020 Age: 65 Committees: • Audit • FIRMCo (Chair) • Nominating Other public company directorships: • United Rentals, Inc. (2021-present) • Air New Zealand (2020-present)
Skills and qualifications relevant to The Hartford:
As a former chief executive officer and director of Avis Budget Group, Mr. De Shon provides extensive leadership and corporate governance experience, deep operating skills and international expertise. He has successfully led organizations through times of disruption and global transformations, developed innovative solutions to strengthen his companies’ positions in the marketplace and modernized systems for better customer and employee experiences. At Avis Budget Group Mr. De Shon created the first end-to-end digital car rental experience, migrated the platform to the cloud, and built one of the largest connected car fleets in the world. In addition, he oversaw businesses in Europe, the Middle East, Africa, Asia, Australia and New Zealand. Prior to joining Avis, Mr. De Shon had a 28-year career with United Airlines, most recently leading an organization of 23,000 employees in 29 countries.

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BOARD AND GOVERNANCE MATTERS

CARLOS DOMINGUEZ INDEPENDENT
Professional highlights:
• Sprinklr Inc.
–Vice Chairman of the Board and Lead Evangelist (2020-2022)
–President (2015-2020)
–Chief Operating Officer (2015-2018)
• Cisco Systems, Inc.
–Senior Vice President, Office of the Chairman and Chief Executive Officer (2008-2015)
–Senior Vice President, Worldwide Service Provider Operations (2004-2008)
–Vice President, U.S. Network Services Provider Sales (1999-2004)
–Positions of increasing responsibility in operations and sales (1992-1999)
Director since: 2018 Age: 66 Committees: • Compensation • FIRMCo • Nominating Other public company directorships: • PROS Holdings, Inc. (2020-2024)
Skills and qualifications relevant to The Hartford:
Mr. Dominguez has more than 30 years of enterprise technology experience. He provides extensive and relevant digital expertise as The Hartford focuses on data analytics and digital capabilities to continuously improve the way it operates and delivers value to customers. As President of Sprinklr Inc., Mr. Dominguez guided strategic direction and led the marketing, sales, services, and partnerships teams for a leading social media management company. Prior to joining Sprinklr, he spent seven years as a technology representative for the Chairman and CEO of Cisco Systems, Inc. In this role, Mr. Dominguez engaged with senior executives in the Fortune 500 and government leaders worldwide, sharing insights on how to leverage technology to enhance and transform their businesses. In addition, he led the creation and implementation of Cisco's Innovation Academy, which delivered innovation content to Cisco employees globally.

TREVOR FETTER INDEPENDENT — LEAD DIRECTOR
Professional highlights:
• Senior Lecturer, Harvard Business School (Jan. 2019-present)
• Tenet Healthcare Corporation
–Chairman (2015-2017)
–Chief Executive Officer (2003-2017)
–President (2002-2017)
• Chairman and Chief Executive Officer, Broadlane, Inc. (2000-2002)
• Chief Financial Officer, Tenet Healthcare Corporation (1996-2000)
Director since: 2007 Age: 65 Committees: • Compensation • FIRMCo Other public company directorships: • None
Skills and qualifications relevant to The Hartford:
Mr. Fetter has nearly two decades of experience as chief executive officer of public and private companies. He has demonstrated his ability to lead the management, strategy and operations of complex organizations. As a Senior Lecturer at Harvard Business School, he teaches leadership and corporate accountability and financial reporting and control. He provides significant experience in corporate finance and financial reporting acquired through senior executive finance roles, including as a chief financial officer of a publicly traded company. He has experience navigating complex regulatory frameworks as the president and chief executive officer of a highly-regulated, publicly traded healthcare company. Since 2017, Mr. Fetter has served as The Hartford's lead director, providing strong independent Board leadership. He also has extensive corporate governance expertise from his service as director of large public companies, including four years as Chairman of the Board’s Nominating and Corporate Governance Committee.

2025 Proxy Statement	27

BOARD AND GOVERNANCE MATTERS

DONNA A. JAMES INDEPENDENT
Professional highlights:
• Lardon & Associates, LLC
–President and Chief Executive Officer (2006-present)
• Nationwide Mutual Insurance and Financial Services
–President, Nationwide Strategic Investments (2003-2006)
–Positions of increasing responsibility, including Executive Vice President – Chief Administrative Officer; Co-President Shared Services; Executive Vice President Human Resource; and Vice President Office of the Chief Executive Officer (1993-2003)

Director since: 2021
Age: 67
Committees:
• Audit (Chair)
• FIRMCo
• Nominating

Other public company directorships:
• Boston Scientific, Inc. (2015-2023)
• Victoria's Secret (2021-present)
• American Electric Power (2022-present*)
• L Brands, Inc. (2003-2021)

Skills and qualifications relevant to The Hartford:
Ms. James brings to the Board extensive insurance-industry experience in a range of functions, including accounting, investing, operations, treasury and human resources. She is president and CEO of Lardon & Associates, a business-advisory firm specializing in corporate governance, new business development, strategy, and financial and risk management. She had a 25-year career with Nationwide Mutual Insurance Company, culminating in the role of president of strategic investments. Before that, she held a variety of positions, including chief administrative officer, chief human resources officer, assistant to the CEO and director of operations and treasury services. Ms. James has significant corporate governance experience by virtue of her service on several major public company boards, including as audit committee chair.
* Ms. James will not stand for reelection at American Electric Power's 2025 Annual Meeting of Shareholders on April 29, 2025

ANNETTE RIPPERT INDEPENDENT
Professional highlights: • Accenture plc –Chief Executive Officer, Strategy and Consulting (2020-2022) –Positions of increasing responsibility in technology, communications, and media (1986-2020)	Director since: 2025 Age: 59 Committees: • FIRMCo Other public company directorships: • Open Text Corporation (2024-present)
Skills and qualifications relevant to The Hartford:
Ms. Rippert brings to the Board extensive experience as the retired CEO of the Strategy and Consulting group at Accenture, where she transformed a $15 billion portfolio of advisory services by accelerating the use of artificial intelligence and data analytics to drive new and differentiated growth. She also led numerous strategic acquisitions to expand Accenture’s advisory services while successfully driving reskilling and other human-capital-management strategies critical to the success of Accenture’s growth agenda. Ms. Rippert spent her career with Accenture in roles of increasing responsibility, including leading the North America Technology business, the company’s largest market, and serving as the Technology and Innovation Lead for Accenture Federal Services, overseeing growth initiatives in digital, cloud and emerging technologies.

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BOARD AND GOVERNANCE MATTERS

TERESA WYNN ROSEBOROUGH INDEPENDENT
Professional highlights:
• Executive Vice President, General Counsel and Corporate Secretary, The Home Depot (2011-present)
• Senior Chief Counsel Compliance & Litigation and Deputy General Counsel, MetLife, Inc. (2006-2011)
• Partner, Sutherland, Asbill & Brennan LLP (1996-2006)
• Deputy Assistant Attorney General, Office of Legal Counsel, U.S. Department of Justice (1994-1996)
Director since: 2015 Age: 66 Committees: • Compensation • FIRMCo • Nominating (Chair) Other public company directorships: • None
Skills and qualifications relevant to The Hartford:
Ms. Roseborough has over three decades of experience as a senior legal advisor in government, law firm and corporate settings. She has experience as a senior leader responsible for corporate compliance matters at major publicly traded companies and as an attorney focused on complex litigation matters, including before the U.S. Supreme Court. She provides extensive regulatory experience acquired as a government attorney providing legal counsel to the White House and all executive branch agencies, as well as corporate governance expertise from service as General Counsel and Corporate Secretary of a publicly-traded company. Ms. Roseborough also has in-depth knowledge of the financial services industry gained through senior legal positions at MetLife, Inc., a major provider of insurance and employee benefits.

VIRGINIA P. RUESTERHOLZ INDEPENDENT
Professional highlights:
• Verizon Communications, Inc.
–Executive Vice President (Jan. 2012-Jul. 2012)
–President, Verizon Services Operations (2009-2011)
–President, Verizon Telecom (2006-2008)
–President, Verizon Partner Solutions (2005-2006)
• Positions of increasing responsibility in operations, sales and customer service, New York Telephone (1984-2005)
Director since: 2013 Age: 63 Committees: • Compensation • FIRMCo • Nominating Other public company directorships: • Bed Bath & Beyond Inc. (2017-2022)
Skills and qualifications relevant to The Hartford:
Ms. Ruesterholz has held a variety of senior executive positions, including as Executive Vice President at Verizon Communications and President of the former Verizon Services Operations. As a senior leader of a Fortune 100 company, she has held principal oversight responsibility for key strategic initiatives, navigated the regulatory landscape of large-scale operations, and led an organization with over 25,000 employees. Ms. Ruesterholz provides vast experience in large-scale operations, including sales and marketing, customer service, technology and risk management. Ms. Ruesterholz also brings to the Board substantial financial and strategic expertise acquired as president of various divisions within Verizon and is currently a Trustee of the Board of Stevens Institute of Technology where she served as Chairman of the Board from 2013-2018.

2025 Proxy Statement	29

BOARD AND GOVERNANCE MATTERS

CHRISTOPHER J. SWIFT — CHAIRMAN
Professional highlights:
• The Hartford Insurance Group, Inc.
–Chairman (2015-present)
–Chief Executive Officer (2014-present)
–Executive Vice President and Chief Financial Officer (2010-2014)
• Vice President and Chief Financial Officer, Life and Retirement Services, American International Group, Inc. (2003-2010)
• Partner, KPMG, LLP (1999-2003)
• Executive Vice President, Conning Asset Management, General American Life Insurance Company (1997-1999)
• KPMG, LLP
–Partner (1993-1997)
–Auditor (1983-1993)
Director since: 2014 Age: 64 Committees: • FIRMCo Other public company directorships: • Citizens Financial Group, Inc. ( 2021-present)
Skills and qualifications relevant to The Hartford:
Mr. Swift has over 30 years of experience in the financial services industry, with a focus on insurance. As Chairman and CEO of The Hartford, he brings to the Board unique insight and knowledge into the complexities of our businesses, relationships, competitive and financial positions, senior leadership and strategic opportunities and challenges. Mr. Swift leads the execution of our strategy, directs capital management actions and strategic investments, and oversees the continuous strengthening of the Company’s leadership pipeline. In his prior role as The Hartford's Chief Financial Officer, he led the team that developed the Company’s go-forward strategy. He is a certified public accountant with experience working at a leading international accounting firm, including serving as head of its Global Insurance Industry Practice.

MATTHEW E. WINTER INDEPENDENT
Professional highlights:
• The Allstate Corporation
–President (2015-2018)
–President, Allstate Personal Lines (2013-2015)
–President and Chief Executive Officer, Allstate Financial (2009-2012)
• American International Group, Inc.
–Vice Chairman (Apr. 2009-Oct. 2009)
–President and CEO, of AIG American General (2006-2009)
• Massachusetts Mutual Life Insurance Company
–Executive Vice President (2002-2006)
–Positions of increasing responsibility (1996-2002)
Director since: 2020 Age: 68 Committees: • Compensation (Chair) • FIRMCo Other public company directorships: • ADT Inc. (2018-present) • H&R Block, Inc. (2017-present)
Skills and qualifications relevant to The Hartford:
As President of The Allstate Corporation, Mr. Winter oversaw the complete range of Allstate’s P&C and life insurance products and was responsible for business operations, including field offices located across the U.S. and in Canada, and distribution through Allstate and independent agencies. He brings to the Board significant expertise in areas relevant to our business, including operations, distribution and risk management, gained from over 25 years as a senior leader in the insurance industry. Before joining Allstate, Mr. Winter held numerous senior executive positions at large insurance providers, including as vice chairman of American International Group, where he was responsible for a number of business units with global reach; and executive vice president at Massachusetts Mutual Life Insurance Company, where he led the company's domestic insurance businesses. In addition, he spent more than 12 years on active duty with the United States Army and also practiced law for several years before joining the insurance industry.

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BOARD AND GOVERNANCE MATTERS

KATHLEEN WINTERS INDEPENDENT
Professional highlights:
• Automatic Data Processing, Inc.
–Vice President and Chief Financial Officer (2019-2021)
• MSCI, Inc.
–Chief Financial Officer (2016-2019)
• Honeywell International Inc.
–Vice President and Chief Financial Officer (2012-2016)
–Positions of increasing responsibility in finance, accounting and business analysis and planning (2002-2012)
• PricewaterhouseCoopers, LLP
–Senior Manager, Technology Information Communications and Entertainment Practice (1989-2001)
Director since: 2024 Age: 57 Committees: • Audit • FIRMCo Other public company directorships: • Global Business Travel Group, Inc. (2022-present) • Definitive Healthcare Corp. (2021-present)
Skills and qualifications relevant to The Hartford:
Ms. Winters is the former chief financial officer for Automatic Data Processing, Inc. (ADP), where she drove transformation with a focus on financial and operational performance. Ms. Winters brings to the Board a combination of C-suite experience, deep financial expertise, and a focus on business growth and profitability. Prior to ADP, Winters also served as chief financial officer for MSCI, Inc. Previously, she held a series of roles of increasing responsibility at Honeywell International, Inc., culminating in her role as chief financial officer for Performance Materials and Technologies. Winters began her career at PricewaterhouseCoopers, LLP, where she served as a senior manager in the Technology Information Communications and Entertainment Practice. Ms. Winters is also an experienced independent director, currently serving on the boards of Global Business Travel Group, Inc. and Definitive Healthcare Corp.

2025 Proxy Statement	31

AUDIT MATTERS

ITEM 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with its Board-approved charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the company’s financial statements. The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. Deloitte has been retained as the Company’s independent registered public accounting firm since 2002. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

In selecting Deloitte for fiscal year 2025, the Audit Committee carefully considered, among other items:
• The professional qualifications of Deloitte, the lead audit partner and other key engagement partners;
• Deloitte’s depth of understanding of the Company’s businesses, accounting policies and practices and internal control over financial reporting;
• Deloitte’s quality controls and its processes for maintaining independence; and
• The appropriateness of Deloitte’s fees for audit and non-audit services.

The Audit Committee oversees and is ultimately responsible for the outcome of audit fee negotiations associated with the Company’s retention of Deloitte. In addition, when a rotation of the audit firm’s lead engagement partner is mandated, the Audit Committee and its chair are directly involved in the selection of Deloitte’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Deloitte to serve as the Company’s independent external auditor is in the best interests of the Company and its investors.

Although shareholder ratification of the appointment of Deloitte is not required, the Board requests ratification of this appointment by shareholders. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte.

Representatives of Deloitte will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

✓
The Board recommends that shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table presents fees for professional services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2024 and 2023.

	Year Ended December 31, 2024	Year Ended December 31, 2023
Audit fees	$10,958,000	$11,273,000
Audit-related fees(1)	$1,576,000	$1,598,000
Tax fees(2)	$60,000	$60,000
All other fees(3)	$—	$68,000
Total	$12,594,000	$12,999,000
(1)Fees principally consisted of procedures related to internal control related services and regulatory filings.
(2)Fees principally consisted of tax compliance services.
(3)Fees pertain to permissible services not related to financial reporting.
The Audit Committee reviewed the non-audit services provided by the Deloitte Entities during 2024 and 2023 and concluded that they were compatible with maintaining the Deloitte Entities’ independence.

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AUDIT MATTERS
AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has established policies requiring pre-approval of audit and non-audit services provided by the independent registered public accounting firm. These policies require that the Audit Committee pre-approve specific categories of audit and audit-related services annually.

The Audit Committee approves categories of audit services and audit-related services, and related fee budgets. For all pre-approvals, the Audit Committee considers whether such services are consistent with the rules of the SEC and the Public Company Accounting Oversight Board ("PCAOB") on auditor independence. The independent registered public accounting firm and management report to the Audit Committee on a timely basis regarding the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that such services are within the limits approved by the Audit Committee. The Audit Committee’s policies require specific pre-approval of all tax services, internal control-related services and all other permitted services on an individual project basis.

As provided by its policies, the Audit Committee has delegated to its Chair the authority to address any requests for pre-approval of services between Audit Committee meetings, up to a maximum of $100,000. The Chair must report any pre-approvals to the full Audit Committee at its next scheduled meeting.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee currently consists of three independent directors, each of whom is “financially literate” within the meaning of the listing standards of the NYSE and an “audit committee financial expert” within the meaning of the SEC’s regulations. The Audit Committee oversees The Hartford's financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Deloitte, our independent registered public accounting firm for 2024, is responsible for expressing opinions that (1) our consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with generally accepted accounting principles and (2) we maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024.

In this context, the Audit Committee has:
(1)    Reviewed and discussed the audited financial statements for the year ended December 31, 2024 with management;
(2)    Discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and
(3)    Received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte the independent accountant’s independence.

Based on the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
Report Submitted: February 19, 2025
Members of the Audit Committee:
Donna James, Chair
Larry De Shon
Kathleen Winters

2025 Proxy Statement	33

COMPENSATION MATTERS

ITEM 3 ADVISORY APPROVAL OF 2024 COMPENSATION OF NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act provides our shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the rules of the SEC. We currently intend to hold these votes on an annual basis.

As described in detail in the Compensation Discussion and Analysis beginning on page 35, our executive compensation program is designed to promote long-term shareholder value creation and support our strategy by: (1) encouraging profitable organic growth and ROE performance while maintaining an ethical culture, (2) providing market-competitive compensation opportunities designed to attract and retain talent needed for long-term success, and (3) appropriately aligning pay with short- and long-term performance. The advisory vote on this resolution is not intended to address any specific element of compensation; rather, it relates to the overall compensation of our NEOs, as well as the philosophy, policies and practices described in this proxy statement. You have the opportunity to vote for, against or abstain from voting on the following resolution relating to executive compensation:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion contained in this proxy statement.

Because the required vote is advisory, it will not be binding upon the Board. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

✓
The Board recommends that shareholders vote “FOR” the above resolution to approve our compensation of named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion contained in this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS
This section explains our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the Named Executive Officers (“NEOs”) listed below. It also describes programs that apply to the CEO and all of his executive direct reports, other than senior executives directly supporting our Hartford Funds business who have an independent compensation program (collectively, “Senior Executives”).

Name	Title
Christopher Swift	Chairman and Chief Executive Officer
Beth Costello	Executive Vice President and Chief Financial Officer
Adin Morris Tooker	President
Deepa Soni*	Executive Vice President and Chief Information and Operations Officer
Amy Stepnowski	Executive Vice President and Chief Investment Officer; President of HIMCO
*Ms. Soni resigned as executive vice president and chief information and operations officer of the Company effective March 27, 2025.

EXECUTIVE SUMMARY
The Hartford’s mission is to provide people with the support and protection they need to pursue their unique ambitions, seize opportunity, and prevail through unexpected challenges. Our strategy to maximize value creation for all stakeholders remains consistent and focuses on:

•Advancing leading underwriting capabilities across our portfolio;
•Investing in end-to-end transformation, responsibly leveraging data, analytics, digital and artificial intelligence capabilities to drive better, faster decisions and enhance customer experiences;
•Maximizing distribution channels and product breadth to increase market share;
•Optimizing organizational efficiency with a focus on continuous improvement; and
•Continuing to advance the Company's sustainability leadership to drive value creation while impacting society at large.
We endeavor to maintain and enhance our position as a market leader by leveraging our core strengths of underwriting excellence, risk management, claims, product development and distribution.

An ethical, people-oriented, and performance-driven culture drives our values. We are committed to maintaining and enhancing our culture and are proud of our reputation for ethics and integrity.
PURPOSE AND STRATEGIC PRIORITIES

2025 Proxy Statement	35

COMPENSATION MATTERS
2024 FINANCIAL RESULTS

Our 2024 financial results were excellent, primarily due to a higher P&C underwriting gain, driven by earned premium growth across all lines of business as well as 9.1 points of improvement in the Personal Insurance loss and loss adjustment expense ratio, higher net investment income, lower net realized losses, and improvement in the group life loss ratio, partially offset by a higher expense ratio and higher loss ratios on group disability and supplemental health products. Full year net income available to common stockholders and core earnings* were $3.1 billion ($10.35 per diluted share) and $3.1 billion ($10.30 per diluted share), respectively. Net income and core earnings return on equity ("ROE")*† were 19.9% and 16.7%, respectively.

Highlighted below are year-over-year comparisons of our net income available to common stockholders and core earnings performance and our three-year net income ROE and core earnings ROE results. Core earnings is the primary determinant of our annual incentive plan ("AIP") funding, as described on page 40, and average annual core earnings ROE over a three-year performance period is the metric used for two-thirds of performance shares granted to Senior Executives, as described on page 42 (in each case, as adjusted for compensation purposes).

YEAR-OVER-YEAR PERFORMANCE

THREE-YEAR PERFORMANCE

2024 BUSINESS PERFORMANCE

The Hartford delivered an outstanding year of financial performance and strategic achievements across our complementary underwriting businesses, with significant contribution from our investment portfolio. In P&C, Business Insurance, our largest business segment, generated strong top-line growth at highly profitable margins, while Personal Insurance made significant progress toward restoring target profitability in auto. In our Employee Benefits business, which serves more than 20 million individuals throughout the United States, we achieved strong margins, demonstrating focused execution, a resilient economy, improved mortality trends, and continued strong disability results. Our 2024 financial results have showcased the effectiveness of our strategy and the value in our ongoing investments.
* Denotes a non-GAAP financial measure. For definitions and reconciliations to the most directly comparable GAAP measure, see Appendix A.
† Net income ROE represents net income available to common stockholders ROE.

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COMPENSATION MATTERS

Key 2024 Accomplishments
Business Insurance	Personal Insurance	Employee Benefits
Achieved significant written premium growth of 9%, while maintaining highly profitable margins, with a combined ratio(1) of 89.9 and an underlying combined* ratio of 87.9, consistent with the prior year.

Achieved the first underwriting gain in two years, with the combined ratio and underlying combined ratio* improving to 99.1 and 94.1, respectively.

2024 was a transformative year, positioning auto to achieve targeted profitability by mid-2025.

Delivered net income and core earnings margins* of 7.9% and 8.2%, exceeding the long-term target for this business, driven by improvement in the life loss ratio, partially offset by a higher loss ratio in paid family and medical leave products.

(1) The combined ratio measures the cost of claims and expenses for every $100 of earned premiums. If the combined ratio is less than 100, the Company is making an underwriting profit.
* Denotes a non-GAAP financial measure. For definitions and reconciliations to the most directly comparable GAAP measure, see Appendix A.

TOTAL SHAREHOLDER RETURN
The following chart shows The Hartford's total shareholder return ("TSR") relative to  the 2024 Corporate Peer Group (provided on page 49), S&P 500 Insurance Composite, S&P P&C index and S&P 500.
Includes reinvestment of dividends.
COMPONENTS OF COMPENSATION AND PAY MIX
NEO compensation is heavily weighted toward variable compensation (including both annual and long-term incentives), where actual amounts earned may differ from target amounts based on company and individual performance. Each NEO has a target total compensation opportunity that is reviewed annually by the Compensation Committee (in the case of the CEO, by the independent directors) to ensure alignment with our compensation objectives and market practice.

Compensation Component	Description
Base Salary	• Fixed level of cash compensation based on market data, internal pay equity, experience, responsibility, expertise and performance
Annual Incentive Plan
• Variable cash award based primarily on annual company operating performance against a predetermined financial target and achievement of individual performance goals aligned with the company's strategic priorities

Long-Term Incentive Plan
• Variable awards granted based on individual performance and market data.
• Designed to drive long-term performance, align senior executive interests with shareholders, and foster retention.
• Award mix (75% performance shares and 25% stock options) rewards stock price performance, peer-relative shareholder returns (stock price and dividends) and operating performance.

Approximately 93% of CEO target annual compensation and approximately 80% of other NEO target annual compensation are variable based on performance, including stock price performance:

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COMPENSATION MATTERS

Target Pay Mix — CEO
Salary 7%	Annual Incentive 20%	Long-Term Incentive 73%

Variable with Performance: 93%

Target Pay Mix — Other NEOs
Salary 20%	Annual Incentive 31%	Long-Term Incentive 49%

Variable with Performance: 80%

2024 COMPENSATION DECISIONS

2024 Compensation Decisions	Rationale
The Compensation Committee updated the award mix for 2024 long-term incentive awards.	For 2024 LTI awards, the Compensation Committee updated the LTI award mix from 50% performance shares and 50% options to 75% performance shares and 25% options. In addition, the weighting of performance metrics within performance shares was changed from 50% Compensation Core ROE and 50% TSR to two-thirds Compensation Core ROE and one-third TSR.
The Compensation Committee approved an AIP funding level of 143% of target.
Performance against the pre-established Compensation Core Earnings target produced a formulaic AIP funding level of 143% of target (page 41). The Compensation Committee undertook its qualitative review of performance and concluded that the formulaic AIP funding level appropriately reflected 2024 performance. Accordingly, no adjustments were made.

The Compensation Committee certified a 2022-2024 performance share award payout at 180% of target.
The Company's average annual Compensation Core ROE during the performance period was 16.3%, resulting in a payout of 200% of target for the ROE component (50% of the award). The company's TSR during the period was at the 73rd percentile of the performance peers, resulting in a 160% payout for the TSR component (50% of the award). The combined performance metrics yielded a payout of 180% of target (page 43).

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COMPENSATION MATTERS
The Compensation Committee (and, in the case of the CEO, the independent directors) approved the following compensation for each NEO:

	Base Salary		AIP Award		LTI Award		Total Compensation
NEO	2024	Change from 2023	2024	Change from 2023	2024	Change from 2023	2024	Change from 2023
Christopher Swift	$1,200,000	0.0%	$4,719,000	22.2%	$12,000,000	14.3%	$17,919,000	15.2%
Beth Costello	$800,000	3.2%	$1,930,500	22.2%	$2,600,000	7.2%	$5,330,500	11.5%
A. Morris Tooker	$750,000	NA*	$1,569,400	NA*	$1,700,000	NA*	$4,019,400	NA*
Deepa Soni	$750,000	7.1%	$1,561,100	66.8%	$1,600,000	14.3%	$3,911,100	28.8%
Amy Stepnowski	$600,000	0.0%	$1,573,000	22.2%	$1,400,000	27.3%	$3,573,000	19.6%
*Mr. Tooker was not previously an NEO.
This table provides a concise picture of compensation decisions made in 2024, and highlights changes from 2023. Another view of 2024 compensation for the NEOs is available in the Summary Compensation Table on page 53.
COMPENSATION BEST PRACTICES
Our current compensation best practices include the following:

WHAT WE DO
✓	Compensation heavily weighted toward variable pay
✓	Senior Executives generally receive the same benefits as other full-time employees
✓	Double-trigger requirement for cash severance and equity vesting upon a change of control*
✓	Cash severance upon a change of control not to exceed 2x base salary + bonus
✓	Independent compensation consultant
✓	Risk mitigation in plan design and annual review of compensation plans, policies and practices
✓	Comprehensive claw-back policy (includes misconduct) that covers both time and performance based incentive awards
✓	Prohibition on hedging, monetization, derivative and similar transactions with company securities
✓	Prohibition on Senior Executives pledging company securities
✓	Stock ownership guidelines for Directors and requirements for Senior Executives
✓	Periodic review of compensation peer groups
✓	Competitive burn rate and dilution for equity program
* Double-trigger vesting for equity awards applies if the awards are assumed or replaced with substantially equivalent awards.

WHAT WE DON'T DO
✗	No Senior Executive tax gross-ups for perquisites or excise taxes on severance payments
✗	No individual employment agreements
✗	No granting of stock options with an exercise price less than the fair market value of our common stock on the date of grant
✗	No re-pricing of stock options
✗	No buy-outs of underwater stock options
✗	No reload provisions in any stock option grant
✗	No payment of dividends or dividend equivalents on equity awards until vesting (no dividends on stock options)
SAY-ON-PAY RESULTS
At our 2024 annual meeting, we received approximately 91% support on Say-on-Pay. The Compensation Committee considered the vote to be an endorsement of The Hartford’s executive compensation programs and policies, and recent program changes. They took this strong level of support into account in their ongoing review of those programs and policies. Management also discussed the vote, along with aspects of its executive compensation, sustainability and corporate governance practices, during our annual shareholder engagement program to gain a deeper understanding of shareholders’ perspectives. Feedback regarding the compensation program remained generally positive, with many shareholders complimentary of our practices. For further discussion of our shareholder engagement program, see page 19.

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COMPENSATION MATTERS
COMPONENTS OF THE COMPENSATION PROGRAM
Each Senior Executive has a target total compensation opportunity comprised of both fixed (base salary) and variable (including both annual and long-term incentive) compensation. In addition, Senior Executives are eligible for benefits available to employees generally. This section describes the three main components of our compensation program for Senior Executives and lays out the framework in which compensation decisions are made. For a discussion of the 2024 compensation decisions made within this framework, see 2024 Named Executive Officers' Compensation and Performance on page 44.
1. BASE SALARY
Each Senior Executive’s base salary is reviewed by the Compensation Committee (in the case of the CEO, the independent directors) annually, upon promotion, or following a change in job responsibilities. Salary decisions are based on market data, internal pay equity and level of responsibility, experience, expertise and performance.
2. ANNUAL INCENTIVE PLAN AWARDS
Our employees, including the Senior Executives, are eligible to earn cash awards based on annual company and individual performance. Each employee has a target AIP opportunity. The Compensation Committee uses the following process to determine individual Senior Executive AIP awards.
Determination of AIP Funding Level
At the beginning of the year, the Compensation Committee sets a “Compensation Core Earnings” target based on The Hartford’s operating plan. The operating plan is approved by the Board and incorporates management's business, competitive, capital market, catastrophe and other assumptions. It is achievable only with superior execution to deliver strong business performance. Because the operating plan forms the basis for our AIP financial targets, the interests of our Senior Executives in achieving strong earnings are aligned with those of our shareholders. In addition to a Compensation Core Earnings target, the Compensation Committee sets a threshold performance level (80% of target), below which no AIP awards are earned, and a maximum funding level of 200% for performance significantly exceeding target (120% of target). The AIP curve reduces the slope for payouts in the range of +/-5% of target, which increases predictability and reduces volatility of payouts for performance in that range.

The Compensation Committee selected core earnings because:
•It currently believes core earnings best reflects annual operating performance;
•Core earnings is a metric commonly used by investment analysts when evaluating annual performance;
•Core earnings is a prevalent incentive plan metric among peers; and
•All employees can impact core earnings.

Certain adjustments are made to core earnings for compensation purposes to ensure employees are held accountable for operating decisions made that year, and are neither advantaged nor disadvantaged by the effect of certain external items that do not reflect operating year performance. At the beginning of the year, the Compensation Committee approves a definition of "Compensation Core Earnings." The definition lists adjustments that will be made to core earnings at year-end in order to arrive at Compensation Core Earnings, such as non-recurring tax benefits or charges, catastrophe losses above or below budget, and unusual or non-recurring items. The 2024 definition and a reconciliation from GAAP net income to Compensation Core Earnings are provided in Appendix A.

To ensure a holistic review of performance, the Compensation Committee also considers a number of qualitative factors, including: quality of earnings, risk and compliance, peer-relative performance, expense management, and non-financial and strategic objectives. Informed by this qualitative review, the Compensation Committee may then adjust the formulaic funding up or down to arrive at an AIP funding level more commensurate with the Company’s performance.

The Compensation Committee believes retaining the flexibility to adjust the formulaic AIP funding is aligned with shareholders' interests because it allows the Compensation Committee to arrive at a final AIP funding level that best rewards holistic company performance and mitigates the risk inherent in a strictly formulaic approach. Using a strict formula may have unintended consequences due to events or market conditions unanticipated when goals are set, or may overemphasize short-term performance at the expense of long-term shareholder returns or undervalue achievements that are not yet evident in our financial performance. These factors are particularly relevant in the P&C insurance industry, where the “cost of goods sold” (that is, the amount of insured losses) is not known at the time of sale and develops over time — in some cases over many years. Because of this industry dynamic, a substantial majority of our 2024 Corporate Peer Group (listed on page 49) include discretion in their annual award design.

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2024 Compensation Core Earnings*
2024 AIP Funding Level: When setting the operating plan, which forms the basis for the Compensation Core Earnings target, management and the Board anticipated strong premium growth in Property & Casualty and modest growth in Employee Benefits, significant improvement in personal auto loss ratios and modest improvement in the group life loss ratio, and higher net investment income; partially offset by rising group disability and voluntary loss ratios, increased underwriting and operating expenses, higher Business Insurance non-cat property losses, a slight deterioration in workers’ compensation, and higher current accident year catastrophes.

$ in millions
$3,409
200%
175%
150%
125%
100%
75%
50%
25%
0%
Formulaic Payout as a % of Target
actual $3,152
143%
$2,841
$2,273
95%
105%
Threshold
80%
Target
100%
Maximum
120%

* Denotes a non-GAAP financial measure. For definitions and reconciliations to the most directly comparable GAAP measure, see Appendix A.

The 2024 AIP Compensation Core Earnings target was set at $2.84 billion, which was above both the 2023 Compensation Core Earnings target of $2.56 billion, and actual 2023 compensation core earnings of $2.74 billion.

Actual Compensation Core Earnings for 2024 were $3.15 billion, which produced a formulaic AIP funding level of 143% of target, with above target performance primarily driven by strong business performance in Employee Benefits and Property & Casualty lines; Employee Benefits outperformance due to favorable life incidence and positive long-term disability outcomes; net favorable P&C prior year reserve development; and higher fixed maturity income resulting from increased interest rates and asset levels, offset by lower returns from limited partnerships in commercial real estate and private equities.

In assessing overall performance and arriving at the 2024 AIP funding level, the Compensation Committee started with the formulaic AIP funding level and undertook a qualitative review of a variety of metrics in the categories described below. The Compensation Committee determined that, while the Company performed well in these categories, the formulaic AIP funding factor of 143% appropriately reflected strong 2024 performance. Accordingly, the Compensation Committee concluded that no adjustment to the formulaic AIP funding factor was necessary.

Qualitative Criteria	Rationale
Composition of Earnings	Understanding trends that drove earnings informs how the Compensation Committee thinks about holistic company performance.
Strategic Initiatives
Strategic initiatives position the Company for long term-growth and often represent significant successes in a given year, but such initiatives may not be reflected or may reflect negatively in the quantitative formula.

Peer-Relative Performance
Performance against the public companies within our 2024 Corporate Peer Group on key financial metrics and TSR is not captured in the quantitative formula but informs how the Compensation Committee thinks about holistic company performance.

Risk and Compliance	Linked to strategy of attracting and retaining talent, as prospective employees are significantly more likely to work for a company that has a strong reputation of ethical conduct.
Strategic Expense Management	Managing expenses is critical to maintaining competitive pricing and freeing up resources for investments in the business.
Determination of Individual NEO Awards
The AIP funding level multiplied by an individual’s target AIP opportunity produces an initial AIP award, which the Committee may adjust based on individual performance. In light of his responsibility for overall company performance, the CEO's AIP award has equaled the AIP funding level, without further adjustment, every year since he assumed the position in 2014. For awards granted to the NEOs in February 2025 for 2024 performance under the AIP, see 2024 Named Executive Officer's Compensation and Performance beginning on page 44.

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COMPENSATION MATTERS
3. LONG-TERM INCENTIVE AWARDS
Long-term incentive ("LTI") awards are designed to drive long-term performance and encourage share ownership among Senior Executives, aligning their interests with those of shareholders. LTI awards are granted on an annual basis following an assessment of individual performance and market data. For 2024, the Compensation Committee updated the LTI award mix from 50% performance shares and 50% options to 75% performance shares and 25% options. In addition, the weighting of performance metrics within performance shares was changed from 50% Compensation Core ROE and 50% TSR to two-thirds Compensation Core ROE and one-third TSR, as illustrated below. This LTI mix continues to rewards stock price performance, peer-relative shareholder returns (stock price and dividends) and operating performance. The heavier weighting of performance shares linked to Compensation Core ROE within LTI emphasizes a strategic measure that drives shareholder value creation, and highlights our dedication to executing our strategy for achieving and sustaining long-term profitable growth.

2023-2025 LTI Awards			2024-2026 LTI Awards
Stock Options 50%	Performance Shares (TSR-linked) 25%	➞	Stock Options 25%	Performance Shares (TSR-linked) 25%
	Performance Shares (Compensation Core ROE-linked) 25%		Performance Shares (Compensation Core ROE-linked) 50%
2024-2026 Performance Shares (75% of LTI Award)
Performance shares are designed to reward and retain Senior Executives by allowing them to earn shares of our common stock based on predetermined performance criteria. Performance shares have a three-year performance period, and are settled in shares of common stock ranging from 0% to 200% of the number of performance shares granted depending upon the performance achieved on the following metrics:

Performance Metric	Rationale
Compensation Core ROE (two thirds of performance shares)	Strategic measure that drives shareholder value creation
Peer-relative TSR (one third of performance shares)	Measure of our performance against peers that are competing investment choices in the capital markets
Compensation Core ROE: For two thirds of the performance share award, payouts at the end of the performance period, if any, will depend upon achieving a target average annual ROE over a three-year measurement period, as adjusted for compensation purposes. Because of the adjustments made for compensation purposes, Compensation Core ROE will differ from both the net income ROE and Core Earnings ROE provided in our financial statements. The Compensation Committee's definition of Compensation Core ROE for 2024 performance share awards is provided in Appendix A.

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In January 2024, the Compensation Committee set the target for 2024-2026 performance share awards at an average annual Compensation Core ROE for 2024, 2025, and 2026 of 15.5%, as reflected in the 2024-2026 operating plan. As illustrated in the graph at right, the Compensation Committee also set a threshold performance level (80% of target), below which no payout for the ROE component of awards is received, and a maximum payout for the ROE component of 200% for performance significantly exceeding target (120% of target).

2024-2026 Compensation Core ROE*

* Denotes a non-GAAP financial measure. For definitions and reconciliations to the most directly comparable GAAP measure, see Appendix A.

Peer-Relative TSR: For the other third of the performance share award, payouts, if any, will be based on company TSR performance at the end of the three-year performance period relative to a Performance Peer Group. The current Performance Peer Group represents 15 industry specific public companies against which we benchmark performance for compensation purposes. While there is some overlap, the Performance Peer Group is distinct from the Corporate Peer Group described on page 49, which includes mutual companies where financial data is not publicly available, as well as companies that compete with us for talent. The Compensation Committee believes that the Performance Peer Group should be limited to publicly traded companies that offer similar products and services and are competing investment choices in capital markets. The Compensation Committee reviews the composition of the Performance Peer Group annually and did not make any changes to this group for 2024 performance share awards.

For each company in the Performance Peer Group, TSR will be measured using a 20-day stock price average at the beginning and the end of the performance period in order to smooth out any volatility. In response to shareholder feedback in prior years, the TSR payout curve for performance share awards targets above-median performance. There is no payout for performance below the 30th percentile; 35% payout for performance at the 30th percentile; target payout for performance at the 55th percentile; and 200% payout for performance at the 85th percentile.

2024 Performance Peer Group	Three-Year Relative TSR Ranking
Allstate Corp.
American Financial Group, Inc.
Berkley (W. R.) Corp.
Chubb Limited
Cincinnati Financial Corp.
CNA Financial Corp.
Everest Re Group, Ltd.
Hanover Insurance Group, Inc.
Markel Corporation
Mercury General Corp.
MetLife, Inc.
Old Republic International Corp.
Progressive Corp.
Travelers Companies, Inc.
Unum Group

Stock Options (25% of LTI Awards)
The use of stock options directly aligns the interests of our Senior Executives with those of shareholders because options only have value if the price of our common stock on the exercise date exceeds the stock price on the grant date. The stock options are granted at fair market value, vest in three equal installments over three years, and have a 10-year term.

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COMPENSATION MATTERS

Certification of 2022-2024 Performance Share Awards
On February 23, 2022, the Compensation Committee granted Senior Executives performance shares tied 50% to achievement of average annual Compensation Core ROE goals over a three-year measurement period, and 50% to TSR performance relative to a peer group of 15 companies.(1) For the Core ROE component of the award, achievement of average annual Compensation Core ROE of 10.8%, 13.5% and 16.2% during the measurement period would have resulted in payouts of 35%, 100% and 200% of target, respectively. For the TSR component of the award, there would be no payout for performance below the 30th percentile, 35% payout for performance at the 30th percentile, target payout for performance at the 55th percentile, and 200% payout for performance at the 85th percentile.

These performance shares vested as of December 31, 2024, the end of the three-year performance period, and the Compensation Committee certified a payout at 180% of target on February 18, 2025 based on the following results:
•The average of the Company's Compensation Core ROE for each year of the measurement period was 16.3%, resulting in achievement of 200% of target for the Compensation Core ROE component, or 50% of the awards.
•The Company’s TSR during the performance period was at the 73rd percentile ranking, resulting in the achievement of 160% of target for the TSR component, or 50% of the awards.

Details of the 2022 performance shares are given on pages 46 to 47 of our 2023 proxy statement filed with the Securities and Exchange Commission on April 6, 2023.
(1) While the peer group at the time of the grant consisted of 16 companies, Berkshire Hathaway subsequently acquired Alleghany Corp., resulting in a 2022 performance peer group of 15 companies.

EXECUTIVE BENEFITS AND PERQUISITES
Senior Executives are eligible for the same benefits as full-time employees generally, including health, life insurance, disability and retirement benefits. Non-qualified savings and retirement plans, including those that have been frozen, provide benefits that would otherwise be provided but for the Internal Revenue Code limits that apply to tax-qualified benefit plans.

Certain additional perquisites are available to Senior Executives, including reimbursement of costs for annual physicals and associated travel, relocation benefits when a move is required, personal executive support services, certain travel and commuting benefits (described below) and occasional use of tickets for sporting and special events previously acquired by the Company when no other business use has been arranged and there is no incremental cost to the Company. For actual perquisites received by NEOs in 2024, see the “Summary Compensation Table – All Other Compensation” on page 54.

We own a fractional interest in a corporate aircraft to allow Senior Executives to safely and efficiently travel for business purposes. The corporate aircraft enables Senior Executives to use travel time productively by providing a confidential environment in which to conduct business and eliminating the schedule constraints imposed by commercial airline service. In 2024, the CEO was permitted personal use of corporate aircraft to minimize time spent on personal travel and to increase the time available for business purposes. Corporate aircraft also provides the necessary security for, and maintains the health and safety of, our CEO and enables the CEO to work more productively while traveling for time-sensitive personal matters. Our aircraft usage policy otherwise prohibits personal travel via corporate aircraft by Senior Executives except in extraordinary circumstances. There was no personal use by Senior Executives due to extraordinary circumstances in 2024. In 2024, the CEO was also provided the use of a company car and driver to allow for greater efficiency while commuting.

From time to time, a Senior Executive’s expenses for a purpose deemed important to the business may not be considered “directly and integrally related” to the performance of the Senior Executive’s duties as required by applicable SEC rules. These expenses are considered perquisites for disclosure purposes. Examples of such expenses may include attendance at conferences, seminars or award ceremonies, as well as attendance of a Senior Executive’s spouse or guest at business events or dinners where spousal or guest attendance is expected.
Whenever required to do so under Internal Revenue Service regulations, we attribute income to Senior Executives for perquisites and the Senior Executive is responsible for the associated tax obligation.
2024 NAMED EXECUTIVE OFFICERS' COMPENSATION AND PERFORMANCE
In evaluating individual performance, the Compensation Committee considered each NEO's achievements to advance the Company's strategic priorities of focusing on ROE performance, driven by advancing underwriting excellence, emphasizing digital capabilities, maximizing distribution channels, optimizing organizational efficiency, and embedding sustainability principles into our business to drive value creation while impacting society at large.
CHRISTOPHER SWIFT
Chairman and Chief Executive Officer

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COMPENSATION MATTERS
Mr. Swift has served as CEO since July 1, 2014; he was also appointed Chairman on January 5, 2015. As CEO, he is responsible for the Company’s strategy and growth, capital allocation, performance, culture and leadership.
2024 Performance
In reviewing Mr. Swift's performance, the independent directors noted that under his leadership, the company surpassed its financial goals for 2024, achieving an industry-leading net income ROE of 19.9% and core earnings ROE of 16.7%*, and net income available to common stockholders and core earnings* of $3.1 billion ($10.35 per diluted share) and $3.1 billion ($10.30 per diluted share), respectively. These financial results exceeded 2023's. They also recognized Mr. Swift's strong leadership and overall performance in meeting operational and strategic objectives, including the superior execution of digital and technology investments that enhanced business ease for customers and distribution partners. Additionally, his oversight in leading the company's brand refresh, driven by innovation and a persistent focus on customers, was considered. Mr. Swift’s continued emphasis on sustainability practices, and ethics ultimately yielded the company recognition from Ethisphere as one of the “World’s Most Ethical Companies” for the 15th consecutive year. His focus on talent management, including successful implementation of succession plans following retirements, was also acknowledged.

2024 Compensation Decisions

• Salary. $1,200,000, unchanged from 2023.

• AIP Award. Target of $3,300,000, unchanged from 2023. The Compensation Committee approved a 2024 AIP award of $4,719,000 (143% of target), which was equal to the company AIP funding level of 143% for 2024.

• LTI Award. In February 2024, the Compensation Committee granted him an LTI award of $12,000,000, an increase of 14.3% from the previous year, in the form of 25% stock options and 75% performance shares.

BETH COSTELLO
Executive Vice President and Chief Financial Officer
Ms. Costello has served as CFO since July 1, 2014. As the Company’s CFO, Ms. Costello is responsible for the finance, treasury, capital, accounting, investor relations, underwriting, procurement and actuarial functions.
2024 Performance
In reviewing Ms. Costello’s performance, the Compensation Committee noted the company's exceptional financial results and the successful execution of its capital management plan, which returned $2.1 billion to stockholders, including $1.5 billion in equity repurchases and an 11% increase in our common stock dividend. Her effective management of expenses and investments led to operational efficiencies and process improvements that supported business growth. Additionally, Ms. Costello’s engagement with investors and external stakeholders, including rating agencies, resulted in the reaffirmation of the company's long-term credit rating and financial strength.

2024 Compensation Decisions

• Salary. $800,000, a 3.2% increase from 2023.

• AIP Award. Target of $1,350,000, unchanged from 2023. For 2024, the Compensation Committee approved an AIP award of $1,930,500 (143% of target), which was equal to the Company AIP funding level of 143% for 2024.

• LTI Award. In February 2024, the Compensation Committee granted her an LTI award of $2,600,000,an increase of 7.2% from the previous year, in the form of 25% stock options and 75% performance shares.

* Denotes a non-GAAP financial measure. For definitions and reconciliations to the most directly comparable GAAP measure, see     Appendix A.

ADIN MORRIS TOOKER
President
Mr. Tooker has served as the Company's President since February 1, 2025. He is responsible for overseeing Business Insurance, Personal Insurance, as well as Enterprise Sales & Distribution and Risk Services. Mr. Tooker joined The Hartford in 2015 as chief underwriting officer and has served in a number of critical leadership roles during the last nine years, most recently as head of Business Insurance.
2024 Performance
In reviewing Mr. Tooker’s performance, the Compensation Committee recognized his effective leadership as Head of Business Insurance, which resulted in solid business performance, including strong premium growth and financial results. His leadership skills and focus on talent have led to positive employee engagement and high talent retention metrics, as well as his commitment to

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COMPENSATION MATTERS
profitable growth through disciplined underwriting. Additionally, Mr. Tooker’s execution of customer experience initiatives is evident through industry-leading digital adoption.

2024 Compensation Decisions

• Salary. $750,000

• AIP Award. Target of $1,097,500. This reflects a proration between Mr. Tooker's initial 2024 AIP target of $835,000 when he was overseeing middle & large business, global specialty and enterprise sales & distribution, and his AIP target of $1,150,000 which took effect in March when he took on additional oversight responsibility for small business and became head of Business Insurance. For 2024, the Compensation Committee approved an AIP award of $1,569,400 (143% of target), which was equal to the Company AIP funding level of 143% for 2024.

• LTI Award. In February 2024, the Compensation Committee granted him an LTI award of $1,700,000 in the form of 25% stock options and 75% performance shares.

DEEPA SONI
Executive Vice President, Chief Information and Operations Officer
Ms. Soni served as Executive Vice President from August 2, 2021 to March 27, 2025. She was responsible for The Hartford's technology, data, analytics, and information security operations. Beginning in March 2024, Ms. Soni also assumed responsibility for The Hartford's customer-facing operations.
2024 Performance
In reviewing Ms. Soni's performance, the Compensation Committee acknowledged her successful delivery of digital investments that drove significant transformation and business value, while also achieving expense savings and process improvement. Her implementation of new digital capabilities for agents and customers earned external recognition, including the #1 ranking from Keynova Group for digital delivery in Small Business and #4 in Personal Insurance. Additionally, her continued successful integration of Technology, Data and Analytics, and Operations led to end-to-end process improvements and continued expansion of cloud technology, enhancing customer experiences and yielding operational efficiencies.

2024 Compensation Decisions

• Salary. $750,000, a 7.1% increase from 2023.

• AIP Award. Target of $1,091,700, an increase of 36% from 2023. This reflects a proration between Ms. Soni's initial 2024 AIP target of $800,000 as Chief Information Officer, and her AIP target of $1,150,000 which took effect in March when she began leading Operations as well. For 2024, the Compensation Committee approved an AIP award of $1,561,100 (143% of target), which was equal to the Company AIP funding level of 143% for 2024.

• LTI Award. In February 2024, the Compensation Committee granted her an LTI award of $1,600,000, an increase of 14.3% from the previous year, in the form of 25% stock options and 75% performance shares.

AMY STEPNOWSKI
Executive Vice President, Chief Investment Officer, and President of HIMCO
Ms. Stepnowski has served as Executive Vice President since August 1, 2020. She is responsible for The Hartford's investment operations.
2024 Performance
In reviewing Ms. Stepnowski's performance, the Compensation Committee considered HIMCO's outstanding portfolio performance, which yielded $2.6 billion before tax, positively impacting core earnings and contributing to the company's overall exceptional results, despite a dynamic environment. Her strong talent management skills led to top quartile employee engagement and talent retention metrics against relative benchmarks, including the successful execution of succession planning within HIMCO. Additionally, Ms. Stepnowski's expanded relationships with private equity and private credit firms enhancing strategic partnerships.

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COMPENSATION MATTERS

2024 Compensation Decisions

• Salary. $600,000, unchanged from 2023.

• AIP Award. Target of $1,100,000, unchanged from 2023. For 2024, the Compensation Committee approved an AIP award of $1,573,000 (143% of target), which was equal to the Company AIP funding level of 143% for 2024.

• LTI Award. In February 2024, the Compensation Committee granted her an LTI award of $1,400,000, an increase of 27.3% from the previous year, in the form of 25% stock options and 75% performance shares.

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COMPENSATION MATTERS
PROCESS FOR DETERMINING SENIOR EXECUTIVE COMPENSATION (INCLUDING NEOs)
COMPENSATION COMMITTEE
The Compensation Committee is responsible for reviewing the performance of and approving compensation awarded to those executives who either report to the CEO or who are subject to the filing requirements of Section 16 of the Exchange Act (other than the CEO). The Compensation Committee also evaluates the CEO’s performance and recommends his compensation for approval by the independent directors. With this input from the Compensation Committee, the independent directors review the CEO’s performance and determine his compensation level in the context of the established goals and objectives for the enterprise and his individual performance. The Compensation Committee and the independent directors typically review performance and approve annual incentive awards for the prior fiscal year at their February meeting, along with annual LTI awards and any changes to base salary and target bonus for the current year. To assist in this process, the Compensation Committee, with the support of its consultant, reviews market and historical compensation information for each NEO to understand how each element of compensation relates to other elements and to the compensation package as a whole, including outstanding equity awards.

Highlights of Annual Compensation Design, Payout and Performance Goal-Setting Process

December to January
• Review feedback from Fall shareholder engagement
• Approve design of AIP and LTI programs for the upcoming year, including updates to Performance and Corporate Peer Groups
• Determine enterprise AIP funding based on the previous year's actual performance against the pre-established Compensation Core Earnings target and a review of qualitative factors
• Review Senior Executive stock ownership

February
• Review Senior Executive performance for previous year and determine individual AIP awards
• Establish AIP and LTI performance targets based on the Company's approved operating plan
• Review and approve current year total compensation recommendations for Senior Executives, including salary, AIP targets and LTI awards
• Establish Senior Executive leadership goals and objectives for the current year

May to July
• Review Say-on-Pay voting results and recommendations of proxy advisory firms
• Review results of the company's pay equity analysis
• Review talent succession planning

September
• Review Enterprise Risk Management's annual compensation risk assessment
• Review AIP and LTI program design for the coming year
• Receive independent consultant's annual report on executive compensation trends and regulatory trends
• Review executive perquisites

Ongoing
• Monitor the company's year-to-date performance in relation to targets
• Review and consider compensation plans, policies and practices in light of company performance, strategy, shareholder feedback and best practices
• Periodic review of the Company’s key talent and employee engagement measures (e.g., attrition, hiring, promotion and employee engagement)
COMPENSATION CONSULTANT
Compensation Advisory Partners, LLP (“CAP”) is the Compensation Committee’s independent compensation consultant and has regularly attended Compensation Committee meetings since its engagement. Pursuant to the Compensation Committee’s charter, during its engagement, CAP has not provided services to the Company other than consulting services provided to the Compensation Committee and, with respect to CEO and director compensation, the Board. CAP has provided market data, analysis, and advice regarding executive and director compensation. Following a review of its records and practice guidelines, CAP provided the Compensation Committee a report that confirmed its conformity with independence factors under applicable SEC rules and the listing standards of the NYSE.

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COMPENSATION MATTERS
ROLE OF MANAGEMENT
Our Human Resources team supports the Compensation Committee in the execution of its responsibilities. Our Chief Human Resources Officer oversees the development of the materials for each Compensation Committee meeting, including market data, historical compensation and outstanding equity awards, individual and company performance metrics and compensation recommendations for consideration by the Compensation Committee (in the case of the CEO, by the independent directors). No member of our management team, including the CEO, has a role in determining their own compensation.
BENCHMARKING
On an annual basis, the Compensation Committee reviews and considers a number of factors in establishing or recommending a target total compensation opportunity for each individual including, but not limited to, market data, time in role, experience, sustained performance, retention, and internal pay equity. Although the Compensation Committee considers competitive market data, it does not target a specific market position. The various sources of compensation information the Compensation Committee uses to determine the competitive market for our executive officers are described in more detail below.
2024 Corporate Peer Group
The Compensation Committee reviews the peer group used for compensation benchmarking (the "Corporate Peer Group") periodically or upon a significant change in business conditions for the Company or its peers. As part of its review, the Compensation Committee considers many factors, including market capitalization, revenues, assets, lines of business and sources and destinations of talent. For this reason, the Corporate Peer Group differs from the Performance Peer Group described earlier for purposes of the TSR performance measure applicable to performance shares. The Compensation Committee did not make any changes to the Corporate Peer Group in 2024.
Data in millions – as of 12/31/2024(1)

Company Name(2)	Revenues	Assets	Market Cap
Allstate Corp.	$64,106	$111,617	$51,051
American International Group, Inc.	$27,251	$161,322	$45,410
Berkley (W. R.) Corp.	$13,639	$40,567	$22,300
Chubb Ltd.	$56,724	$246,341	$111,376
Cincinnati Financial Corp.	$11,337	$36,501	$22,462
CNA Financial Corp.	$14,270	$66,492	$13,101
Hanover Insurance Group, Inc.	$6,237	$15,317	$5,573
Lincoln National Corp.	$18,442	$390,831	$5,402
MetLife Inc.	$70,986	$677,457	$56,695
Principal Financial Group Inc.	$16,128	$313,664	$17,706
Progressive Corp.	$75,343	$105,745	$140,366
Travelers Companies Inc.	$46,423	$133,189	$54,687
Unum Group	$12,887	$61,959	$13,336
Voya Financial Inc.	$8,050	$163,889	$6,623
25TH PERCENTILE	$13,075	$63,092	$13,160
MEDIAN	$17,285	$122,403	$22,381
75TH PERCENTILE	$54,149	$225,728	$53,778
THE HARTFORD	$26,535	$80,917	$31,714
PERCENT RANK	61%	34%	57%
(1)Data provided by S&P Global Market Intelligence. The amounts shown in the “Revenues” column reflect adjustments by S&P Global Market Intelligence to facilitate comparability across companies.
(2)An additional four non-public companies are included in the Corporate Peer Group as they submit data to relevant compensation surveys utilized in determining appropriate pay levels for Senior Executives: Liberty Mutual, MassMutual, Nationwide Financial, and State Farm.
Use of Corporate Peer Group Compensation Data
When evaluating and determining individual pay levels, the Compensation Committee periodically reviews compensation data prepared by third parties showing the 25th, 50th and 75th percentiles of various pay elements for the companies listed above. As noted previously, the Compensation Committee does not target a specific market position in pay.

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COMPENSATION MATTERS
The Compensation Committee also reviews general industry survey data published by third parties as a general indicator of relevant market conditions and pay practices, including perquisites. Neither the Compensation Committee nor management has any input into companies included in these general industry or financial services company surveys.

COMPENSATION POLICIES AND PRACTICES
STOCK OWNERSHIP AND RETENTION REQUIREMENTS

In 2024, following a market review and discussion with shareholders, the Compensation Committee adopted a policy requiring Senior Executives to meet or exceed the following stock ownership levels within five years of appointment to position:

Level	(As a Multiple of Base Salary)
CEO	6x
Other NEOs	4x
Under the policy, the following forms of equity are recognized as contributing to the stock ownership requirements:
•Shares held directly by the executive;
•Shares held indirectly by trust, by immediate family members, or through the Company’s 401(k) and Excess Savings plans;
•Unvested performance shares (valued at 50% of target); and
•Unvested RSUs.
Unvested or vested and unexercised stock options are not counted for purposes of the requirements. The policy also provides that executives who have not achieved these stock ownership levels within five years of appointment are required to retain at least 50% of the shares acquired upon vesting and award distributions until the ownership requirements are fully met.

The Compensation Committee believes these requirements align the interests of our NEOs with shareholders, and reviews ownership levels annually. As of March 24, 2025, the CEO and each of the other NEOs met their respective requirement.

TIMING OF EQUITY GRANTS
Equity grants may be awarded four times per year, on the second trading day following the filing of our Form 10-Q or 10-K for the prior period. Our practice is to grant annual equity awards following the filing of our Annual Report on Form 10-K. This timing ensures that grants are made at a time when the stock price reflects the most current public data regarding our performance and financial condition.

The Company does not grant equity awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock. In addition, we generally do not grant stock options (i) during trading blackout periods established under our insider trading policy, or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information.

During fiscal year 2024, (i) none of our NEOs were awarded equity grants with an effective grant date during any period beginning four business days before the filing or furnishing of a Form 10-Q, Form 10-K, or Form 8-K that disclosed material nonpublic information, and ending one business day after the filing or furnishing of such reports, and (ii) we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
CLAWBACK POLICY
In September 2023, the Board approved a comprehensive Clawback Policy, revising and expanding upon our previous recoupment policy. The Clawback Policy governs the circumstances under which the Company must attempt to recover “erroneously awarded” incentive-based compensation paid to certain executive officers to the extent such compensation was based on a misstated financial reporting measure that results in an accounting restatement, as required by SEC rules and NYSE listing standards. The Clawback Policy applies to time-based and performance-based incentive compensation. The Clawback Policy also incorporates our long-standing recoupment policy applicable to all employees, which has been in place since 2011, and allows for the recoupment of any incentive compensation (cash or equity) and/or severance paid or payable at any time to the extent such recoupment either (i) is required by applicable law or listing standards, or (ii) is necessary or appropriate in light of an employee’s action, or failure to act, which is inimical to the best interests of the Company.
RISK MITIGATION IN PLAN DESIGN
Management has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Our Enterprise Risk Management function performs a risk review of any new incentive compensation plans or any material changes to existing plans annually and engages an independent third party to complete a comprehensive review of all

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COMPENSATION MATTERS
incentive compensation plans every five years. In 2024, Enterprise Risk Management conducted its comprehensive review of all incentive compensation plans and discussed the results of that review with the Compensation Committee. Enterprise Risk Management concluded that current incentive plans do not promote unnecessary risk-taking nor encourage the manipulation of reported earnings.
The following features of our executive compensation program guard against excessive risk-taking:

Feature	Rationale
Pay Mix
•A mix of fixed and variable, annual and long-term, and cash and equity compensation encourages strategies and actions that are in the company’s long-term best interests
•Long-term compensation awards and overlapping vesting periods encourage executives to focus on sustained company results and stock price appreciation

Performance Metrics	•Incentive awards based on a variety of performance metrics diversify the risk associated with any single indicator of performance
Equity Incentives
•Stock ownership requirements align executive and shareholder interests
•Equity grants are made only during a trading window following the release of financial results
•No reload provisions are included in any stock option awards

Plan Design
•Incentive plans are not overly leveraged, cap the maximum payout, and include design features intended to balance pay for performance with an appropriate level of risk-taking
•Our equity incentive plans do not allow:
◦Stock options with an exercise price less than the fair market value of our common stock on the grant date;
◦Re-pricing (reduction in exercise price) of stock options without shareholder approval; or
◦Single trigger vesting of awards upon a Change of Control if awards are assumed or replaced with substantially equivalent awards

Recoupment
•As described above, we have a comprehensive clawback policy, that requires the Company to recover incentive compensation in the event of an accounting restatement, and permits recovery for employee misconduct

HEDGING AND PLEDGING COMPANY SECURITIES
We have robust policies prohibiting our employees and directors from engaging in hedging, monetization, derivative, speculative and similar transactions involving company securities. In addition, Directors and Senior Executives are prohibited from holding stock in a margin account or pledging stock as collateral for a loan.
POTENTIAL SEVERANCE AND CHANGE OF CONTROL PAYMENTS
The Company does not have individual employment agreements. NEOs are covered under a severance pay plan that provides severance in a lump sum equal to two times the sum of annual base salary plus target bonus, whether severance occurs before or after a change of control (no gross-up is provided for any change of control excise taxes that might apply). As a condition to receiving severance, Senior Executives must agree to restrictive covenants covering such items as non-competition, non-solicitation of business and employees, non-disclosure and non-disparagement.

The Company maintains change of control benefits to ensure continuity of management and to permit executives to focus on their responsibilities without undue distraction related to concerns about personal financial security if the Company is confronted with a contest for control. These benefits are also designed to ensure that in any such contest, management is not influenced by events that could occur following a change of control.

The 2020 Stock Incentive Plan provides for “double trigger” vesting on a change of control. If an NEO terminates employment for “Good Reason” or their employment is terminated without “Cause” (see definitions on page 63) within two years following a Change of Control (as defined in the plan), then any awards that were assumed or replaced with substantially equivalent awards vest. If the awards were not assumed or replaced with substantially equivalent awards, the awards vest immediately upon the Change of Control.
EFFECT OF TAX AND ACCOUNTING CONSIDERATIONS ON COMPENSATION DESIGN
In designing our compensation programs, we consider the tax and accounting impact of our decisions. In doing so, we strive to strike a balance between designing appropriate and competitive compensation programs for our executives, maximizing the deductibility of such compensation, and, to the extent reasonably possible, avoiding adverse accounting effects and ensuring that any accounting consequences are appropriately reflected in our financial statements.

Tax considerations are factored into the design of our compensation programs, including compliance with the requirements of Section 409A of the Internal Revenue Code, which can impose additional taxes on participants in certain arrangements involving

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COMPENSATION MATTERS
deferred compensation, and Sections 280G and 4999 of the Internal Revenue Code, which affect the deductibility of, and impose certain additional excise taxes on, certain payments that are made upon or in connection with a change of control.

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year to any person who is a “covered employee” under this rule. The term “covered employee” includes any person who is or was a named executive officer of the Company under the proxy disclosure rules in any year after 2016. Accordingly, to the extent that compensation in excess of $1 million is payable to any such person, it is likely that the excess amount will not be deductible by the Company or its subsidiaries for federal income tax purposes.
REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
Report submitted as of March 21, 2025 by:
Members of the Compensation Committee:

Matthew E. Winter, Chair
Carlos Dominguez
Trevor Fetter
Teresa W. Roseborough
Virginia P. Ruesterholz

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COMPENSATION MATTERS
EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The table below reflects total compensation paid to or earned by each NEO.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)		Total ($)
Christopher Swift Chairman and Chief Executive Officer	2024	1,200,000	—		10,072,800		3,000,000		4,719,000		25,133		326,415		19,343,348
	2023	1,200,000	—		5,747,175		5,250,000		3,861,000		37,310		312,765		16,408,250
	2022	1,187,500	—		5,153,500		5,000,000		4,440,000		—		305,469		16,086,469
Beth Costello Executive Vice President and Chief Financial Officer	2024	793,750	—		2,182,440		650,000		1,930,500		3,937		65,325		5,625,952
	2023	775,000	—		1,327,324		1,212,500		1,579,500		43,481		53,154		4,990,959
	2022	762,500	—		1,288,375		1,250,000		1,924,000		—		66,100		5,290,975
Adin Morris Tooker*, President	2024	740,000	—		1,426,980		425,000		1,569,400		—		87,114		4,248,494
	2023	NA	NA	0	NA	0	NA	0	NA	0	NA	0	NA	0	NA
	2022	NA	NA	0	NA	0	NA	0	NA	0	NA	0	NA	0	NA
Deepa Soni Executive Vice President, Chief Information and Operations Officer	2024	741,667	—		1,343,040		400,000		1,561,100		—		52,575		4,098,382
	2023	687,500	—		766,290		700,000		936,000		—		57,733		3,147,523
	2022	637,500	—		644,188		625,000		1,036,000		—		57,900		3,000,588
Amy Stepnowski Executive Vice President and Chief Investment Officer; President of HIMCO	2024	600,000	—		1,175,160		350,000		1,573,000		766		52,200		3,751,126
	2023	587,500	—		602,085		550,000		1,287,000		13,711		52,800		3,093,096
	2022	525,000	—		515,350		500,000		1,480,000		—		66,100		3,086,450
*Mr. Tooker was not an NEO prior to 2024.

(1)This column reflects the aggregate grant date fair value of performance shares calculated in accordance with FASB ASC Topic 718 for the fiscal years ended December 31, 2024, 2023 and 2022. Detail on the 2024 grants, which were made under The Hartford 2020 Stock Incentive Plan, is provided in the Grants of Plan Based Awards Table on page 55. The amounts in this column are not reduced for estimated forfeiture rates during the applicable vesting periods. Other assumptions used in the calculation of these amounts are included in footnote 19 of the Company's Annual Report on Form 10-K for 2024, footnote 20 of the Company's Annual Report on Form 10-K for 2023, and footnote 19 of the Company's Annual Reports on Form 10-K for 2022.
    To determine the fair value of the 2024 performance share award under FASB ASC Topic 718, the market value on the grant date is adjusted to reflect the probable outcome of the performance condition(s), based in part on a Monte Carlo simulation and consistent with the estimated aggregate compensation cost to be recognized over the service period, determined as of the grant date. These adjustments result in a value under FASB ASC Topic 718 that is 111.92% of the market value on the grant date.
The number of shares payable under these awards will be based on the actual results as compared to pre-established performance conditions and can range from 0-200% of the target award. The value* of performance shares assuming the highest possible outcome of the performance conditions determined at the time of grant (200% of the target award) would in total be:

NEO	2024 Performance Shares ($) (February 27, 2024 grant date)	2023 Performance Shares ($) (February 28, 2023 grant date)	2022 Performance Shares ($) (February 23, 2022 grant date)
C. Swift	18,000,000	10,500,000	10,000,000
B. Costello	3,900,000	2,425,000	2,500,000
A. Morris Tooker	2,550,000	NA	NA
D. Soni	2,400,000	1,400,000	1,250,000
A. Stepnowski	2,100,000	1,100,000	1,000,000
*Does not include the value of any dividend equivalents credited on the performance shares during the performance period.
Under the 2020 Stock Incentive Plan, no more than 3,000,000 shares in the aggregate can be granted to an individual employee with respect to any awards in a single calendar year, except in the event of a new hire or promotion.

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COMPENSATION MATTERS
(2)This column reflects the aggregate grant date fair value for the fiscal years ended December 31, 2024, 2023 and 2022 calculated in accordance with FASB ASC Topic 718. The amounts in this column are not reduced for estimated forfeitures during the applicable vesting periods. Other assumptions used in the calculation of these amounts are included in footnote 19 of the Company's Annual Report on Form 10-K for 2024, footnote 20 of the Company's Annual Report on Form 10-K for 2023, and in footnote 19 of the Company's Annual Report on Form 10-K for 2022.
(3)This column reflects cash AIP awards paid for the respective years.
(4)This column reflects the actuarial increase, if any, in the present value of the accumulated benefits of the NEOs under all pension plans established by the Company (these plans were frozen as of December 31, 2012 and no longer accrue benefits, other than interest on cash balance benefits). The amounts were calculated using discount rate and form of payment assumptions consistent with those used in the Company’s GAAP financial statements. Actuarial assumptions for 2024 are described in further detail in footnote 2 of the Pension Benefits Table on page 58. Having joined the Company after December 31, 2012, when these plans were frozen, Ms. Soni and Mr. Tooker do not have a benefit under either pension plan.
(5)This column reflects amounts detailed in the Summary Compensation Table—All Other Compensation.

Summary Compensation Table - All Other Compensation
This table provides more details on the amounts presented in the “All Other Compensation” column in the Summary Compensation Table on page 53 for the NEOs.

Name	Year	Perquisites ($)(1)	Contributions or Other Allocations to Defined Contribution Plans ($)(2)	Total ($)
Christopher Swift	2024	268,215	58,200	326,415
Beth Costello	2024	—	65,325	65,325
Adin Morris Tooker	2024	20,214	66,900	87,114
Deepa Soni	2024	—	52,575	52,575
Amy Stepnowski	2024	—	52,200	52,200
(1)As permitted by SEC rules, we have included the perquisites and other personal benefits that we provided in 2024 where the aggregate amount of such compensation to an NEO exceeds $10,000. Perquisite amounts for Mr. Swift include personal use of corporate aircraft not requiring reimbursement to the Company ($230,409), commuting costs, and expenses associated with his spouse's attendance at business functions. The perquisite for Mr. Tooker includes expenses related to an executive physical and expenses associated with his spouse's travel to and attendance at business functions.
(2)This column represents Company contributions under the Company’s tax-qualified 401(k) plan (The Hartford Investment and Savings Plan) and The Hartford Excess Savings Plan (the “Excess Savings Plan”), a non-qualified plan established to “mirror” the qualified plan to facilitate deferral of amounts that cannot be deferred under the 401(k) plan due to Internal Revenue Code limits. Additional information can be found under the “Excess Savings Plan” section of the Non-Qualified Deferred Compensation Table beginning on page 58. On March 6, 2025, the Company made additional contributions for the 2024 plan year, which represented the difference between the maximum allowable contribution by the Company in 2024 and the actual amount contributed by the Company in 2024 ("true up contributions"). The true up contributions are not reflected in the Contributions or Other Allocations to Defined Contribution Plans table or the Summary Compensation Table above. The 2024 true up contributions for the NEOs were as follows: (i) $8,700 for Mr. Swift; (ii) $1,575 for Ms. Costello; (iii) $0 for Mr. Tooker; (iv) $14,325 for Ms. Soni; and (v) $14,700 for Ms. Stepnowski.

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GRANTS OF PLAN BASED AWARDS TABLE
This table discloses information about equity awards granted to the NEOs in 2024 pursuant to the 2020 Stock Incentive Plan. The table also discloses potential payouts under the AIP. Actual AIP payouts are reported in the Summary Compensation Table on page 53 under the heading “Non-Equity Incentive Plan Compensation.” Equity awards have been rounded to the nearest whole share or option.

Name	Plan	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. Swift	2024 AIP		1,155,000	3,300,000	9,900,000
	Stock Options	2/27/2024								116,414	95.74	3,000,000
	Performance Shares	2/27/2024				10,967	94,005	188,009				10,072,800
B. Costello	2024 AIP		472,500	1,350,000	4,050,000
	Stock Options	2/27/2024								25,223	95.74	650,000
	Performance Shares	2/27/2024				2,376	20,368	40,735				2,182,440
A. Morris Tooker	2024 AIP		384,125	1,097,500	3,292,500
	Stock Options	2/27/2024								16,492	95.74	425,000
	Performance Shares	2/27/2024				1,554	13,317	26,635				1,426,980
D. Soni	2024 AIP		382,095	1,091,700	3,275,100
	Stock Options	2/27/2024								15,522	95.74	400,000
	Performance Shares	2/27/2024				1,462	12,534	25,068				1,343,040
A. Stepnowski	2024 AIP		385,000	1,100,000	3,300,000
	Stock Options	2/27/2024								13,582	95.74	350,000
	Performance Shares	2/27/2024				1,280	10,967	21,934				1,175,160
(1)The “Threshold” column shows the payout amount for achieving the minimum level of performance for which an amount is payable under the AIP at 35% of target (no amount is payable if this level of performance is not reached). The “Maximum” column shows the maximum amount payable at 300% of target (the maximum amount payable for an individual AIP award). The actual 2024 AIP award for each NEO is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. Mr. Tooker's target reflects a proration between his initial 2024 AIP target of $835,000 and his revised AIP target of $1,150,000 which took effect in March. Ms. Soni's target reflects a proration between her initial 2024 AIP target of $800,000 and her revised AIP target of $1,150,000 which took effect in March.
(2)The performance shares granted on February 27, 2024 vest on December 31, 2026, the end of the three year performance period. The vesting percentage is based on the Company’s TSR performance relative to the 2024 Performance Peer Group (as described on page 43) and performance based on pre-established Compensation Core ROE targets. These two measures are weighted in a 1:2 ratio (as described on page 42), and each one has an independent minimum payout level of 35% of target. The “Threshold” column for this grant represents 11.7% of target, which reflects the minimum possible amount that could be paid under these awards (no amount is payable if the threshold level of performance is not reached for at least one performance measure). The “Maximum” column for this grant represents 200% of target and is the maximum amount payable. See Payments upon Termination or Change of Control table for a description of the circumstances in which vesting is accelerated.
(3)The options granted in 2024 to purchase shares of the Company's common stock vest 1/3 per year on each anniversary of the grant date and each option has an exercise price equal to the fair market value of one share of common stock on the grant date. The value of each stock option award is $25.77 and was determined under FASB ASC Topic 718 by using a hybrid lattice/Monte-Carlo based option valuation model; this value was not reduced to reflect estimated forfeitures during the vesting period. See Payments upon Termination or Change of Control table for a description of the circumstances in which vesting is accelerated.
(4)The NYSE closing price per share of the Company’s common stock on February 27, 2024, the date of the 2024 LTI grants for the NEOs, was $95.74. To determine the fair value of the 2024 performance share award under FASB ASC Topic 718, the market value on the grant date is adjusted to reflect the probable outcome of the performance condition(s), based in part on a Monte Carlo simulation and consistent with the estimated aggregate compensation cost to be recognized over the service period, determined as of the grant date. These adjustments result in a value under FASB ASC Topic 718 that is 111.92% of the market value on the grant date..

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
This table shows outstanding stock option awards classified as exercisable and unexercisable and the number and market value of any unvested or unearned equity awards outstanding as of December 31, 2024 and valued using $109.40, the NYSE closing price per share of the Company’s common stock on December 31, 2024.

Name	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Christopher Swift	3/1/2016	294,481		43.59	3/1/2026
	2/28/2017	302,908		48.89	2/28/2027
	2/27/2018	284,819		53.81	2/27/2028
	2/26/2019	352,263		49.01	2/26/2029
	2/25/2020	327,679		55.27	2/25/2030
	2/23/2021	310,820		51.87	2/23/2031
	2/23/2022	201,288	100,644	69.41	2/23/2032
	2/28/2023	82,977	165,956	78.28	2/28/2033			138,357	15,136,256
	2/27/2024		116,414	95.74	2/27/2034			189,648	20,747,491
Beth Costello	2/28/2017	70,679		48.89	2/28/2027
	2/27/2018	63,194		53.81	2/27/2028
	2/26/2019	75,790		49.01	2/26/2029
	2/25/2020	71,318		55.27	2/25/2030
	2/23/2021	67,204		51.87	2/23/2031
	2/23/2022	50,322	25,161	69.41	2/23/2032
	2/28/2023	19,164	38,328	78.28	2/28/2033			31,954	3,495,768
	2/27/2024		25,223	95.74	2/27/2034			41,090	4,495,246
Adin Morris Tooker	3/1/2016	13,728		43.59	3/1/2026
	2/28/2017	20,194		48.89	2/28/2027
	2/27/2018	24,922		53.81	2/27/2028
	2/26/2019	26,687		49.01	2/26/2029
	2/25/2020	24,094		55.27	2/25/2030
	2/23/2021	25,202		51.87	2/23/2031
	2/23/2022	16,103	8,052	69.41	2/23/2032
	2/28/2023	8,100	16,201	78.28	2/28/2033			13,506	1,477,556
	2/27/2024		16,492	95.74	2/27/2034			26,867	2,939,250
Deepa Soni	2/23/2022	25,161	12,581	69.41	2/23/2032
	2/28/2023	11,063	22,128	78.28	2/28/2033			18,448	2,018,211
	2/27/2024		15,522	95.74	2/27/2034			25,286	2,766,288
Amy Stepnowski	2/23/2021	28,562		51.87	2/23/2031
	2/23/2022	20,128	10,065	69.41	2/23/2032
	2/28/2023	8,693	17,386	78.28	2/28/2033			14,495	1,585,753
	2/27/2024		13,582	95.74	2/27/2034			22,126	2,420,584

(1) Stock options granted to the NEOs vest and become exercisable 1/3 per year on each anniversary of the grant date and generally expire on the tenth anniversary of the grant date. See “(2) Accelerated Stock Option Vesting” on page 62 following the Payments upon Termination or Change of Control table for a description of the circumstances in which vesting is accelerated.
(2) This column represents unvested performance share awards at 200% of target assuming that the Company has achieved the highest performance level with respect to awards granted on February 28, 2023 and February 27, 2024. Dividend equivalents are credited on performance shares, which remain subject to the same terms and conditions as the underlying performance shares to which they relate and are paid only if, and to the extent that, the underlying performance shares vest and are paid out. See “(3) Accelerated Vesting of Performance Shares and Other LTI Awards” on page 62 following the Payments upon Termination or Change of Control table for a description of the circumstances in which vesting is accelerated for performance shares.
•Performance shares granted on February 28, 2023 vest on December 31, 2025, the end of the three year performance period, based on the Company’s TSR performance relative to the peer group established by the Compensation Committee and performance against pre-established Compensation Core ROE targets, with the two measures weighted equally (50/50), as described on page 49 of the 2024 proxy statement.

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COMPENSATION MATTERS
•Performance shares granted on February 27, 2024 vest on December 31, 2026, the end of the three year performance period, based on the Company’s TSR performance relative to the peer group established by the Compensation Committee and performance against pre-established Compensation Core ROE targets, with the two measures weighted in a 1:2 ratio, as described on page 42 of this proxy statement.
(3) This column reflects the market value of performance shares at 200% of target, plus the value of dividend equivalents credited on the performance shares, as of December 31, 2024.
OPTION EXERCISES AND STOCK VESTED TABLE
This table provides information regarding option awards exercised and stock awards that vested during 2024. The numbers have been rounded to the nearest whole dollar or share.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Christopher Swift	201,258	8,846,674	137,460	15,508,231
Beth Costello	110,991	6,152,758	34,365	3,877,058
Adin Morris Tooker	6,865	504,234	10,997	1,240,658
Deepa Soni	20,161	1,191,338	17,183	1,938,529
Amy Stepnowski	—	—	13,746	1,550,823
(1)The amounts in this column reflect the aggregated dollar value realized upon the exercise of vested stock options during 2024. The value realized is the difference between the fair market value of common stock on the date of exercise and the exercise price of the option.
(2)The numbers in this column reflect the total shares of common stock paid out on stock awards that vested in 2024. This includes, for each NEO, performance shares granted on February 23, 2022 that vested on December 31, 2024 and paid out at 180% of target following the Compensation Committee’s February 18, 2025 certification as further outlined on page 44.
(3) The value realized on vesting for the performance share awards is based on the NYSE closing price per share of the Company's common stock on February 18, 2025 ($112.82), the date the Compensation Committee certified the vesting percentage.

2025 Proxy Statement	57

COMPENSATION MATTERS
PENSION BENEFITS TABLE
The table below shows the number of years of credited service, the actuarial present value of the accumulated pension benefit, and the actual cash balance account as of December 31, 2024 under the Company’s tax-qualified pension plan (The Hartford Retirement Plan for U.S. Employees, or the “Retirement Plan”) and the non-qualified pension plan (The Hartford Excess Pension Plan II, or the “Excess Pension Plan”) for each of the NEOs.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Actual Cash Balance Account or Accrued Benefit ($)	Payments During Last Fiscal Year ($)
Christopher Swift	Retirement Plan	2.83	88,029	89,308	—
	Excess Pension Plan	2.83	489,587	496,702	—
Beth Costello	Retirement Plan	8.67	177,952	196,279	—
	Excess Pension Plan	8.67	221,230	244,014	—
Adin Morris Tooker	Retirement Plan	—	—	—	—
	Excess Pension Plan	—	—	—	—
Deepa Soni	Retirement Plan	—	—	—	—
	Excess Pension Plan	—	—	—	—
Amy Stepnowski	Retirement Plan	4.33	90,132	100,271	—
	Excess Pension Plan	4.33	30,631	34,077	—
(1)This column reflects the years of credited service under the Retirement Plan and Excess Pension Plan (each a "Plan" or together the "Plans") as of December 31, 2012. Benefit accruals ceased as of December 31, 2012 under each Plan. As of December 31, 2024, Messr. Swift and Mses. Costello and Stepnowski were vested at 100% in their cash balance accounts under the Plans. Having joined the Company after December 31, 2012, when these Plans were frozen, Mr. Tooker and Ms. Soni do not have a benefit under either Plan.
(2)The present value of accumulated benefits under each Plan is calculated assuming that benefits commence at age 65, no pre-retirement mortality, a lump sum form of payment and the same actuarial assumptions used by the Company for GAAP financial reporting purposes. The present value is determined using a discount rate of 5.65%, and the cash balance amounts are projected to age 65 using an assumed interest crediting rate of 4.36% for 2025 and 4.30% for 2026 and beyond.
Cash Balance Formula
For employees hired on or after January 1, 2001, including Messr. Swift and Mses. Costello and Stepnowski, retirement benefits accrued under the cash balance formula until December 31, 2012. Effective December 31, 2012, the cash balance formula under the Retirement Plan and the Excess Pension Plan was frozen for all Plan participants, including the NEOs. Interest continues to be credited on previously accrued amounts, at a rate of 3.3% or based on the 10 year Treasury rate, whichever is greater. All Plan participants are currently vested in their account balances, which they may elect to receive following termination of employment in the form of a single lump sum payment or an actuarially-equivalent form of annuity.
In the event of a Change of Control (as defined in the Excess Pension Plan), each NEO would automatically receive a lump sum of the value of their Excess Pension Plan cash balance benefit as of the date of the Change of Control, provided that the Change of Control also constitutes a “change in control” as defined in regulations issued under Section 409A of the Internal Revenue Code.
NON-QUALIFIED DEFERRED COMPENSATION TABLE
Excess Savings Plan
NEOs, as well as other employees, may contribute to the Company’s Excess Savings Plan, a non-qualified plan established as a “mirror” to the Company’s tax-qualified 401(k) plan (The Hartford Investment and Savings Plan). The Excess Savings Plan is intended to facilitate deferral of amounts that cannot be deferred under the 401(k) plan for employees whose compensation exceeds the Internal Revenue Code limit for the 401(k) plan ($345,000 in 2024). When an eligible employee’s annual compensation reaches that Internal Revenue Code limit, the eligible employee can contribute up to six percent (6%) of compensation in excess of that limit to the Excess Savings Plan, up to a combined $1 million annual limit on compensation for both plans. The Company makes a matching contribution to the Excess Savings Plan in an amount equal to 100% of the employee’s contribution. Company contributions to the Excess Savings Plan are fully vested and plan balances are payable in a lump sum following termination of employment.
The table below shows the notional investment options available under the Excess Savings Plan during 2024 and their annual rates of return for the calendar year ended December 31, 2024, as reported by the administrator of the Excess Savings Plan. The notional investment options available under the Excess Savings Plan correspond to the investment options available to participants in the 401(k) plan.

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COMPENSATION MATTERS
Excess Savings Plan Notional Investment Options

Name of Fund	Rate of Return (for the year ended December 31, 2024)	Name of Fund	Rate of Return (for the year ended December 31, 2024)
The Hartford Stock Fund	38.41%	Vanguard Target Retirement 2020 Trust	7.80%
ISP International Equity Fund(1)	3.48%	Vanguard Target Retirement 2025 Trust	9.50%
ISP Active Large Cap Equity Fund(2)	23.63%	Vanguard Target Retirement 2030 Trust	10.67%
ISP Small/Mid Cap Equity Fund(3)	12.37%	Vanguard Target Retirement 2035 Trust	11.77%
State Street S&P 500 Index Non-Lending Series Fund	25.01%	Vanguard Target Retirement 2040 Trust	12.85%
Hartford Stable Value Fund	2.56%	Vanguard Target Retirement 2045 Trust	13.87%
Hartford Total Return Bond HLS Fund	2.33%	Vanguard Target Retirement 2050 Trust	14.69%
SSgA Real Asset Fund	4.42%	Vanguard Target Retirement 2055 Trust	14.68%
Vanguard Federal Money Market Fund	5.23%	Vanguard Target Retirement 2060 Trust	14.67%
State Street Global All Cap Equity Ex-U.S. Index Non-Lending Series Fund	5.11%	Vanguard Target Retirement 2065 Trust	14.66%
State Street Russell Small/Mid Cap Index Non-Lending Series Fund	17.10%	Vanguard Target Retirement 2070 Trust	14.65%
Vanguard Target Retirement Income Trust	6.64%
(1)The ISP International Equity Fund is a multi-fund portfolio made up of two underlying mutual funds that provides a blended rate of return. The underlying funds are the Hartford International Opportunities HLS Fund (50%) and Sprucegrove All Country World ex USA CIT Fund (50%).
(2)The ISP Active Large Cap Equity Fund is a multi-fund portfolio made up of two underlying funds that provides a blended rate of return. The underlying funds are the Hartford Dividend and Growth HLS Fund (50%) and the Loomis Sayles Large Cap Growth Fund (50%).
(3)The ISP Small/Mid Cap Equity Fund is a multi-fund portfolio made up of four underlying funds that provides a blended rate of return. The underlying funds are the T. Rowe Price QM U.S. Small-Cap Growth Equity Fund (20%), Chartwell Investment Partners Small Cap Value Fund (20%), JP Morgan Mid Cap Growth Fund (30%) and Leeward Investments Mid Cap Value Fund (30%).

Non-Qualified Deferred Compensation - Excess Savings Plan
The table below shows the NEO and company contributions, the aggregate earnings credited, and the total balance of each NEO’s account under the Excess Savings Plan as of December 31, 2024.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Christopher Swift	39,300	39,300	246,048	—	2,105,091
Beth Costello	39,300	39,300	63,089	—	1,268,387
Adin Morris Tooker	39,300	39,300	83,652	—	973,698
Deepa Soni	39,300	39,300	67,114	—	433,744
Amy Stepnowski	39,300	39,300	111,782	—	1,128,574
(1)The amounts shown reflect executive contributions to the Excess Savings Plan during 2024 with respect to AIP awards paid in 2024 in respect of performance during 2023. These amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in the 2024 proxy statement.
(2)The amounts shown reflect the Company’s matching contributions into the Excess Savings Plan based on the NEO's executive contributions in 2024. These amounts are also included with the Company's contributions to the 401(k) plan in the “All Other Compensation” column of the Summary Compensation Table on page 53.
(3)The amounts shown represent investment gains (or losses) during 2024 on notional investment funds available under the Excess Savings Plan (which mirror investment options available under the Company's 401(k) plan). No portion of these amounts is included in the Summary Compensation Table on page 53 as the Company does not provide above-market rates of return.
(4)The amounts shown represent the cumulative amount that has been credited to each NEO’s account under the applicable plan as of December 31, 2024. The amounts reflect the sum of the contributions made by each NEO and the Company since the NEO first began participating in the Excess Savings Plan (including executive and company contributions reported in the Summary Compensation Tables in previous years), adjusted for any earnings or losses as a result of the performance of the notional investments. The reported balances are not based solely on 2024 service. The December 31, 2023 aggregate balances are included in the “Aggregate Balance at Last FYE” column of the Non-Qualified Deferred Compensation - Excess Savings Plan table in the 2024 proxy statement.

2025 Proxy Statement	59

COMPENSATION MATTERS

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following section provides information concerning the value of potential payments and benefits as of December 31, 2024 that would be payable to NEOs following termination of employment under various circumstances or in the event of a Change of Control (as defined on page 64). Benefit eligibility and values as of December 31, 2024 vary based on the reason for termination.
Severance Pay for Senior Executives
The NEOs participate in The Hartford Senior Executive Officer Severance Pay Plan ("Severance Plan"). The Severance Plan provides specified payments and benefits to participants upon termination of employment as a result of severance eligible events. The Severance Plan applies to the NEOs and other executives that the Chief Human Resources Officer (the “Plan Administrator”) approves for participation. As a condition to participate, the NEOs must agree to such restrictive covenants as are required by the Plan Administrator. In addition to confidentiality and non-disparagement provisions that continue after termination of employment, the NEOs have agreed that, while employed and for a one-year period following a termination of employment, they are subject to non-competition and non-solicitation provisions.
If an NEO is involuntarily terminated, other than for Cause (as defined on page 63), the NEO would receive a lump sum severance amount equal to two times the sum of their annual base salary and the target AIP award, both determined as of the involuntary termination date, payable within 60 days of termination (upon signing a release of claims in favor of the Company). Treatment of the AIP award for the year in which the termination occurs, outstanding and unvested LTI awards and other benefits as of the termination date if an NEO is involuntarily terminated other than for Cause (including if the NEO is, or is not, retirement eligible) are described in Footnotes 1, 2, 3 and 5 to the table below.
Treatment upon a Change of Control
If, within the two year period following a Change of Control (as defined on page 64), (1) the NEO is involuntarily terminated by the Company other than for Cause, or (2) the NEO voluntarily terminates employment with the Company for Good Reason (as defined on page 64), then the NEO would receive a lump sum severance amount equal to two times the sum of their annual base salary and the target AIP award (upon signing a release of claims in favor of the Company). All NEOs would be eligible for a pro rata AIP award , except that the pro rata AIP award payable would be at least the same percentage of the target level of payout as is generally applicable to executives whose employment did not terminate. LTI awards would not vest automatically upon a Change of Control so long as the Compensation Committee determines that, upon the Change of Control, the awards would either continue to be honored or be replaced with substantially equivalent alternative awards. If the awards were so honored or replaced, then those awards would fully vest if, within the two year period following the Change of Control, (1) the NEO was involuntarily terminated by the Company other than for Cause, or (2) the NEO voluntarily terminated employment with the Company for Good Reason. If the NEO is terminated for Cause, all unvested options and stock awards would be cancelled and neither severance nor AIP would be paid.

In the event of a Change of Control, the NEO would receive a lump sum equal to the present value of their benefit under the Excess Pension Plan and their Excess Savings Plan balance, provided that the Change of Control also constituted a “change in control” as defined in regulations issued under Section 409A of the Internal Revenue Code.

No gross-up would be provided for any excise taxes that apply to an NEO upon a Change of Control.
Other Benefits in the Event of Death or Disability
In the event of death, an NEO would receive a company-paid life insurance benefit in addition to whatever voluntary group term life insurance coverage is in effect. The Company paid benefit would equal two times salary with a cap of $1,000,000, unless the employee had elected a flat amount of $50,000.

In the event of disability, the NEO would be entitled to short and long term disability benefits if they were disabled in accordance with the terms of the applicable plan. Upon the commencement of long term disability benefits and while in receipt of long term disability benefits, each NEO would be eligible to participate in company health benefit and life insurance plans for up to a maximum of three years.
Eligibility for Retirement Treatment
For AIP awards, an NEO will receive retirement treatment if they meet the following retirement definition as of the last date paid: (i) the NEO is at least age 55 with at least 5 years of service, and (ii) age plus service equals or exceeds 65 (the "Rule of 65"). All of the NEOs except for Mr. Tooker and Ms. Soni were eligible to receive retirement treatment for their AIP awards as of December 31, 2024, under the Rule of 65, as described in Footnote 1 below.

For the 2022, 2023 and 2024 LTI awards, an NEO will receive retirement treatment if they provide written notice three months in advance of their planned retirement date, continue to perform their job responsibilities satisfactorily, and meet the Rule of 65. All of the NEOs except for Mr. Tooker and Ms. Soni were eligible to receive retirement treatment for their 2022, 2023 and 2024 LTI awards under the Rule of 65, as described in Footnotes 2 and 3 below.

60	www.thehartford.com

COMPENSATION MATTERS
Payments upon Termination or Change of Control
The table and further discussion below address benefits that would be payable to the NEOs as of December 31, 2024 assuming their termination of employment on December 31, 2024 under various circumstances or in the event of a Change of Control effective December 31, 2024. The benefits discussed below are in addition to:

•The vested stock options set forth in the Outstanding Equity Awards at Fiscal Year-End Table on page 56,

•The vested performance shares set forth in the Option Exercises and Stock Vested Table on page 57,

•The vested pension benefits set forth in the Pension Benefits Table on page 58, and

•The vested benefits set forth in the Non-Qualified Deferred Compensation Table on page 59 (benefits payable from the Excess Savings Plan).

The amounts shown for accelerated stock option and other LTI vesting are calculated using the NYSE closing price per share of the Company’s common stock on December 31, 2024 of $109.4.

Payment Type	Christopher Swift	Beth Costello	Adin Morris Tooker	Deepa Soni	Amy Stepnowski

VOLUNTARY TERMINATION OR RETIREMENT
2024 AIP Award ($)(1)	4,719,000	1,930,500	—	—	1,573,000
Accelerated Stock Option Vesting ($)(2)	10,779,520	2,543,502	—	—	1,129,082
Accelerated Performance Share Vesting ($)(3)	17,941,874	3,995,507	—	—	2,003,169
Accelerated Other LTI Vesting ($)(3)	—	—	—	—	—
Benefits Continuation and Outplacement ($)(5)	—	—	—	—	—
TOTAL TERMINATION BENEFITS ($)	33,440,394	8,469,509	—	—	4,705,251

INVOLUNTARY TERMINATION – NOT FOR CAUSE
2024 AIP Award ($)(1)	4,719,000	1,930,500	1,569,400	1,561,100	1,573,000
Cash Severance ($)(4)	9,000,000	4,300,000	3,695,000	3,683,400	3,400,000
Accelerated Stock Option Vesting ($)(2)	10,779,520	2,543,502	826,175	1,191,738	1,129,082
Accelerated Performance Share Vesting ($)(3)	17,941,874	3,995,507	982,394	1,133,785	2,003,169
Accelerated Other LTI Vesting ($)(3)	—	—	—	—	—
Benefits Continuation and Outplacement ($)(5)	37,733	43,719	45,704	43,719	43,719
TOTAL TERMINATION BENEFITS ($)	42,478,127	12,813,228	7,118,673	7,613,742	8,148,970

CHANGE OF CONTROL/ INVOLUNTARY TERMINATION NOT FOR CAUSE OR TERMINATION FOR GOOD REASON
2024 AIP Award ($)(1)	4,719,000	1,930,500	1,569,400	1,561,100	1,573,000
Cash Severance ($)(4)	9,000,000	4,300,000	3,695,000	3,683,400	3,400,000
Accelerated Stock Option Vesting ($)(2)	10,779,520	2,543,502	1,051,455	1,403,768	1,129,082
Accelerated Performance Share Vesting ($)(3)	17,941,874	3,995,507	2,208,403	2,392,250	2,003,169
Accelerated Other LTI Vesting ($)(3)	—	—	—	—	—
Benefits Continuation and Outplacement ($)(5)	37,733	43,719	45,704	43,719	43,719
TOTAL TERMINATION BENEFITS ($)	42,478,127	12,813,228	8,569,962	9,084,237	8,148,970

INVOLUNTARY TERMINATION – DEATH OR DISABILITY
2024 AIP Award ($)(1)	4,719,000	1,930,500	1,569,400	1,561,100	1,573,000
Accelerated Stock Option Vesting ($)(2)	10,779,520	2,543,502	1,051,455	1,403,768	1,129,082
Accelerated Performance Share Vesting ($)(3)	17,941,874	3,995,507	2,208,403	2,392,250	2,003,169
Accelerated Other LTI Vesting ($)(3)	—	—	—	—	—
Benefits Continuation ($)(5)	51,988	69,946	75,899	69,946	69,946
TOTAL TERMINATION BENEFITS ($)	33,492,382	8,539,455	4,905,157	5,427,064	4,775,197

2025 Proxy Statement	61

COMPENSATION MATTERS
(1) 2024 AIP Award
Voluntary Termination or Retirement. Generally, upon a voluntary termination of employment during 2024, the NEO would not be eligible to receive an AIP award for 2024 unless the Compensation Committee determined otherwise. However, an NEO who is eligible for retirement treatment for an AIP award would be entitled to receive a pro rata award for 2024 based on the portion of the year served, payable no later than March 15 following the calendar year of termination. All of the NEOs, except for Mr. Tooker and Ms. Soni, were eligible for retirement treatment as of December 31, 2024 under the AIP. The amounts shown represent the actual award payable for 2024, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 53.
Involuntary Termination – Not For Cause. Each NEO would be eligible for a pro rata portion of their 2024 AIP award. The amounts shown represent the actual award payable for 2024, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 53.

Involuntary Termination – Not For Cause, or a Termination For Good Reason, Within Two Years Following a Change of Control. Each NEO would be eligible for a pro rata portion of their 2024 AIP award, commensurate with amounts received by the executives who did not terminate employment. The amounts shown represent the actual award payable for 2024, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 53.

Involuntary Termination For Cause. No AIP award would be payable.
Death or Disability. Each NEO would receive a 2024 AIP award comparable to the award that would have been paid had they been subject to an involuntary termination (not for Cause).
(2) Accelerated Stock Option Vesting
Voluntary Termination or Retirement. For a voluntary termination, all unvested options would be canceled, unless the Compensation Committee determined otherwise. Each NEO would be entitled to exercise stock options vested as of the date of their termination of employment within the four month period following termination of employment but not beyond the scheduled expiration date.
If the NEO is retirement eligible, unvested stock options would immediately vest. Vested options would need to be exercised no later than the scheduled expiration date. All of the NEOs except for Mr. Tooker and Ms. Soni were eligible for retirement treatment as of December 31, 2024 on their 2022, 2023 and 2024 option awards.
Involuntary Termination – Not For Cause. Each NEO would be entitled to pro rata vesting of unvested stock options as long as the options had been outstanding for at least one year from the date of grant. Stock options vested as of the date of termination of employment would need to be exercised within the four month period following termination of employment but not beyond the scheduled expiration date.
If the NEO is retirement eligible, unvested stock options would immediately vest. Vested options would need to be exercised no later than the scheduled expiration date. All of the NEOs except for Mr. Tooker and Ms. Soni were eligible for retirement treatment as of December 31, 2024 on their 2022, 2023, and 2024 option awards.
Change of Control. Stock options would not automatically vest upon a Change of Control so long as the Compensation Committee determined that, upon the Change of Control, the awards would either be honored or replaced with substantially equivalent alternative awards. If the stock option awards were so honored or replaced, then vesting of those awards would only be accelerated if the NEO’s employment were to be terminated within two years following the Change of Control without Cause or by the NEO for Good Reason. Stock options, if vested upon the Change of Control, would be exercisable for the remainder of their original term. The amounts shown in the Change of Control section of the table provide the value of accelerated stock option vesting presuming that all options were to vest upon a Change of Control on December 31, 2024 (i.e., that the stock option awards were not honored or replaced, or that the NEOs were terminated at the time of the Change of Control without Cause) or quit for Good Reason.
Involuntary Termination For Cause. All unvested stock options would be canceled.
Death or Disability. All unvested stock options would fully vest and would need to be exercised no later than the scheduled expiration date.
(3) Accelerated Vesting of Performance Shares and Other LTI Awards
Voluntary Termination or Retirement. For a voluntary termination, unvested performance shares would be canceled as of the termination of employment date, unless the Compensation Committee determined otherwise. For retirement eligible employees, the 2023 and 2024 performance share awards would vest, subject to the Company's performance against performance measures and the NEO's compliance with a non-competition provision. As of December 31, 2024, all of the NEOs except for Mr. Tooker and Ms. Soni were eligible to receive retirement treatment on their outstanding performance share awards, subject to the Company's performance against performance measures and the NEO's compliance with the non-competition provision. The amounts shown included dividend equivalents accrued as of December 31, 2024 on performance awards.
Mr. Tooker and Ms. Soni are not retirement eligible and would forfeit their performance shares if they voluntarily terminated employment.

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COMPENSATION MATTERS
Involuntary Termination – Not For Cause. All of the NEOs except for Mr. Tooker and Ms. Soni would receive full vesting, subject to the Company's performance against performance measures, in their 2023 and 2024 performance share awards due to eligibility for retirement treatment, subject to the NEO's compliance with the non-competition provision. Mr. Tooker and Ms. Soni, who are not retirement eligible, would be entitled to pro rata vesting of their 2022 and 2023 performance share awards (subject to the Company's performance against performance measures). The amount shown is the value the NEO would be entitled to at the end of the respective performance period for these awards to which pro rata or full payment applies, based on $109.40, the closing stock price on December 31, 2024, and payout at target. The amounts shown include dividend equivalents accrued as of December 31, 2024 on performance awards.
Change Of Control. The 2023 and 2024 Performance share awards would not automatically vest upon a Change of Control so long as the Compensation Committee determined that, upon the Change of Control, the awards would either be honored or replaced with substantially equivalent alternative awards. If the performance share awards were so honored or replaced, then vesting of those awards would only be accelerated if the NEO’s employment were to be terminated within two years following the Change of Control without Cause or by the NEO for Good Reason. The amounts shown in the Change of Control section of the table indicate the value of accelerated vesting presuming that all awards were to vest upon the Change of Control (i.e., the performance share awards were not honored or replaced, or that the NEOs were terminated at the time of the Change of Control without Cause or quit for Good Reason), based on $109.40, the closing stock price on December 31, 2024, and a payout at target. The Compensation Committee could determine that performance share awards would pay out at greater than the target amount if it determined that actual performance exceeded target upon Change in Control. The amounts shown include dividend equivalents accrued on performance awards.
Involuntary Termination For Cause. All unvested awards would be canceled.
Death or Disability. Performance share awards granted in 2023 and 2024 would vest in full at target and be payable within 60 days of the termination date. The amounts shown include dividend equivalents accrued as of December 31, 2024 on performance awards.
(4) Cash Severance Payments
Voluntary Termination or Retirement, Involuntary Termination For Cause, Death or Disability. No benefits would be payable.
Involuntary Termination - Not For Cause Before or After a Change of Control, or Termination For Good Reason Within Two Years Following a Change of Control. Each NEO would receive a severance payment calculated as a lump sum equal to two times the sum of base salary and the target AIP award at the time of termination (assumed to be December 31, 2024 for this purpose).
In the event of termination after a Change of Control, if the aggregate present value of payments contingent on the Change of Control would result in payment by the NEO of an excise tax on “excess parachute payments,” as described in regulations under Sections 280G and 4999 of the Internal Revenue Code, then the severance amounts shown would be reduced if, as a result, the NEO would thereby receive more on an after-tax basis than they would receive if the reduction in the severance amount was not made. The amounts shown assume that such reduction does not occur.
(5) Benefits Continuation and Outplacement
Voluntary Termination or Retirement. No benefits would be payable: executive outplacement services would not be provided and health benefit coverage ends. NEOs who terminate employment after attaining age 55 and completing 10 years of service can elect coverage under a company high deductible health plan until age 65 at their own expense.
Involuntary Termination - Not For Cause, Before or After A Change of Control, or Termination For Good Reason Within Two Years Following a Change of Control. Each NEO would be provided up to one year of health benefits at the employee cost and up to one year of executive outplacement services. The amounts shown represent the estimated employer cost of health coverage continuation and outplacement for one year.
Involuntary Termination - Disability or Death. Each NEO would be provided 36 months of life and health benefits continuation from the date of termination due to long term disability. The amounts shown represent the estimated employer cost of life and health coverage continuation for three years.
DEFINITIONS
“Cause” as used above is defined differently, depending upon whether an event occurs before or after a Change of Control.
•    Prior to a Change of Control, “Cause” is generally defined as termination for misconduct or other disciplinary action. With respect to 2024 LTI awards, prior to a Change of Control, "Cause" is defined as termination of the executive's employment due to the executive engaging in any of the following (as determined by the Company in its sole discretion): (i) the willful failure to perform substantially the executive's employment-related duties; (ii) the executive's willful or serious misconduct that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company; (iii) the executive's conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; or (iv) the executive's breach of any written covenant or agreement with the Company or any material written policy of the Company.

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COMPENSATION MATTERS
•    Upon the occurrence of a Change of Control, “Cause” is generally defined as the termination of the executive’s employment due to: (i) a felony conviction; (ii) an act or acts of dishonesty or gross misconduct which result or are intended to result in damage to the Company’s business or reputation; or (iii) repeated violations by the executive of the obligations of their position, which violations are demonstrably willful and deliberate and which result in damage to the Company’s business or reputation.
“Change of Control” is generally defined as:
•     The filing of a report with the SEC disclosing that a person is the beneficial owner of 40% or more of the outstanding stock of the Company entitled to vote in the election of directors of the Company;
•     A person purchases shares pursuant to a tender offer or exchange offer to acquire stock of the Company (or securities convertible into stock), provided that after consummation of the offer, the person is the beneficial owner of 20% or more of the outstanding stock of the Company entitled to vote in the election of directors of the Company;
•     The consummation of a merger, consolidation, recapitalization or reorganization of the Company approved by the stockholders of the Company, other than in a transaction immediately following which the persons who were the beneficial owners of the outstanding securities of the Company entitled to vote in the election of directors of the Company immediately prior to such transaction are the beneficial owners of at least 55% of the total voting power represented by the securities of the entity surviving such transaction entitled to vote in the election of directors of such entity in substantially the same relative proportions as their ownership of the securities of the Company entitled to vote in the election of directors of the Company immediately prior to such transaction;
•     The consummation of a sale, lease, exchange or other transfer of all or substantially all the assets of the Company approved by the stockholders of the Company; or
•     Within any 24 month period, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this clause, and (B) was not designated by a person who has entered into an agreement with the Company to effect a merger or sale transaction described above.
“Good Reason” is generally defined as:
•    The assignment of duties inconsistent in any material adverse respect with the executive’s position, duties, authority or responsibilities, or any other material adverse change in position, including titles, authority or responsibilities;
•     A material reduction in base pay or target AIP award;
•     Being based at any office or location more than 50 miles from the location at which services were performed immediately prior to the Change of Control (provided that such change of office or location also entails a substantially longer commute);
•     A failure by the Company to obtain the assumption and agreement to perform the provisions of the Senior Executive Officer Plan by a successor; or
•     A termination asserted by the Company to be for cause that is subsequently determined not to constitute a termination for Cause.

CEO PAY RATIO
For 2024, Mr. Swift had total compensation, as reported in the Summary Compensation Table on page 53, of $19,343,348, while our median employee (excluding the CEO) had total compensation of $101,161, yielding a CEO pay ratio of 191 times the median. Annual base salary at year-end 2024 was used to determine the median employee; no statistical sampling was used. The median employee's total compensation was calculated in the same manner as for the CEO in the Summary Compensation Table. All non-U.S. employees were excluded using the 5% de minimis rule (200 employees were based in the U.K., 8 in Canada, 5 in Hong Kong, 4 in Switzerland, and 1 in Singapore).

PAY VERSUS PERFORMANCE
The table below provides information about the relationship between "Compensation Actually Paid" (as defined by the SEC) to NEOs and certain financial performance metrics of the Company. Compensation Actually Paid does not represent amounts actually received by the individuals during the year or the compensation decisions described in the "Compensation Discussion and Analysis” on page 35. Compensation Actually Paid is an amount calculated in accordance with SEC rules and includes, among other things, year-over-year changes in the fair value of unvested equity-based awards.

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COMPENSATION MATTERS

					Value of Initial Fixed $100 Investment Based on:(4)
Year	Summary Compensation Table (SCT) Total for CEO ($)(1)	Compensation Actually Paid (CAP) to CEO ($)(2)	Average SCT Total for Other NEOs ($)(1)	Average CAP to Other NEOs ($)(3)	Company TSR ($)	Peer Group TSR ($)	Net Income ($ in millions) (4)	Compensation Core Earnings ($ in millions) (5)
2024	19,343,348	48,649,863	4,430,989	8,551,319	202	201	3,111	3,152
2023	16,408,250	11,750,729	3,710,379	3,144,402	146	158	2,504	2,737
2022	16,086,469	26,534,011	5,409,204	8,245,362	135	145	1,819	2,561
2021	15,824,348	38,804,005	4,793,726	10,351,296	120	132	2,371	2,163
2020	11,806,195	(783,220)	3,927,876	524,850	83	100	1,737	1,767
(1) The CEO for each year reported was Christopher Swift. The names of each of the other NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Beth Costello, Adin Tooker, Deepa Soni, and Amy Stepnowski; (ii) for 2023, Beth Costello, David Robinson, Deepa Soni, and Amy Stepnowski; (iii) for 2022, Beth Costello, Douglas Elliot, David Robinson, and Deepa Soni; (iv) for 2021, Beth Costello, Douglas Elliot, David Robinson, Amy Stepnowski, and William Bloom; and (v) for 2020, Beth Costello, Douglas Elliot, David Robinson, William Bloom, and Brion Johnson.

(2) In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the CEO's total compensation for each year to determine the compensation actually paid. For purposes of the pension valuation adjustments shown below, there was no pension service or prior service cost.

Year	SCT Total ($)	Less: Change in Pension Value ($)	Less: Stock Awards from SCT and Option Awards from SCT ($)	Year-End Fair Value of Unvested Equity Awards and Applicable Dividend Equivalents Granted in the Year ($)	Change in Fair Value of Unvested Equity Awards and Applicable Dividend Equivalents Granted in Prior Years ($)	Vesting Date Fair Value of Equity Awards and Applicable Dividend Equivalents Granted and Vested in the Year ($)	Change in Fair Value of Equity Awards and Applicable Dividend Equivalents Granted in Prior Years Which Vested in the Year ($)	CAP ($)
2024	19,343,348	25,133	13,072,800	17,572,818	13,283,469	—	11,548,161	48,649,863
2023	16,408,250	37,310	10,997,175	10,390,607	(298,113)	—	(3,715,530)	11,750,729
2022	16,086,469	—	10,153,500	14,890,747	5,123,290	—	587,005	26,534,011
2021	15,824,348	8,184	9,626,475	19,016,242	9,006,971	—	4,591,103	38,804,005
2020	11,806,195	33,824	7,990,850	6,834,642	(5,693,269)	—	(5,706,114)	(783,220)
(3) In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding the CEO) for each year to determine the compensation actually paid, using the same methodology described above in footnote 2. For purposes of the pension valuation adjustments shown below, there was no pension service or prior service cost.

Year	SCT Total ($)	Less: Change in Pension Value ($)	Less: Stock Awards from SCT and Option Awards from SCT ($)	Year-End Fair Value of Unvested Equity Awards and Applicable Dividend Equivalents Granted in the Year ($)	Change in Fair Value of Unvested Equity Awards and Applicable Dividend Equivalents Granted in Prior Years ($)	Vesting Date Fair Value of Equity Awards and Applicable Dividend Equivalents Granted and Vested in the Year ($) (a)	Change in Fair Value of Equity Awards and Applicable Dividend Equivalents Granted in Prior Years Which Vested in the Year ($)	CAP ($)
2024	4,430,989	1,176	1,988,155	2,672,537	1,872,359	—	1,564,765	8,551,319
2023	3,710,379	21,025	1,760,857	1,663,735	(48,651)	—	(399,179)	3,144,402
2022	5,409,204	—	2,842,980	3,231,047	1,053,592	938,364	456,135	8,245,362
2021	4,793,726	1,170	2,362,389	4,335,398	1,972,862	340,965	1,271,904	10,351,296
2020	3,927,876	21,586	2,164,110	1,718,080	(1,391,173)	132,902	(1,677,139)	524,850
(a) Equity awards vest during the year granted only in the case of retirement. Retirements occurred in 2022, 2021, and 2020 for Messrs. Elliot, Bloom, and Johnson, respectively.

(4) Reflects the value of a fixed $100 investment on December 31, 2019. The peer group used for this purpose is the published industry index: S&P Insurance Composite Index, the same peer group used for purposes of the performance graph included in the Company’s Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2024, 2023, 2022, 2021, and 2020.

(5) The Compensation Core Earnings definition and a reconciliation from GAAP net income available to common stockholders to Compensation Core Earnings for each year in the table are provided in Appendix A.

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COMPENSATION MATTERS

FINANCIAL PERFORMANCE MEASURES

As described in greater detail in “Compensation Discussion and Analysis” the Company’s executive compensation program is heavily weighted toward variable compensation and designed to promote long-term shareholder value creation and support our strategy. The most important financial performance measures used by the Company to link compensation actually paid to the Company’s NEOs to Company performance are as follows:

•Compensation Core Earnings
•Compensation Core ROE
•TSR

ANALYSIS OF THE INFORMATION PRESENTED IN THE PAY VERSUS PERFORMANCE TABLE

Below are graphs showing the relationship of “Compensation Actually Paid” to our CEO and the average for our other NEOs in 2020, 2021, 2022, 2023 and 2024 relative to (i) TSR; (ii) net income; and (iii) Compensation Core Earnings:

Description of Relationships CAP vs. TSR

$100
$80
$60
$40
$20
0
-$20
$200
$180
$160
$140
$120
$100
$80
CAP (Millions of Dollars)
TSR (Dollars)
2020
2021
2022
2023
2024
-$0.8
$0.5
$38.8
$10.4
$26.5
$8.2
$11.8
$3.1
$48.6
$8.6
$83.1
$119.9
$134.6
$146.1
$202.4
CEO CAP (Millions of Dollars)
Other NEO CAP (Millions of Dollars)
TSR (Dollars)

Description of Relationships

CAP vs. Net Income and Compensation Core Earnings

$60
$50
$40
$30
$20
$10
$0
-$10
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
-$1.0
CAP (Millions of Dollars)
Net Income and Compensation Core Earnings (Billions of Dollars)
2020
2021
2022
2023
2024
-$0.8
$0.5
$1.8
$1.7
$38.8
$10.4
$2.4
$2.2
$26.5
$8.2
$2.6
$1.8
$11.8
$3.1
$2.7
$2.5
$48.6
$8.6
$3.2
$3.1
CEO CAP (Millions of Dollars)
Other NEO CAP (Millions of Dollars)
Net Income (Billions of Dollars)
Compensation Core Earnings (Billions of Dollars)

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COMPENSATION MATTERS

Description of Relationships

Company TSR vs. S&P Insurance Composite Index TSR

$200
$180
$160
$140
$120
$100
$80
2019 (Base Investment)
2020 (1 Year TSR)
2021 (2 Year TSR)
2022 (3 Year TSR)
2023 (4 Year TSR)
2024 (5 Year TSR)
Company TSR (Dollars)
S&P P&C Insurance Index TSR (Dollars)

	Base Investment 2019	1-Year TSR	2-Year TSR	3-Year TSR	4-Year TSR	5-Year TSR
The Hartford Insurance Group, Inc.	$100.00	$83.08	$119.85	$134.61	$146.09	$202.42
S&P Insurance Composite Index	$100.00	$99.56	$131.54	$144.86	$158.28	$200.73

All information provided above under the heading “Pay Versus Performance” will not be deemed to be incorporated by reference into any of the company's filings under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the company specifically incorporates such information by reference.

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COMPENSATION MATTERS

ITEM 4 CONSIDERATION AND APPROVAL OF 2025 LONG TERM INCENTIVE STOCK PLAN
We are asking stockholders to approve the 2025 Long Term Incentive Stock Plan (the “Plan”), which is intended to replace the 2020 Stock Incentive Plan (the “2020 Plan”). The Plan authorizes the issuance of up to 8.5 million shares, which includes the remaining shares under the 2020 Plan, and makes certain other minor changes. On the recommendation of the Compensation and Management Development Committee (the “Compensation Committee” as referenced throughout this Item 4), the Board approved the Plan and recommends approval by stockholders. The Plan is an important part of the pay-for-performance compensation program and the authorized number of shares available for grant permits the Company to continue the program. The Board considers equity compensation that is aligned with the interests of the Company’s shareholders as a significant component in achieving its goal of attracting, retaining and developing talent needed for long-term success. A detailed summary of the Plan is attached to this proxy statement as Appendix B, which is qualified in its entirety by reference to the text of the Plan, which is attached to this proxy statement as Appendix C.

✓	The Board recommends that shareholders vote “FOR” the approval of the 2025 Long Term Incentive Stock Plan.
HIGHLIGHTS OF THE PROGRAM
•Minimum vesting provisions. Awards made under the Plan generally have a one-year minimum vesting provision.
•No discounted awards. Awards that have an exercise price cannot be granted with an exercise price less than the fair market value on the grant date.
•No evergreen provision. There is no evergreen feature under which the shares authorized for issuance under the Plan can be automatically replenished.
•No repricing or exchange of stock options or stock appreciation rights. The Plan does not permit repricing of options or stock appreciation rights (“SARs”) or the exchange of underwater options or SARs for cash or other awards without stockholder approval.
•No reload options or SARs. There is no reload feature entitling the holder to automatic, additional grants upon the exercise of an award.
•Double-trigger vesting. A change in control of the company does not, by itself, trigger vesting of awards under the Plan.
•Dividend payouts. No dividends or dividend equivalents on unvested awards will be paid until those awards are earned and vested. No dividends or dividend equivalents will be paid with respect to stock options or SARs.
•Administered by an independent committee. The Plan is administered by the Compensation Committee, which is comprised of independent directors, and is benchmarked against peers with the assistance of an independent compensation consultant.
•Forfeiture and clawback. The Compensation Committee may determine in its discretion that an award will be forfeited and/ or repaid to the company upon violation of the Clawback Policy or post-termination violation of certain restrictive covenants. Additionally, awards are forfeited upon termination for cause.
•Executive minimum retention requirement. Award agreements anticipated for 2025 will require certain executives to hold up to 50% net shares acquired until they have met stock ownership requirements established by the Board.
•No transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution.
•Historical equity award practices are appropriate. Our three-year average share usage rate and dilution percentages demonstrate a prudent use of shares and are in line with the benchmarks used by major proxy advisory firms and our corporate peer group.
SHARES TO BE AUTHORIZED UNDER THE PLAN
Authorizes for issuance 8,500,000 shares. This represents an increase of 3,026,664 shares over the number of shares authorized but not issued under the 2020 Plan as of immediately prior to the Annual Meeting (which the company will forfeit the ability to grant awards under upon stockholder approval of the Plan). Shares not yet issued but subject to outstanding awards under the 2020 Plan may be added to the total number of shares authorized and available for award if they expire or otherwise fail to be issued.

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COMPENSATION MATTERS
GRANT PRACTICES, OUTSTANDING AWARDS AND DILUTION
In setting the number of proposed additional shares issuable under the Plan, the Compensation Committee and the Board considered a number of factors, including:
•Shares currently available for issuance and how long the shares available (both currently and assuming the approval by stockholders of this Item 4) are expected to last.
•Total potential dilution (commonly referred to as overhang).
•Historical equity award granting practices, including the three-year average share usage rate (commonly referred to as burn rate)

As of February 28, 2025, 288,025,305 shares of common stock were outstanding, while 8,231,095 shares (excluding dividend equivalents) were subject to outstanding equity awards and 5,473,336 shares were available for future awards under the 2020 Plan. The following provides additional detail on the outstanding equity awards:

Outstanding Awards(1)	Number of Shares	Weighted-Average Exercise Price of Stock Options	Weighted-Average Remaining Term of Stock Options
Stock Options	4,765,565	$63.79	5.5
Non Vested Full Value Awards:
Performance Shares	940,999
Restricted Stock and Restricted Stock Units	2,524,531
Non Vested Total Full Value Awards	3,465,530
Total Options and Full Value Awards	8,231,095
(1) Dividend equivalent rights are not included in this table.

Accordingly, our fully diluted overhang as of February 28, 2025 was 4.5%, which is below the 40th percentile of our corporate peer group. If the Plan is approved, our full dilution level on a pro forma basis on February 28, 2025 was approximately 5.5%. Full dilution is (a) the 8,500,000 new shares requested for issuance under the Plan; plus (b) 8,231,095 shares that were subject to equity awards that remained outstanding under prior equity plans as of February 28, 2025 (assuming that all outstanding options will be exercised in full and that all outstanding performance awards will achieve target performance and service-based restricted stock units will vest, but excluding dividend equivalent rights) divided by the sum of (a) and (b) above (16,731,095) plus common stock outstanding. While our fully diluted overhang, if the Plan is approved, will increase to approximately 5.5%, the result is at median of our corporate peer group, demonstrating a reasonable level of dilution on a comparative basis.

Total Potential Dilution (or Overhang) at February 28, 2025:

Total equity based awards outstanding	+	Shares available for future issuance	÷	Total number of issued and outstanding shares of common stock	+	Total equity based awards outstanding	+	Shares available for future issuance	=	Overhang

8,231,095		8,500,000		288,025,305		8,231,095		8,500,000		5.5%

Equity Award Granting Practices and Share Usage. In setting and recommending to stockholders the increase in the number of shares authorized, the Compensation Committee and the Board considered historic share usage and resulting burn rate as reflected in the table below. Burn rate provides a measure of our annual share utilization. As shown in the following table, the company’s three-year average “value-adjusted burn rate” was 1.45% (reflecting ISS methodology, which calculates burn rate on a full-share equivalent basis), which is above the ISS benchmark of 0.98% applied to our industry.

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COMPENSATION MATTERS
As of December 31, 2024, the burn rate calculation is as follows:

	Options Granted	Full-Value Shares Granted	Total Granted (1)	Weighted Average Number of Common Shares Outstanding	Burn Rate (2)
2024	270,000	1,175,000	3,795,000	293,900,000	1.29%
2023	593,000	1,287,000	4,454,000	307,100,000	1.45%
2022	876,000	1,453,000	5,235,000	324,800,000	1.61%
				3-year average burn rate:	1.45%
(1) Full-value awards were converted to option equivalents using a conversion factor of 3.0 per ISS methodology.
(2) Calculated by dividing the total granted by the weighted average shares outstanding (basic). Excluding the conversion factor, our three-year average burn rate was 0.61% (approximately 85th percentile of our Corporate Peer Group).

The proposed additional shares, together with shares currently available, are expected to be sufficient, based on historical granting practices and the recent trading price of the common stock, to cover awards for approximately 4 years.

Given the size of the share request relative to the statistics that it reviewed, the Compensation Committee recommended to the Board approval of a request for 8,500,000 shares.

The Board recommends a vote for the approval of the 2025 Long Term Incentive Stock Plan.

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COMPENSATION MATTERS

ITEM 5 SHAREHOLDER PROPOSAL ON THE RIGHT TO CALL A SPECIAL MEETING
We have received notice of the intention of shareholder John Chevedden to present the following proposal at the Annual Meeting. In accordance with federal securities regulations, the text of the stockholder proposal and supporting statement appears below exactly as received, other than minor formatting changes. The contents of the proposal or supporting statement are the sole responsibility of the proponent, and we are not responsible for the content of the proposal or any inaccuracies it may contain. The Company will promptly provide the address of the proponent and the number of shares owned by it upon request directed to the Company’s Corporate Secretary.

Proposal 5 - Support for Shareholder Ability to Call for a Special Shareholder Meeting

Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting.

A shareholder right to call for a special shareholder meeting, as called for in this proposal, can help make shareholder engagement meaningful. A shareholder right to call for a special shareholder meeting will help ensure that the Hartford Board and management engages with shareholders in good faith because shareholders will have a viable Plan B by calling for a special shareholder meeting.

To guard against the Hartford Board of Directors becoming complacent shareholders need the ability to call a special shareholder meeting to help the Board adopt new strategies when the need arises.

This proposal topic is now more important than ever because there has been a mad rush of Board exculpation proposals to limit the financial liability of directors when they violate their fiduciary duty. This is a disincentive for improved director performance. Since a special shareholder meeting can be called to replace a director, adoption of this proposal could foster better performance by our directors.

Companies often claim that shareholders have multiple means to communicate with management but in most cases these means are as effective as mailing a letter to the CEO.

With the widespread use of online shareholder meetings it is much easier for a company to conduct a special shareholder meeting for important issues and Hartford bylaws thus need to be updated accordingly.

Please vote yes:
Support for Shareholder Ability to Call for a Special Shareholder Meeting - Proposal 5

BOARD RESPONSE
×
The Board of Directors recommends that shareholders vote "AGAINST" this Proposal for the following reasons:
•The Hartford already provides a special meeting right at a threshold that better protects the long-term interests of the Company and its shareholders.
•The Hartford’s existing special meeting right is more consistent with market practice and shareholder feedback.
•The Hartford is committed to strong corporate governance practices and provides shareholders with other channels to raise concerns outside the annual meeting cycle.

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COMPENSATION MATTERS
After careful consideration, the Board of Directors has concluded that the Proposal is unnecessary and not in the best interests of the Company or its shareholders.
The Hartford already provides a special meeting right at a threshold that better protects the long-term interests of the Company and its shareholders.
In February 2025, the Board amended the Company’s By-Laws to allow one or more shareholders who own at least 25% of the Company’s common stock, and who satisfy certain procedures, to require that the Company call a special meeting of shareholders. The Board believes its existing special meeting right at a 25% ownership threshold strikes a reasonable and appropriate balance between empowering shareholders with an important right and protecting against unnecessary expense or distraction that could arise when holders of a small number of shares seek to call a special meeting of shareholders.
Special meetings are expensive, disruptive, and time-consuming undertakings that may divert Company resources and the Board and management’s focus from the Company’s business objectives. The Board therefore believes that special meetings of shareholders should only be called in exceptional circumstance to advance the long-term interests of shareholders. Lowering the ownership threshold for the special meeting right to 10% would increase the risk that a small minority of shareholders with narrow interests that do not reflect the views of most other shareholders could call special meetings to advance their own particular, short-term interests that are not aligned with the long-term interests of the Company and its other shareholders.
The Company’s existing 25% ownership threshold helps to mitigate the risk of a special meeting being called when there is not meaningful support for the meeting among the Company’s shareholders.
The Hartford’s existing special meeting right is more consistent with market practice and shareholder feedback.
Prior to adopting a special meeting right at a 25% ownership threshold, the Board considered, among other factors, the results of benchmarking data, which showed that a 25% ownership threshold is the most common approach among S&P 500 companies that offer the special meeting right, and prevalent among the Company’s peers. The Board also considered feedback received from institutional investors during prior years’ engagement, which indicated a strong preference for the adoption of shareholders’ right to call a special meeting, but at a level that would prevent abuse and not allow a small group of shareholders a disproportionate amount of influence over the Company’s affairs.
The Hartford is committed to strong corporate governance practices and provides shareholders with other channels to raise concerns outside the annual meeting cycle.
As described on page 11, The Hartford’s Board and management regularly consider best practices in corporate governance and shareholder feedback and modify our governance policies and practices as warranted. Among these practices, the Company provides shareholders with multiple channels to raise concerns outside the annual meeting cycle. For example:
•Since 2011, the Company annually reaches out to shareholders representing over 50% of shares outstanding to solicit their feedback on issues important to them; in recent years, our Lead Director has also engaged directly with shareholders.
•Shareholders may communicate directly with non-management directors, or raise a complaint or concern, by contacting EthicsPoint, an external vendor retained by the Company to take calls and report concerns to the appropriate persons for proper handling (see page 24).
•If important matters arise between annual meetings, special shareholder meetings may be called by a majority of Board or the Board’s Chairman.
In light of the Company’s existing special meeting right, market trends, and the Company’s other strong corporate governance practices, the Board believes that adoption of this Proposal is unnecessary and not in the best interests of the Company and its stockholders.
Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

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INFORMATION ON STOCK OWNERSHIP
INFORMATION ON STOCK OWNERSHIP
DIRECTORS AND EXECUTIVE OFFICERS
The following table shows, as of March 24, 2025: (1) the number of shares of our common stock beneficially owned by each director and NEO, and (2) the aggregate number of shares of common stock and common stock-based equity (including RSUs, performance shares granted at target and stock options that will not vest or become exercisable within 60 days, as applicable) held by all directors, NEOs and Section 16 executive officers as a group.

As of March 24, 2025, no individual director, NEO or Section 16 executive officer beneficially owned 1% or more of the total outstanding shares of our common stock. The directors, NEOs and Section 16 executive officers as a group beneficially owned approximately 1.5% of the total outstanding shares of our common stock as of March 24, 2025.

Name of Beneficial Owner	Common Stock(1)	Total(2)
Beth Costello	557,977	671,828
Larry De Shon	15,154	15,154
Carlos Dominguez	27,295	27,295
Trevor Fetter(3)	136,794	136,794
Donna James	11,299	11,299
Annette Rippert	667	667
Deepa Soni	103,049	219,861
Teresa W. Roseborough	33,165	33,165
Virginia P. Ruesterholz	48,263	48,263
Amy Stepnowski	110,167	172,389
Adin Morris Tooker	198,804	286,220
Christopher J. Swift(4)	2,688,836	3,201,552
Matthew E. Winter	16,115	16,115
Kathleen Winters	1,741	1,741
All directors, NEOs and Section 16 executive officers as a group (19 persons)(5)	4,263,299	5,309,678
(1)All shares of common stock are owned directly except as otherwise indicated below. Pursuant to SEC regulations, shares of common stock beneficially owned include shares of common stock that, as of March 24, 2025: (i) may be acquired by directors, NEOs and Section 16 executive officers upon the vesting or distribution of stock-settled RSUs or the exercise of stock options exercisable within 60 days after March 24, 2025, (ii) are allocated to the accounts of Section 16 executive officers under the Company’s tax-qualified 401(k) plan, (iii) are held by Section 16 executive officers under The Hartford Employee Stock Purchase Plan or (iv) are owned by a director’s, NEO's or a Section 16 executive officer’s spouse or minor child. Of the number of shares of common stock shown above, the following shares may be acquired upon exercise of stock options as of March 24, 2025 or within 60 days thereafter by: Ms. Costello, 470,403 shares; Ms. Soni, 65,043; Ms. Stepnowski, 80,668 shares; Mr. Swift, 2,281,500 shares; Mr. Tooker, 167,083 shares; and all NEOs and Section 16 executive officers as a group, 3,320,725 shares.
(2)This column shows the individual’s total stock-based holdings in the Company, including the securities shown in the “Common Stock” column (as described in footnote 1), plus RSUs that vest and stock options that become exercisable more than 60 days after March 24, 2025, and all outstanding performance shares (at target).
(3)The amount shown includes 60,945 shares of common stock held by a trust for which Mr. Fetter serves as trustee.
(4)The amount shown includes 40,003 shares of common stock held by Mr. Swift’s spouse and 156,251 held in two trusts for which Mr. Swift or his spouse serves as trustee.
(5)The amount shown includes 1,865 shares of common stock allocated to the account of a Section 16 executive officer under the Company’s tax-qualified 401(k) plan.

2025 Proxy Statement	73

INFORMATION ON STOCK OWNERSHIP
CERTAIN SHAREHOLDERS
The following table shows those persons known to the Company as of February 14, 2025 to be the beneficial owners of more than 5% of our common stock. In furnishing the information below, we have relied on information filed with the SEC by the beneficial owners.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	38,754,269(2)	12.89%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	29,018,062(3)	10.0%
State Street Corporation One Lincoln Street Boston, MA 02111	16,712,364(4)	5.56%
(1)The percentages contained in this column are based solely on information provided in Schedules 13G or 13G/A filed with the SEC by each of the beneficial owners listed above regarding their respective holdings of our common stock as of the dates set forth below.
(2)This information is based solely on information contained in a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group to report that it was the beneficial owner of 38,754,269 shares of our common stock as of December 31, 2024. Vanguard has (i) sole power to vote or to direct the vote with respect to none of such shares; (ii) shared power to vote or to direct the vote with respect to 389,257 of such shares, (iii) sole power to dispose or direct the disposition with respect to 37,464,665 of such shares and (iv) the shared power to dispose or direct the disposition of 1,289,604 of such shares.
(3)This information is based solely on information contained in a Schedule 13G/A filed on December 6, 2024 by BlackRock, Inc. to report that it was the beneficial owner of 29,018,062 shares of our common stock as of November 30, 2024. BlackRock has (i) sole power to vote or to direct the vote with respect to 25,942,249 of such shares; (ii) shared power to vote or to direct the vote with respect to none of such shares; (iii) sole power to dispose or direct the disposition of 29,018,062 of such shares; and (iv) shared power to dispose or direct the disposition of none of such shares.
(4)This information is based solely on information contained in a Schedule 13G filed on January 30, 2024 by State Street Corporation to report that it was the beneficial owner of 16,712,364 shares of our common stock as of December 31, 2024. State Street has (i) sole power to vote or to direct the vote with respect to none of such shares; (ii) shared power to vote or to direct the vote with respect to 11,304,205 of such shares and (iii) sole power to dispose or to direct the disposition of none of such shares; and (iv) shared power to dispose or direct the disposition of 16,691,974 of such shares.

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INFORMATION ABOUT THE MEETING
INFORMATION ABOUT THE HARTFORD’S ANNUAL MEETING OF SHAREHOLDERS
HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). You can also request prompt delivery of copies of the Notice of 2025 Annual Meeting of Shareholders, Proxy Statement and 2024 Annual Report by writing to Terence Shields, Corporate Secretary, The Hartford Insurance Group, Inc., One Hartford Plaza, Hartford, CT 06155.
FREQUENTLY ASKED QUESTIONS
The Board of Directors of The Hartford is soliciting shareholders’ proxies in connection with the 2025 Annual Meeting of Shareholders, and at any adjournment or postponement thereof. The mailing to shareholders of the notice of Internet availability of proxy materials took place on or about April 10, 2025.
Q: Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
A:     Instead of mailing a printed copy of our proxy materials to each shareholder of record, the SEC permits us to furnish proxy materials by providing access to those documents on the Internet. Shareholders will not receive printed copies of the proxy materials unless they request them. The notice instructs you as to how to submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the notice for requesting them.
Q: How are shares voted if additional matters are presented at the Annual Meeting?
A:     Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxyholders, Donald C. Hunt, Executive Vice President and General Counsel, and Terence Shields, Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting in accordance with Delaware law and our By-laws.
Q: Who may vote at the Annual Meeting?

A:     Holders of our common stock at the close of business on March 24, 2025 (the “Record Date”) may vote at the Annual Meeting. On the Record Date, we had 285,395,412 shares of common stock outstanding and entitled to be voted at the Annual Meeting. You may cast one vote for each share of common stock you hold on all matters presented at the Annual Meeting.
Participants in The Hartford Investment and Savings Plan (“ISP”) and The Hartford Deferred Restricted Stock Unit Plan (“Bonus Swap Plan”) may instruct plan trustees as to how to vote their shares using the methods described on page 76. The trustees of the ISP and the Bonus Swap Plan will vote shares for which they have not received direction in accordance with the terms of the ISP and the Bonus Swap Plan, respectively.
Participants in The Hartford's Employee Stock Purchase Plan (“ESPP”) may vote their shares as described on page 76.

2025 Proxy Statement	75

INFORMATION ABOUT THE MEETING
Q: What vote is required to approve each proposal?

A: Proposal		Voting Standard
1	Election of Directors	A director will be elected if the number of shares voted “for” that director exceeds the number of votes “against” that director.
2	To ratify the appointment of our independent registered public accounting firm	An affirmative vote requires the majority of those shares present in person or represented by proxy and entitled to vote.
3	To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement	An affirmative vote requires the majority of those shares present in person or represented by proxy and entitled to vote.
4	Consider and act on the Company’s 2025 Long Term Stock Incentive Plan; and	An affirmative vote requires the majority of those shares present in person or represented by proxy and entitled to vote.
5	Vote on shareholder proposal that the Company adopt special meeting rights for shareholders	An affirmative vote requires the majority of those shares present in person or represented by proxy and entitled to vote.

Q: What is the difference between a “shareholder of record” and a “street name” holder?
A:     These terms describe the manner in which your shares are held. If your shares are registered directly in your name through Computershare, our transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage firm, bank, trust or other nominee as custodian on your behalf, you are a “street name” holder.
Q: How do I vote my shares?
A:     Subject to the limitations described below, you may vote by proxy:

By internet	By telephone

Visit 24/7 www.proxyvote.com	Dial toll-free 24/7 1-800-690-6903

By mailing your Proxy Card	At the annual meeting

Cast your ballot, sign your proxy card and send by mail	Follow the instructions on the virtual meeting site
When voting on proposal items 1-5, you may vote “for” or “against” the item or you may abstain from voting.
Voting Through the Internet or by Telephone Prior to the Annual Meeting. Whether you hold your shares directly as the shareholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Annual Meeting. You can vote by proxy using the Internet or a telephone by following the instructions provided in the notice you received.
Voting by Proxy Card or Voting Instruction Form. Each shareholder, including any employee of The Hartford who owns common stock through the ISP, the Bonus Swap Plan or the ESPP, may vote by using the proxy card(s) or voting instruction form(s) provided to them. When you return a proxy card or voting instruction form that is properly completed and signed, the shares of common stock represented by that card will be voted as you specified.

Q: Can I vote my shares at the virtual Annual Meeting?
A:     You may vote online during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/HIG2025, entering the 16-digit control number provided on your proxy card, voting instruction form or notice, and following the on-screen instructions.
Q: Can my shares be voted even if I abstain or don’t vote by proxy or attend the Annual Meeting?
A:     If you cast a vote of “abstention” on a proposal, your shares cannot be voted otherwise unless you change your vote (see below). Because they are considered to be present and entitled to vote for purposes of determining voting results, abstentions

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INFORMATION ABOUT THE MEETING
will have the effect of a vote against Proposal #2, Proposal #3, Proposal #4, and Proposal #5. Note, however, that abstentions will have no effect on Proposal #1, since only votes “for” or “against” a director nominee will be considered in determining the outcome.
Abstentions are included in the determination of shares present for quorum purposes.
If you don’t vote your shares held in “street name,” your broker can vote your shares in its discretion on matters that the NYSE has ruled discretionary. The ratification of Deloitte & Touche LLP as independent registered public accounting firm is a discretionary item under the NYSE rules. If no contrary direction is given, your shares will be voted on this matter by your broker in its discretion. The NYSE deems the election of directors, matters relating to executive compensation, and shareholder proposals opposed by management as non-discretionary matters in which brokers may not vote shares held by a beneficial owner without instructions from such beneficial owner. Accordingly, brokers will not be able to vote your shares for the election of directors or the advisory vote on compensation of our named executive officers if you fail to provide specific instructions. If you do not provide instructions, a “broker non-vote” results, and the underlying shares will not be considered voting power present at the Annual Meeting. Therefore, these shares will not be counted in the vote on those matters.
If you do not vote shares for which you are the shareholder of record, your shares will not be voted.
Q: What constitutes a quorum, and why is a quorum required?
A:     A quorum is required for our shareholders to conduct business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Abstentions and proxies submitted by brokers (even with limited voting power such as for discretionary matters only) will be considered “present” at the Annual Meeting and counted in determining whether there is a quorum present.
Q: Can I change my vote after I have delivered my proxy?
A:     Yes. If you are a shareholder of record, you may revoke your proxy at any time before it is exercised by:
1.Entering a new vote prior to the Annual Meeting at www.proxyvote.com or via telephone;
2.Giving written notice of revocation to our Corporate Secretary;
3.Submitting a subsequently dated and properly completed proxy card; or
4.Entering a new vote during the Annual Meeting at www.virtualshareholdermeeting.com/HIG2025 (your attendance at the Annual Meeting will not by itself revoke your proxy).
If you hold shares in “street name,” you may submit new voting instructions by contacting your broker, bank or other nominee. You may also change your vote or revoke your proxy by voting online during the virtual Annual Meeting.
Q: Where can I find voting results of the Annual Meeting?
A:     We will announce preliminary voting results at the Annual Meeting and publish the results in a Form 8-K filed with the SEC within four business days after the date of the Annual Meeting.

Q: How can I submit a proposal for inclusion in the 2026 proxy statement?
A:     We must receive proposals submitted by shareholders for inclusion in the 2026 proxy statement relating to the 2026 Annual Meeting no later than the close of business on December 11, 2025. Any proposal received after that date will not be included in our proxy materials for 2026. In addition, all proposals for inclusion in the 2026 proxy statement must comply with all of the requirements of Rule 14a-8 under the Exchange Act. No proposal may be presented at the 2026 Annual Meeting unless we receive notice of the proposal by Friday, February 20, 2026. Proposals should be addressed to Terence Shields, Corporate Secretary, The Hartford Insurance Group, Inc., One Hartford Plaza, Hartford, CT 06155. All proposals must comply with the requirements set forth in our By-laws, a copy of which may be obtained from our Corporate Secretary or on the Corporate Governance page of the investor relations section of our website at http://ir.thehartford.com.
Q: How may I obtain other information about The Hartford?
A:     General information about The Hartford is available on our website at www.thehartford.com. You may view the Corporate Governance page of the investor relations section of our website at http://ir.thehartford.com for the following information, which is also available in print without charge to any shareholder who requests it in writing:

2025 Proxy Statement	77

INFORMATION ABOUT THE MEETING

SEC Filings	• Copies of this proxy statement • Annual Report on Form 10-K for the fiscal year ended December 31, 2024 • Other filings we have made with the SEC
Governance Documents
 • Articles of Incorporation
 • By-laws
 • Corporate Governance Guidelines (including guidelines for determining director independence and qualifications)
 • Charters of the Board’s committees
 • Code of Ethics and Business Conduct
 • Code of Ethics and Business Conduct for Members of the Board of Directors

Written requests for print copies of any of the above-listed documents should be addressed to Terence Shields, Corporate Secretary, The Hartford Insurance Group, Inc., One Hartford Plaza, Hartford, CT 06155.
For further information, you may also contact our Investor Relations Department at the following address: The Hartford Insurance Group, Inc., One Hartford Plaza, Hartford, CT 06155, or call (860) 547-2537.

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INFORMATION ABOUT THE MEETING
OTHER INFORMATION
As of the date of this proxy statement, the Board of Directors has no knowledge of any business that will be properly presented for consideration at the Annual Meeting other than that described above. As to other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.
Present and former directors and present and former officers and other employees of the Company may solicit proxies by telephone, telegram or mail, or by meetings with shareholders or their representatives. The Company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. The Company has engaged Sodali & Co to solicit proxies for the Annual Meeting for a fee of $16,000, plus the payment of Sodali & Co's out-of-pocket expenses. The Company will bear all expenses relating to the solicitation of proxies.
The proxy materials are available to you via the Internet. Shareholders who access the Company’s materials this way get the information they need electronically, which allows us to reduce printing and delivery costs and lessen adverse environmental impacts. The notice of Internet availability contains instructions as to how to access and review these materials. You may also refer to the notice for instructions regarding how to request paper copies of these materials.
We hereby incorporate by reference into this proxy statement “Item 10: Directors, Executive Officers and Corporate Governance of The Hartford” and “Item 12: Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
By order of the Board of Directors,
Terence Shields
Corporate Secretary
Dated: April 10, 2025
SHAREHOLDERS ARE URGED TO VOTE BY PROXY, WHETHER OR NOT THEY EXPECT TO ATTEND THE VIRTUAL ANNUAL MEETING. A SHAREHOLDER MAY REVOKE THEIR PROXY AND VOTE AT THE VIRTUAL ANNUAL MEETING (STREET HOLDERS MUST OBTAIN A LEGAL PROXY FROM THEIR BROKER, BANKER OR TRUSTEE TO VOTE AT THE VIRTUAL ANNUAL MEETING).

2025 Proxy Statement	79

APPENDIX A
APPENDIX A: RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this proxy statement to assist investors in analyzing the Company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of non-GAAP and other financial measures used in this proxy statement can be found below.

On January 1, 2023, the Company adopted FASB's LDTI guidance, which was applied on a modified retrospective basis as of January 1, 2021. Impacted prior periods in this document have been restated to reflect the adoption of LDTI where noted. For additional information refer to Note 1 - Basis of Presentation and Significant Accounting Policies of Notes to Consolidated Financial Statements and Schedules in the Company's 2023 Annual Report on Form 10-K.
Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Generally realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs – These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and excluding the deferred gain on retroactive reinsurance and related amortization of the deferred gain from core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of before tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of before tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.

In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.

Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance. Below is a reconciliation of net income (loss) available to common stockholders to core earnings for the years ended December 31, 2024, 2023, 2022, 2021 and 2020.

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APPENDIX A

($ in millions)	Year Ended Dec. 31, 2024	Year Ended Dec. 31, 2023	Year Ended Dec. 31, 2022	Year Ended Dec. 31, 2021	Year Ended Dec. 31, 2020
Net income available to common stockholders(1)	$3,090	$2,483	$1,798	$2,350	$1,716
Adjustments to reconcile net income available to common stockholders to core earnings:
Net realized losses (gains), excluded from core earnings, before tax	56	152	626	(505)	18
Restructuring and other costs, before tax	2	6	13	1	104
Loss on extinguishment of debt, before tax	—	—	9	—	—
Integration and other non-recurring M&A costs, before tax	8	8	21	58	51
Change in deferred gain on retroactive reinsurance, before tax	(83)	194	229	246	312
Income tax expense (benefit)(2)	3	(76)	(200)	34	(115)
Core Earnings(1)	$3,076	$2,767	$2,496	$2,184	$2,086
(1) Adopting LDTI resulted in an after tax increase to net income and core earnings of $4 for 2022 and $6 for 2021.
(2) Primarily represents federal income tax expense (benefit) related to before tax items not included in core earnings.

Compensation Core Earnings: As discussed under “Annual Incentive Plan Awards” on page 40, at the beginning of each year, the Compensation Committee approves a definition of “Compensation Core Earnings,” a non-GAAP financial measure. Compensation Core Earnings is used to set AIP award targets and threshold levels below which no AIP award is earned. Below are the Compensation Committee’s 2024, 2023, 2022, 2021 and 2020 definitions of “Compensation Core Earnings” and reconciliations of core earnings to this non-GAAP financial measure.

($ in millions)	Year Ended Dec. 31, 2024	Year Ended Dec. 31, 2023	Year Ended Dec. 31, 2022	Year Ended Dec. 31, 2021	Year Ended Dec. 31, 2020
Core Earnings as reported(1)	$3,076	$2,767	$2,492	$2,178	$2,086
Adjustments to reconcile core earnings to compensation core earnings, after tax:
Total catastrophe losses, including reinstatement premiums, state catastrophe fund assessments and terrorism losses, that are (below) or above the annual catastrophe budget	(35)	(13)	44	10	(319)
Prior accident year reserve development associated with asbestos and environmental reserves, net of reinsurance recoveries, included in core earnings	111	—	—	—	—
Entire amount of a (gain) or loss (or such percentage of a gain or loss as determined by the Compensation Committee) associated with any other unusual or non-recurring item, including but not limited to reserve development, litigation and regulatory settlement charges and/or prior/current year non-recurring tax benefits or charges	3	(17)	(24)	(4)	18
Total equity method earnings that are below the annual operating budget from the limited partnership that owns Talcott Resolution				19	(21)
Total Hartford Funds earnings that are below or (above) the annual operating budget	(3)	—	49	(40)	3
Compensation Core Earnings	$3,152	$2,737	$2,561	$2,163	$1,767
(1) Core Earnings as reported in this table for 2022 and 2021 do not reflect impacts of the Company's adoption of FASB's LDTI guidance.

2025 Proxy Statement	81

APPENDIX A
Core Earnings Margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Employee Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Employee Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Employee Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. Below is a reconciliation of net income margin to core earnings margin for the year ended December 31, 2024.

Year Ended Dec. 31, 2024
Net income margin	7.9%
Adjustments to reconcile net income margin to core earnings margin:
Net realized losses before tax	0.4%
Income tax benefit	(0.1)%
Core earnings margin	8.2%

Core Earnings Return on Equity: The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A reconciliation of consolidated net income ROE to Consolidated Core earnings ROE is set forth below.

	Year Ended Dec. 31, 2024	Year Ended Dec. 31, 2023	Year Ended Dec. 31, 2022
Net Income available to common stockholders ROE(1)	19.9%	17.5%	11.7%
Adjustments to reconcile net income ROE to core earnings ROE:
Net realized losses, excluded from core earnings, before tax	0.4%	1.1%	4.1%
Restructuring and other costs, before tax	—%	—%	0.1%
Loss on extinguishment of debt, before tax	—%	—%	0.1%
Integration and other non-recurring M&A costs, before tax	0.1%	0.1%	0.1%
Change in deferred gain on retroactive reinsurance, before tax	(0.5)%	1.4%	1.5%
Income tax benefit on items not included in core earnings	—%	(0.5)%	(1.3)%
Impact of AOCI, excluded from denominator of Core Earnings ROE	(3.2)%	(3.8)%	(1.8)%
Core earnings ROE	16.7%	15.8%	14.5%
(1) For 2022, adopting LDTI resulted in Net Income available to common stockholders ROE increases of .1, as well as a core earnings ROE increase of .1.

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APPENDIX A
Compensation Core ROE: As discussed under "Long-Term Incentive Awards" on page 42, Compensation Core ROE is used to set performance share targets and threshold levels below which there is no payout. The adjustments described in the left hand column of the table below constitute the Compensation Committee’s 2024 definition of “Compensation Core ROE.” A reconciliation of GAAP net income to Compensation Core ROE for the 2024 performance share awards will not be available until the end of the performance period in 2026. Reconciliations for each year covered by the 2022 performance share awards are provided in the table below, with any variations from the 2024 performance share award definition explained in the notes below the table.

($ in millions)	Year Ended Dec. 31, 2024	Year Ended Dec. 31, 2023	Year Ended Dec. 31, 2022(1)
Net income available to common shareholders as reported	$3,090	$2,483	$1,794
Adjustments to reconcile net income available to common stockholders to core earnings:
Net realized losses excluded from core earnings, before tax	56	152	626
Restructuring and other costs, before tax	2	6	13
Loss on extinguishment of debt, before tax	—	—	9
Integration and other non-recurring M&A costs, before tax	8	8	21
Change in deferred gain on retroactive reinsurance, before tax	(83)	194	229
Income tax expense (benefit)	3	(76)	(200)
Core Earnings as reported	3,076	2,767	2,492
Adjusted for after tax:
Total catastrophe losses, including reinstatement premiums, state catastrophe fund assessments and terrorism losses that are (below) or above the catastrophe budget.(2)	13	(2)	18
Prior accident year reserve development associated with asbestos and environmental reserves, net of reinsurance recoveries, included in core earnings	111	—	—
Total Hartford Funds earnings that are below or (above) the annual operating budget as set for each year in February 2022	81	84	49
Core Earnings as adjusted	$3,281	$2,849	$2,559
Prior year ending common stockholders' equity, excluding accumulated other comprehensive income (AOCI) as reported	$17,842	$17,183	$17,337
Current year ending common stockholders' equity, excluding AOCI as reported	$18,999	$17,842	$17,173
Average common stockholders' equity, excluding AOCI as reported	$18,421	$17,513	$17,255
Compensation Core ROE	17.8%	16.3%	14.8%
Average of 2022, 2023 and 2024 Compensation Core ROE = 16.3%
(1)The amounts as reported in this table for 2022 do not reflect impacts of the Company's adoption of FASB's LDTI guidance.
(2)The catastrophe budget for each year will be based on the multi-year outlook finalized in the first quarter of the year of grant.  The catastrophe budget will be adjusted only for changes in exposures between what is assumed in the multi-year outlook versus exposures as the book is actually constituted in each respective year.

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APPENDIX A
Underlying Combined Ratio: This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. Below is a reconciliation of combined ratio to the underlying combined ratio for individual reporting segments for the year-ended December 31, 2024.

	Business Insurance	Personal Insurance
Combined Ratio	89.9	99.1
Impact of current accident year catastrophes and prior accident year development on combined ratio	(2.0)	(5.1)
Underlying Combined Ratio	87.9	94.1

Core earnings per diluted share: This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. Below is a reconciliation of net income available to common stockholders per diluted share to core earnings per diluted share for the year-ended December 31, 2024.

Year Ended
Dec. 31, 2024
Net Income available to common stockholders per diluted share	$10.35
Adjustments made to reconcile net income available to common stockholders per diluted share to core earnings per diluted share:
Net realized losses, excluded from core earnings, before tax	0.19
Restructuring and other costs, before tax	0.01
Integration and other non-recurring M&A costs, before tax	0.03
Change in deferred gain on retroactive reinsurance, before tax	(0.28)
Core earnings per diluted share	$10.30

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APPENDIX B
APPENDIX B: SUMMARY OF THE HARTFORD 2025 LONG TERM INCENTIVE STOCK PLAN

Set forth below is a description of the material terms of The Hartford 2025 Long Term Incentive Stock Plan (the “2025 LTI Stock Plan”). The following summary is qualified in its entirety by reference to the specific provisions of the proposed form of the 2025 LTI Stock Plan, the full text of which is available in Appendix C to this Proxy Statement. Capitalized terms used but not defined herein shall have the meanings set forth in the 2025 LTI Stock Plan.

General Applicability. The 2025 LTI Stock Plan is intended to replace The Hartford 2020 Stock Incentive Plan, as amended and restated effective October 2, 2023 (the “2020 Stock Incentive Plan”). Upon approval and adoption of the 2025 LTI Stock Plan, no further awards will be made under the 2020 Stock Incentive Plan. The material terms of the 2025 LTI Stock Plan are similar to the terms of the 2020 Stock Incentive Plan, with minor refinements to more explicitly capture current administrative practices. Changes include but are not limited to: 1) with respect to performance share awards that, after the end of the 3-year performance period, the Compensation Committee certifies the performance results before awards are paid out; 2) when awards are granted that (except in the case of senior executives) the Compensation Committee approves a pool for annual LTI awards for other recipients, rather than each individual recipient's award; 3) clarifies that vested, forfeited, and/or cancelled awards will not be reinstated upon rehire; 4) clarifies that certain eligibility determinations can be delegated; and 5) clarifies that, in the event of a change in control where existing performance-based awards are not assumed or replaced, performance shall be deemed satisfied at the greater of target or the percentage of performance measures achieved upon the change in control.

Shares Subject to 2025 LTI Stock Plan. If the 2025 LTI Stock Plan is approved by shareholders, the maximum number of shares that may be issued in connection with the grant of options and other stock-based or stock-denominated awards is 8,500,000 (approximately 3.0% of the total 288,025,305 outstanding common shares of the company as of February 28, 2025, which represents an increase of approximately 3,026,664 shares over the number of shares authorized but not issued under the 2020 Stock Incentive Plan. For purposes of applying this limit in the context of a Performance-Based Award, the number of shares of common stock equal to the value of the award is based upon the target payout, in each case determined as of the date on which such award is granted. To the extent that shares of common stock remain available for issuance under the 2020 Stock Incentive Plan but are not subject to outstanding awards on May 21, 2025, such shares shall be available for awards under the 2025 LTI Stock Plan and such shares are included in the total number of shares available under the 2025 LTI Stock Plan described above. To the extent that any award under the 2020 Stock Incentive Plan is forfeited, terminated, surrendered, exchanged, expires, or is settled in cash in lieu of stock (including to effect tax withholding), the shares subject to such award (or the relevant portion thereof) shall be available for awards under the 2025 LTI Stock Plan and such shares shall be added to the total number of shares available under the 2025 LTI Stock Plan.

The 2025 LTI Stock Plan provides that the maximum number of shares that may be granted to any participant with respect to awards shall be 3,000,000 in any calendar year. The 2025 LTI Stock Plan further provides that the Compensation Committee may provide for awards in excess of the above limitations at its discretion in any calendar year in which (i) a participant’s employment with the company commences or (ii) the participant is promoted to a more senior position with the company.

The aggregate awards granted to any non-employee director with respect to any calendar year, solely with respect to his or her services a member of the Board, taken together with any cash fees paid during the calendar year to the director, may not exceed $750,000 in total value (calculating the value of any such awards based on the grant date). The Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

In connection with a merger or consolidation of an entity with the company or the acquisition by the company of property or stock of an entity, the company may grant substitute awards for options or other stock or stock-based awards granted by such entity on terms determined by the Compensation Committee. Such substitute awards shall not count against the maximum number of shares that may be issued or any individual sub-limits of the 2025 LTI Stock Plan except as otherwise required by the Internal Revenue Code.

Purpose of the 2025 LTI Stock Plan. The company benefits when employees’ interests are aligned with those of non-employee shareholders through the ownership of company stock. The company desires to preserve its flexible program of stock-based awards designed to retain exceptional employees and to motivate their efforts on behalf of the company. The company believes that the adoption of the 2025 LTI Stock Plan will enable the company to continue providing an effective source of incentives to reward the efforts of highly motivated employees, and to attract new employees in an effort to meet the varying business needs of the company and to compete effectively in its markets. In addition, the 2025 LTI Stock Plan provides for awards to non-employee directors in connection with their compensation for services on the Board of Directors, consistent with the company’s desire that non-employee directors achieve stock ownership levels equivalent to five times their annual cash retainer for service on the company’s Board of Directors by the third anniversary of the director’s appointment to the Board of Directors. The 2025 LTI Stock Plan also permits

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APPENDIX B
awards to third party service providers. Awards may be granted by the Compensation Committee in its discretion and, therefore, future benefits to be allocated to any individual or group of individuals under the 2025 LTI Stock Plan are not presently determinable.

The Board has determined that it is in the best interests of the company and its shareholders to adopt the 2025 Long Term Incentive Stock Plan.

Eligibility. All employees, officers and directors of the Company are eligible to receive grants under the 2025 LTI Stock Plan. The Committee may also grant awards under the 2025 LTI Stock Plan to certain consultants and advisors. As of December 31, 2024, the Company had approximately 19,147 employees. In 2024, awards were granted under the 2020 Stock Incentive Plan to approximately 2,253 employees, Company’s directors, and no consultants or advisors.

Plan Administration. The Compensation and Management Development Committee (the “Compensation Committee”), all of the current members of which are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “independent directors” under the standards set forth in the company’s Corporate Governance Guidelines, in accordance with the requirements of the listing standards of the New York Stock Exchange will administer the 2025 LTI Stock Plan. The Compensation Committee will make determinations, including but not limited to, the designation of those participants or groups of participants who shall receive awards, the number of shares to be covered by options, SARs, Restricted Stock, RSUs, and other types of awards, the exercise price of options and the grant price of SARs (which may not be less than 100% of the Fair Market Value of Common Stock on the date of grant), other option and SARs terms and conditions, the number of Performance-Based Awards to be granted and the applicable performance objectives, and the effect on an award of a participant’s termination of employment resulting from disability, death, retirement or other cessation of employment, authorized leave of absence or other change in the employment or other status of the participant. The Compensation Committee may impose such additional terms and conditions on an award as it deems advisable. The Compensation Committee may also grant other forms of stock-based and cash-based awards. The Compensation Committee’s decisions in the administration of the 2025 LTI Stock Plan shall be binding on all persons for all purposes.

The Compensation Committee may, in its sole discretion, delegate such of its powers as it deems appropriate to certain members of senior management of the company, except that awards to Section 16 executive officers shall be made solely by the Compensation Committee or the Board of Directors.

The 2025 LTI Stock Plan provides that any participant that accepts an award under the 2025 LTI Stock Plan agrees to be bound by the company’s Clawback Policy, which governs the circumstances under which the Company must attempt to recover “erroneously awarded” incentive-based compensation paid to certain executive officers to the extent such compensation was based on a misstated financial reporting measure that results in an accounting restatement, as required by SEC rules and NYSE listing standards. The Clawback Policy also permits the company to recoup any amounts paid or payable by the company at any time (including any award made under the 2025 LTI Stock Plan) to the extent such recoupment either (i) is required by applicable law, regulation or listing standards, or (ii) is determined by the company to be necessary or appropriate in light of business circumstances or employee misconduct.

Minimum Vesting. Awards granted under the 2025 LTI Stock Plan which vest on the basis of a participant’s continued employment with the company shall be subject to a minimum vesting period of one year, except (i) up to 5% of the maximum number of shares that may be issued in connection with the grant of options and other stock-based or stock-denominated awards may provide for vesting over a period of less than one year and (ii) the Compensation Committee may accelerate the vesting of any award, or waive the one-year vesting restriction, in circumstances where the Compensation Committee determines such acceleration or waiver to be in the best interests of the company.

Stock Options and SARs. Stock options and SARs under the 2025 LTI Stock Plan shall expire within ten years after grant. The exercise price for options and the grant price for SARs must be at least equal to the Fair Market Value of the Common Stock on the date of grant. The exercise price for options must be paid to the Company at the time of exercise and, in the discretion of the Compensation Committee, may be paid in the form of cash, a notice of an exercise-and-sell transaction (in the case of nonqualified options) or by such other lawful consideration as the Compensation Committee may determine. The Compensation Committee will generally determine the time or times at which options and SARs granted under the 2025 LTI Stock Plan, including options and SARs granted to directors, may be exercised. No option or SAR shall provide for the payment or accrual of dividends or dividend equivalents. No option or SAR shall contain any provision entitling a participant to the automatic grant of additional options or SARs in connection with any exercise of the original option or SAR. The Compensation Committee cannot reprice options or SARs without first obtaining approval of shareholders. During the lifetime of a participant, an option or SAR may be exercised only by the participant (or a permitted transferee) at any time during its term and the participant’s continued service.

Performance-Based Awards. Awards under the 2025 LTI Stock Plan may be made subject to the achievement of performance goals as prescribed by the Compensation Committee. The Compensation Committee shall specify that the degree of granting, vesting and/ or payout of Performance-Based Awards shall be subject to the achievement of performance goals established by the Compensation Committee. Such performance goals may vary by participant and may be different for different awards, may be particular to a participant or the department, line of business, subsidiary or other unit in which the participant works, and may cover such period as specified by the Compensation Committee, provided that such period must be at least twelve months. The

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APPENDIX B
Compensation Committee shall, following the end of a performance period and prior to payment or vesting, determine the level of performance achieved against the performance goals. The Compensation Committee may adjust the cash or number of shares payable pursuant to a Performance-Based Award and may waive the achievement of the applicable performance goals, including in the case of death or total disability of the participant. Dividend equivalents may be credited with respect to Performance-Based Awards, provided that such dividend equivalents will be subject to the same restrictions on transfer and forfeitability as the Performance-Based Award with respect to which they are paid. Dividend equivalents may only be paid as and when the underlying Performance-Based Award vests and is payable, and no interest will be paid on dividend equivalents.

Restricted Stock and RSUs. Restricted Stock and RSUs, which provide a contractual right to receive shares of Common Stock, awarded under the 2025 LTI Stock Plan will be issued subject to a restriction period set by the Compensation Committee, during which time any restricted shares may not be sold, transferred, assigned or pledged or otherwise disposed of. The Compensation Committee will determine the terms and conditions applicable to any award of Restricted Stock or RSUs to any participant. Dividends (in the case of Restricted Stock) and dividend equivalents (in the case of RSUs) may be credited with respect to Restricted Stock and RSUs, provided that such dividend equivalents will be subject to the same restrictions on transfer and forfeitability as the award with respect to which they are paid. Dividends and dividend equivalents so credited may only be paid as and when the underlying Restricted Stock or RSU vests and is payable, and no interest will be paid on dividend equivalents. Recipients of Restricted Stock shall have voting rights with respect to Restricted Stock. Recipients of RSUs shall have no voting rights with respect to RSUs. The Compensation Committee shall establish the terms and conditions of any RSUs, including the restriction period applicable thereto, and date on which Common Stock may be issued in respect thereof. The Compensation Committee may determine that vesting of Restricted Stock or RSUs will be dependent upon attainment of performance goals established by the Compensation Committee.

The Compensation Committee, or its delegate(s), may also permit any participant to receive RSUs in exchanged for or in lieu of other compensation (including salaries, annual bonuses, annual retainer and meeting fees) that would otherwise have been payable to such participant in cash. The Compensation Committee, or its delegate(s), may also permit RSUs to be deferred, on a mandatory basis or at the election of a participant, in a manner that complies with Section 409A of the Internal Revenue Code. The Compensation Committee, or its delegate(s) shall establish the terms and conditions applicable to any election by a participant to receive RSUs (including the time at which any such election shall be made).

Cash-Based Awards. The Compensation Committee or the company may also grant Awards that are settled or denominated in cash rather than Shares.

Compensation Upon Change of Control. The 2025 LTI Stock Plan provides limited protection of intended economic benefits for participants upon a change of control of the company.

“Change of Control” is generally defined in the 2025 LTI Stock Plan as any of the following events:

i.The filing of a report with the Securities and Exchange Commission disclosing that a person is the beneficial owner of forty percent or more of the outstanding stock of the company entitled to vote in the election of directors of the company;

ii.A person purchases shares pursuant to a tender offer or exchange offer to acquire stock of the company (or securities convertible into stock), provided that after consummation of the offer, the person is the beneficial owner of twenty percent or more of the outstanding stock of the company entitled to vote in the election of directors of the company;

iii.The consummation of a merger, consolidation, recapitalization, or reorganization of the company approved by the stockholders of the company, other than in a transaction immediately following which the persons who were the beneficial owners of the outstanding securities of the company entitled to vote in the election of directors of the company immediately prior to such transaction are the beneficial owners of at least 55% of the total voting power represented by the securities of the entity surviving such transaction entitled to vote in the election of directors of such entity in substantially the same relative proportions as their ownership of the securities of the company entitled to vote in the election of directors of the company immediately prior to such transaction;

iv.The consummation of a sale, lease, exchange or other transfer of all or substantially all the assets of the company approved by the stockholders of the company; or

v.Within any 24 month period, the persons who were directors of the company immediately before the beginning of such period (the “Incumbent Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) was elected to the Board by, or on the recommendation of the directors who then qualified as Incumbent Directors either actually or by operation of this clause (v), and (B) was not designated by a person who has entered into an agreement with the company to effect a transaction described in clause (iii) or (iv) above.

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APPENDIX B
Under the 2025 LTI Stock Plan, awards will not automatically vest and become exercisable upon a Change of Control if the Compensation Committee reasonably determines in good faith prior to the occurrence of the Change of Control that the awards will be assumed or replaced with an Alternative Award immediately following the Change of Control. Such an Alternative Award must:

•Relate to a security that is traded on a recognized U.S. national securities exchange;

•Provide rights and entitlements that are substantially equivalent to or better than the rights and entitlements under the existing award (in the case of existing Performance-Based Awards, the performance goals must be deemed satisfied at target (or, if greater, as specified by the Compensation Committee), and the Alternative Award must be in the form of restricted stock or restricted stock units, without a performance objective, unless otherwise determined by the Compensation Committee);

•Be of substantially equivalent economic value; and

•Provide that awards become fully vested and exercisable if the participant’s employment is terminated within two years following the Change of Control without Cause or by the participant for Good Reason. For this purpose, “Good Reason” and “Cause” are as defined in the company’s applicable severance pay plan or, if no such agreement or plan exists or does not defined such terms, as defined in the applicable award agreement.

In the event that awards were not assumed or replaced with such Alternative Awards, then, upon the Change of Control, the following would occur:

•Each option and SAR outstanding would generally immediately vest and become exercisable to the full extent of the original grant for the remainder of its term. The Compensation Committee could, in its discretion, provide that each option and SAR be surrendered or exercised for cash equal to the excess of the Fair Market Value of the Common Stock at the time of exercise over the exercise price;

•The restrictions applicable to shares of Restricted Stock and RSUs held by participants pursuant to the 2025 LTI Stock Plan would lapse upon the occurrence of the Change of Control, and immediately following the Change in Control participants would receive unrestricted certificates for all shares of Restricted Stock or RSUs. The Compensation Committee could, in its discretion, provide that Restricted Stock or RSUs shall be exchanged for an immediate cash payment equal to the number of outstanding shares or units multiplied by the Fair Market Value of a share of Common Stock. Distributions of awards that constituted nonqualified deferred compensation under Section 409A of the Internal Revenue Code would be made at the time otherwise payable without regard to the occurrence of the Change of Control.

•If the Change of Control occurred during the course of a performance period applicable to a Performance-Based Award, then participants would be deemed to have satisfied the performance goals at the applicable target level, or, if greater, the percentage of performance measures (as determined the Compensation Committee) achieved as of the date of the Change in Control (or such date as otherwise specified by the Compensation Committee). The portion of any Performance-Based Award that fails to vest in accordance with the deemed performance would be immediately forfeited and canceled. The Compensation Committee could, in its discretion, provide that Performance-Based Awards be exchanged for cash equal to the number of shares awarded based on deemed performance multiplied by the Fair Market Value of a share of Common Stock. Distributions of amounts payable to participants with respect to Performance-Based Awards would be made immediately following the occurrence of the Change of Control, provided that the awards did not constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code.

Authorization of Sub-Plans; Non-U.S. Employees. The Compensation Committee, or its delegate(s), may establish sub-plans under the 2025 LTI Stock Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. Awards may be granted to participants who are non-U.S. citizens or residents employed or on assignment outside the United States, or both, on such terms and conditions different from those applicable to awards to participants employed in the United States as may be appropriate in order to recognize differences in local law or tax policy.

Amendment and Termination of the 2025 LTI Stock Plan. The Compensation Committee may amend or discontinue the 2025 LTI Stock Plan at any time and, specifically may make such modifications to the 2025 LTI Stock Plan as it deems necessary to avoid the application of Section 409A of the Internal Revenue Code and the United States Treasury regulations thereunder. However, no amendment shall, without shareholder approval, (i) materially increase the number of shares reserved for awards (except as provided in the 2025 LTI Stock Plan with respect to stock splits or other similar changes), (ii) expand the types of awards that may be granted, (iii) materially expand the group of participants eligible for awards, or (iv) with respect to the grant of all options and SARs, allow the Compensation Committee to reprice options or SARs.

The Compensation Committee has not specified the participants who may receive awards under the 2025 LTI Stock Plan in the future. Information regarding the options, performance shares and Restricted Stock Units granted to the company’s named executive officers during 2024 under the 2020 Stock Incentive Plan is set forth in the various compensation tables included under Executive Compensation Tables beginning on page 53 of this proxy statement.

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APPENDIX B

Registration of Shares. If the 2025 LTI Stock Plan is approved by shareholders, the shares available for award grants thereunder will be registered under the Securities Act of 1933, as amended, and a Subsequent Listing Application will be filed with the NYSE to list the shares.

Federal Income Tax Consequences. The following is a brief summary of the current federal income tax rules generally applicable to options, SARs, Performance Awards, Restricted Stock, and RSUs. Awardees should consult their own tax advisors as to the specific Federal, state and local tax consequences applicable to them.

•Incentive Stock Options. An incentive stock option results in no taxable income to the optionee or deduction to the company at the time it is granted or exercised. However, the excess of the Fair Market Value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as long-term capital gain. If the share is disposed of during such periods, however, (i.e. a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the Fair Market Value of the shares upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the Fair Market Value on the date of exercise will be a short-term capital gain. In such case, the company would be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

•Non-Qualified Stock Options. An optionee is not subject to Federal income tax upon grant of a non-qualified option. At the time of exercise, the optionee will realize compensation income (subject to withholding) to the extent that the then Fair Market Value of the stock exceeds the option price. The amount of such income will constitute an addition to the optionee’s tax basis in the optioned stock. Sale of the shares will result in capital gain or loss (long-term or short-term depending on the optionee’s holding period). The company is entitled to a Federal tax deduction at the same time and to the same extent that the optionee realizes compensation income.

•Stock Appreciation Rights (“SARs”). A grantee is not taxed upon the grant of SARs. An optionee exercising SARs for cash or stock will realize compensation income (subject to withholding) in the amount of the cash and/or stock received. The company is entitled to a tax deduction at the same time and to the same extent that the grantee realizes compensation income.

•Performance Shares. No income will be recognized at the time of grant by the recipient of a Performance Share if such award is subject to a substantial risk of forfeiture. Generally, at the time the substantial risk of forfeiture terminates with respect to Performance Awards, the then Fair Market Value of the stock will constitute ordinary income to the participant. Subject to the applicable provisions of the Internal Revenue Code, a deduction for federal income tax purposes will be allowable to the company in an amount equal to the compensation realized by the participant.

•Restricted Stock/RSUs. An awardee of Restricted Stock or RSUs will generally realize compensation income (subject to withholding) when and to the extent that the restrictions on the shares or units lapse and delivery of the shares corresponding to the units is not deferred, as measured by the value of the shares or units at the time of lapse. The awardee’s holding period for the shares or units will not commence until the date of lapse, and dividends paid on Restricted Stock during the restriction period will be treated as compensation. However, if an awardee makes an election to realize compensation income at the time of an award of Restricted Stock in accordance with the Internal Revenue Code, the recipient will be taxed at the time of the grant in an amount equal to the excess of the Fair Market Value of the Restricted Stock at that time (determined without regard to any of the applicable restrictions) over the amount, if any, paid for such Restricted Stock. In such case, the recipient’s holding period will commence on the date of the grant and his or her tax basis in the shares will be increased by the amount of income recognized by reason of such election. However, if the recipient subsequently forfeits the shares of Restricted Stock, he or she will only be entitled to recognize a loss with respect to the amount, if any, paid for the shares (and not the taxes recognized by reason of such election). A grantee of RSUs may not make such an election. The company will be entitled to a Federal tax deduction at the same time and to the same extent that the awardee realizes compensation income. However, if the recipient has elected to recognize income at the time of the grant and subsequently forfeits the Restricted Stock, the company must include as ordinary income the amount it previously deducted in the year of grant with respect to such shares.

•Tax Treatment of Awards to Participants Outside the United States. The grant and exercise of options and awards under the 2025 LTI Stock Plan to participants outside the United States may be taxed on a different basis.

•Golden Parachute Tax Penalties. Options, SARs, Performance Awards, Restricted Stock or RSUs which are granted, accelerated, or enhanced upon the occurrence of a takeover (i.e., a Change of Control) may give rise, in whole or in part, to “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code and, to such extent, will be nondeductible by the company and subject to a 20% excise tax to the awardee.

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APPENDIX B

•Limitation on the Ability to Deduct Compensation Payable to Covered Employees. Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year to any person who is a “covered employee” under this rule. The term “covered employee” includes any person who is or was a named executive officer of the Company under the proxy disclosure rules in any year after 2016. It is likely that some or potentially all of the compensation payable under the 2025 LTI Stock Plan to persons who are covered employees will not be deductible by the Company or its subsidiaries for federal income tax purposes

Information Regarding Existing Equity Compensation Plans

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (3)
Equity compensation plans approved by stockholders	7,910,934	$60.51	9,267,171
Equity compensation plans not approved by stockholders	—	—	—
Total	7,910,934	$60.51	9,267,171
(1) The amount shown in this column includes the following equity compensation awarded under the Stock Plans: 4,518,040 outstanding options; 2,677,935 outstanding restricted stock units, 594,213 outstanding performance shares at 100% of target (which excludes 567,394 shares that vested on December 31, 2024, related to the 2022-2024 performance period) and 120,746 non-vested dividend equivalent shares as of December 31, 2024. The maximum number of performance shares that could be awarded is 1,188,426 (200% of target) if the Company achieved the highest performance level.
(2) The weighted-average exercise price reflects outstanding options and does not reflect outstanding restricted stock units or performance shares because they do not have exercise prices.
(3) Of these shares, 3,014,109 remain available for purchase under the ESPP as of December 31, 2024. 6,253,061 shares remain available for issuance as options, restricted stock units, restricted stock awards or performance shares under the 2020 Stock Plan as of December 31, 2024.

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APPENDIX C: THE HARTFORD 2025 LONG TERM INCENTIVE STOCK PLAN

THE HARTFORD 2025 LONG TERM INCENTIVE STOCK PLAN

1.Purpose
The purpose of this 2025 Long Term Incentive Stock Plan (the "Plan") of The Hartford Insurance Group, Inc. (the “Company”), is to attract, retain, motivate and reward sustained long-term performance of individuals who are expected to make important contributions to the Company by providing equity ownership opportunities that are aligned with the interests of the Company's shareholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations (“Affiliated Corporation”) as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended , and any regulations thereunder (the "Code"), as determined by the Compensation and Management Development Committee or such other committee of the Board as may be designated by the Board of Directors of the Company (the "Board") to administer the Plan (the “Committee”).

2.Eligibility
The Committee, or its designee(s), shall designate the employees, officers and directors of the Company who are eligible for an Award (as defined below) under the Plan (either by individual, group or other categorization). The Committee, or its designee(s), may also designate consultants and advisors to the Company (as those terms are defined for purposes of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act”), or any successor form) as eligible for an Award under the Plan. Each person who is granted an Award under the Plan is deemed a "Participant". Notwithstanding the foregoing, nothing hereunder shall require that an employee, officer or director is granted an Award under the Plan.

3.Awards under the Plan
a.Types. The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 6), SARs (as defined in Section 7), Restricted Stock (as defined in Section 8), RSUs (as defined in Section 8), Performance Shares (as defined in Section 9(a)), and Other Stock-Based Awards (as defined in Section 3(b)). Awards under this Plan may be designated Performance-Based Awards (as defined in Section 9(b)). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Committee need not treat Participants uniformly.

b.Other Stock-Based Awards. The Committee may grant Awards of Shares (as defined in Section 5), and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property ("Other Stock-Based Awards"). Such Other Stock-Based Awards may also be available, upon vesting, as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled.

c.Cash Based Awards. The Committee or the Company may also grant Awards under this Plan that are settled or denominated in cash rather than Shares ("Cash-Based Awards").

d.Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof (“Substitute Awards”). Substitute Awards may be granted on such terms as the Committee deems appropriate under the circumstances. Substitute Awards shall not count against the overall share limit set forth in Section 5(a) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.
e.Dividends or Dividend Equivalents. The Committee may provide that an Award of Restricted Stock or Performance Shares shall be credited with dividends or that an RSU or other Performance-Based Award shall be credited with units or equivalents to reflect dividends declared on Shares (“Dividend Equivalents”), as set forth in the Award agreement. Unless the Committee shall otherwise determine (either at or after grant), all dividends or Dividend Equivalents credited to an Award under this Plan of Restricted Stock, RSUs or Performance-Based Awards shall be deemed reinvested in that number of Restricted Stock, RSUs or Performance Awards, as applicable, determined based on the Fair Market Value on the date the corresponding dividend on the Share is payable to stockholders. Unless the Committee determines otherwise, “Fair Market Value” shall be deemed, as of any date, to be equal to the reported closing price for one Share on the New York Stock Exchange (“NYSE”) or, if no sales of Shares have taken place on such date, the reported closing price on the most recent date on which selling prices were quoted, the determination to be made in the discretion of the Committee. Such dividends or Dividend Equivalents, as applicable, may be payable in cash or settled in Shares, and shall be subject to the same terms and conditions (including any restriction or vesting period(s), payment date or performance measure(s)) as

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the applicable Award. In the case of Performance-Based Awards, dividends, or Dividend Equivalents, as applicable, shall be credited during the vesting period based on target performance and then adjusted after the Performance-Based Award vests based on achievement of the Performance-Based Award’s performance measures. Neither Options nor SARs shall be credited with dividends or Dividend Equivalents under the Plan. No dividends or Dividend Equivalents shall be paid on unvested Awards, and no interest will be paid on dividends or Dividend Equivalents.

4.Granting of Awards; Administration and Delegation
The Committee shall have authority to grant Awards under the Plan. The Plan will be administered by the Committee, and the Committee may adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Committee shall have full power, discretion, and authority to interpret, construe and administer the Plan and any Award agreements entered into under the Plan and such interpretations and constructions shall be, except as otherwise determined by the Board, final, conclusive and binding on all persons for all purposes. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award. The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Board as a whole (or any committee of the Board that it designates) may take any action under the Plan that would otherwise be the responsibility of the Committee; should this occur, all references in this Plan to the “Committee” shall be deemed to refer to the Board or any such committee. The Committee may, in its sole discretion, delegate such of its powers as it deems appropriate to the Company’s Chief Human Resources Officer (or other person holding a similar position) or the Company’s Chief Executive Officer, except that Awards to an officer of the Company who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (“Section 16 Officers”) shall be made, and matters related thereto shall be determined, solely by the Committee.

5.Shares Available for Awards

a.Number of Shares; Share Counting

i.Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options, as defined in Section 6(b)) of shares of the Company’s common stock (“Shares”). The aggregate number of Shares shall be up to the sum of:

1. 3,026,664 Shares not previously authorized for issuance under any plan;

plus

2. 5,473,336 Shares available for issuance under the Company's 2020 Stock Incentive Plan, as amended, 2014 Incentive Stock Plan, as amended, (collectively, the "Prior Plan") as of February 28, 2025;

plus

3.any of the 8,231,095 Shares subject to outstanding awards as of February 28, 2025 under the Prior Plan, which subsequently expire, terminate or are otherwise surrendered, canceled, forfeited, or are settled in cash in lieu of shares of the Company’s common stock (including to effect tax withholding).

ii.As of the Effective Date, no further awards will be granted under the Prior Plan.

iii.Share Counting. The following rules shall be used to determine the number of Shares available for the grant of Awards under the Plan for purposes of both this Section 5(a) and the sublimits contained in Section 5(b):

1.Shares shall be counted as of the Award’s grant date;
2.Shares for Performance-Based Awards shall be counted at target performance based on the Performance-Based Award’s grant date;

3.Any portion of an Award that is settled in cash shall not be counted against any limit;

4.Shares associated with all or that portion of an Award that is forfeited, terminated or surrendered shall again be available for the future grant of Awards under this Plan;
5.For Options or SARs, all or any portion of the Shares subject to an Award that were not exercised and expired shall be available for the future grant of Awards under this Plan;

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6.Shares that are used for tax withholding, up to the Company's minimum statutory withholding obligations, with respect to Awards other than Options or SARs shall be available for the future grant of Awards under this Plan;

7.Incentive Stock Option Awards shall be subject to any further limitations established under the Code;

8.Shares delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to purchase Shares upon the exercise of an Award shall not be added back to the number of Shares available for the future grant of Awards; and

9.Shares repurchased by the Company on the open market shall not increase the number of Shares available for future grant of Awards.

b.Sublimits. Subject to adjustment under Section 10, the following sublimits on the number of Shares shall apply:

i.Per-Participant Limit.

1.Calendar Year Limit. The maximum number of Shares that may be granted to any Participant in any calendar year pursuant to Awards under the Plan shall be 3,000,000 Shares.
2.New Hires & Promotions. Awards to a Participant may, at the discretion of the Committee, exceed the limit set out in A. above: for the first calendar year of his or her employment at the Company or for the calendar year of a Participant’s promotion to a more senior position within the Company.

3.Non-Employee Director Limit. Awards granted to any non-employee director for a board service year for his or her service as a member of the Board, taken together with any cash fees paid for that board service year, may not exceed $750,000 in total value (calculated as of the Award’s grant date). This limit shall not apply to any outstanding Award that was granted in recognition for service provided in a prior board service year. The Board may make exceptions to this limit in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

c.Dividends and Dividend Equivalents. Dividends shall not count against the limits set forth in Section 5(a). Dividend Equivalents shall count against the limits set forth in Section 5(a).

d.Shares Subject to the Plan. Shares to be issued under the Plan may be made available from the authorized but unissued shares, or shares held by the Company in treasury or from shares purchased in the open market.

6.Stock Options

a.General. The Committee may grant options to purchase Shares (each, an “Option”) and determine the number of Shares to be covered by each Option, the exercise price of each Option, and impose any conditions or limitations on the exercise of an Option that the Committee considers appropriate.

b.Incentive Stock Options. An Option that the Committee intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company or any of its Affiliated Corporations (or other option holder permitted under Section 422 of the Code) and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonqualified Stock Option”. The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option, or if the Company converts an Incentive Stock Option to a Nonqualified Stock Option.

c.Exercise Price. The Committee shall establish the exercise price of each Option or the formula by which such exercise price shall be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the Fair Market Value of a Share as determined by (or in a manner approved by) the Committee on the date the Option is granted; provided that if the Committee approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value of a Share on such future date.

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d.Terms; Duration of Options. Each Option shall be exercisable at such times and subject to such terms, conditions and limitations as the Committee may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

e.Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form approved by the Company, together with payment in full of the exercise price (in a manner specified in Section 6(f)) for the number of Shares for which the Option is exercised. If not exercised prior, each outstanding Option shall be deemed to be exercised, in the manner set forth below, at the close of business on the scheduled expiration date of such Option if at such time the Option by its terms remains exercisable and, if so exercised, would result in a distribution to the holder of such Option of at least one Share net of any applicable tax withholding requirements (“Deemed Exercise”). Such Deemed Exercise may be effected without notification by the Participant to the Company or by the Company to the Participant. Upon such Deemed Exercise, the Company shall issue and deliver to the Participant the greatest number of whole Shares equal to the quotient of i. divided by ii., with the quotient reduced as necessary to satisfy applicable tax withholding requirements, where i. and ii. are:

i.The product of (x) the number of Shares as to which the Option is being deemed exercised and (y) the excess of the Fair Market Value on the Deemed Exercise date over the exercise price per share of such Option, and

ii.The Fair Market Value on such date, with any remainder being payable in cash to the Participant. If, on the scheduled expiration date of any Option, the exercise of such Option would not result in a Deemed Exercise, then such Option shall be canceled without further action by the Participant, the Committee, or the Company on the date following the last date on which such Option may have been exercised in accordance with this Section 6.

f.Payment upon Exercise. Shares purchased upon the exercise of an Option granted under the Plan shall be paid for by the delivery of the following (or any combination thereof), unless otherwise provided in the applicable Award agreement or approved by the Committee:
i.In cash or by check, in the manner specified by the Company or its plan administrator;

ii.Through the liquidation of some or all shares acquired from the exercise, via an exercise-and-sell-to-cover transaction or an exercise-and-sell transaction (respectively) in the manner specified by the Company or its Plan administrator; or

iii.Such other lawful consideration as the Committee may determine; provided, however, that in no event may a promissory note of the Participant be used to pay the Option exercise price.

g.Limitation on Repricing. Unless such action is approved by the Company's shareholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel (or accept surrender of) any outstanding option (whether or not granted under the Plan) and grant new Awards under the Plan (other than Awards granted pursuant to Section 3(d)) covering the same or a different number of Shares and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel (or accept surrender) in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value of the Shares, or (4) take any other action under the Plan that constitutes a "repricing" within the meaning of the rules of the NYSE.

h.No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.
7.Stock Appreciation Rights

a.General. The Committee may grant Awards consisting of stock appreciation rights ("SARs”) entitling the holder, upon exercise, to receive an amount of Shares or cash or a combination thereof (such form to be determined by the Committee) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a Share over the measurement price established pursuant to Section 7(b). The date as of which such appreciation is determined shall be the exercise date.

b.Measurement Price. The Committee shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value of the Shares on the date the SAR is granted; provided that if the Committee approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value of the Shares on such future date.

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c.Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

d.Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form approved by the Company, together with any other documents required by the Committee. Each outstanding SAR shall be subject to Deemed Exercise at the close of business on the scheduled expiration date of such SAR if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a distribution to the holder of such SAR of at least one Share net of any applicable tax withholding requirements. If, on the scheduled expiration date of any SAR, the exercise of such SAR would not result in a Deemed Exercise, then such SAR shall be canceled without further action by the Participant, the Committee, or the Company on the date following the last date on which such SAR may have been exercised in accordance with this Section 7.

e.Limitation on Repricing. Unless such action is approved by the Company's shareholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel (or accept surrender of) any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 3(d)) covering the same or a different number of Shares and having a measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel (or accept surrender) in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value of a Share, or (4) take any other action under the Plan that constitutes a "repricing" within the meaning of the rules of the NYSE.

f.No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

8.Restricted Stock; Restricted Stock Units

a.General. The Committee may grant Awards entitling recipients to acquire Shares, subject to the right of the Company to require forfeiture of such Shares in the event that conditions specified by the Committee in the applicable Award agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for such Award ("Restricted Stock”). The Committee may also grant restricted stock unit Awards entitling the recipient to receive Shares or cash at the end of the applicable restriction period or periods established by the Committee for such Award ("RSUs").

b.Terms and Conditions for Restricted Stock and RSUs. The Committee shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and forfeiture and the issue price, if any, applicable to the Award, which shall be set out in the applicable Award agreement.
c.Additional Provisions Relating to Restricted Stock.

i.Evidence of Ownership. Subject to Section 12(g) and Section 13(b), the Company shall cause the issuance of each award of Restricted Stock to be evidenced on its books and records in a manner consistent with its practices for evidencing share ownership. The Company shall take such actions as it shall deem necessary or appropriate to reflect in such records the terms, conditions and restrictions, if any, applicable to such Award (including appropriate stop-transfer orders), and may require that the Participant acknowledge such terms, conditions and restrictions in such manner as the Company shall reasonably request. Upon the lapse of the restriction period or the Participant otherwise vesting in respect to Restricted Stock, such Shares shall no longer be subject to the restrictions imposed under this Section and the Company shall take appropriate actions to reflect the lapse of such restrictions.

ii.Voting Rights. A Participant shall have voting rights with respect to Restricted Stock.

d.Additional Provisions Relating to RSUs.

i.Settlement. Upon the vesting of and/or lapsing of any restrictions (i.e., settlement) with respect to each RSU, the Participant shall be entitled to receive from the Company the number of Shares specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Committee) an amount of cash equal to the Fair Market Value of the number of Shares or a combination thereof. The Committee may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code or any successor provision thereto, and the regulations thereunder ("Section 409A").

ii.Voting Rights. A Participant shall have no voting rights with respect to any RSUs.

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9.Performance Shares and Other Performance-Based Awards

a.Grants of Performance Shares. The Committee may issue Awards under the Plan that are subject to the achievement of performance measures pursuant to this Section ("Performance Shares"), which shall be established at the time of grant.

b.Grants of Other Performance-Based Awards. In addition to any Performance Shares granted pursuant to subsection (a) above, the Committee may designate any other Award as a Performance-Based Award (which includes, for the avoidance of doubt, Performance Shares), which shall be subject to the achievement of performance measures pursuant to this Section and shall be established at the time of grant.

c.Performance Measures. The Committee shall specify in the Award agreement that the degree of granting, vesting and/or payout of any Performance-Based Award shall be subject to the achievement of one or more performance measures established by the Committee. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, line of business, subsidiary or other unit in which the Participant works; and (z) may cover such period as may be specified by the Committee; provided, however, that any such period must be at least twelve months.
d.Determination of Attainment of Performance Goals. Following the end of a performance period and prior to any payment or vesting in respect of such Performance Cycle, the Committee shall approve results against established or adjusted performance goals.

e.Adjustments. Subject to the terms of the Plan, if during the course of a performance period there shall occur significant events which the Committee expects to have a substantial effect on the applicable performance measures during such period, the Committee may revise such performance measures. In the case of the death or disability of the Participant, a change described in Section 10, or a Change of Control of the Company, the Committee may waive the achievement of the applicable performance measures.

10.Adjustments in Event of Change in Shares

In the event of any reorganization, merger, recapitalization, consolidation, liquidation, special cash dividend, stock dividend, stock split, reclassification, combination of shares, rights offering, split-up or extraordinary dividend (including a spin-off) or divestiture, or any other change in the corporate structure or shares, the Committee shall make such adjustment in the Shares subject to Awards (including Shares subject to purchase by an Option or issuable in respect of RSUs), as shall be necessary to preserve the Participant’s rights substantially proportionate to those rights existing immediately prior to such transaction or event including (i) converting rights and Awards in respect of Shares into rights and Awards in respect of cash, other classes or types of securities or other property, or (ii) modifying the terms, conditions or restrictions on Shares or Awards, including the price payable upon the exercise of such Option and the number of shares subject to Restricted Stock or RSUs.

11.Change of Control
If the Committee reasonably determines in good faith that a Change of Control has occurred, then the following rules shall apply:
a.If the Committee (as constituted immediately prior to the Change of Control) determines that all Awards shall, immediately following the Change of Control, be honored or assumed by the employer or other entity to which the Participant provides his or her services (or the parent or a subsidiary of such entity) through the issuance of Alternative Awards, then all Awards under this Plan shall be cancelled and terminated, provided that such Alternative Awards must:

i.Relate to a class of equity that is (or will be within five business days following the Change of Control) listed to trade on a U.S. national securities exchange;

ii.Fully vest and become exercisable if a Participant’s employment or other services are terminated upon or within two years following such Change of Control by the Participant’s employer (or other service recipient) other than for Cause or by the Participant for Good Reason; provided, however, that with respect to any Award that does not qualify for any applicable exemption from the application of Section 409A of the Code, the payment or distribution of the Alternative Award shall only be made at the time otherwise specified under the Plan or the Award agreements without regard to the occurrence of the Change of Control (including any six-month delay in payment applicable to a “specified employee”, as determined in accordance with Section 409A of the Code);
iii.Provide the Participants with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Award, including, but not limited to an identical or better exercise or vesting schedule (including all provisions for accelerated vesting) and identical or better timing and methods of payment;

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iv.In the case of existing Performance-Based Awards, be in the form of restricted stock or restricted stock units, unless otherwise determined by the Committee (the value of any such Alternative Award shall be determined based on deemed satisfaction of the performance measures at the target level (or such higher amount established by the Committee)); and

v.Have substantially equivalent economic value to the existing Award.

b.If the Committee determines that existing Awards will not be honored or assumed through the issuance of Alternative Awards immediately following the Change of Control, then all Awards shall fully vest and become exercisable upon the occurrence of a Change of Control and:

i.Options and SARs may be exercised throughout the remainder of the original term;

ii.Any performance measures applicable to Performance-Based Awards shall be deemed to have been satisfied at the target level for such Award, or, if greater, the percentage of performance measures achieved (as determined by the Committee) as of the date of the Change in Control (or such other date as determined by the Committee). The portion of any Performance-Based Award that does not vest in accordance with the preceding sentence shall be forfeited and canceled without any payment therefor.

iii.All Restricted Stock, RSUs and Performance Shares shall be distributed and paid out immediately in Shares following (but in no event later than 30 days following) the occurrence of the Change of Control, provided that the Committee has determined that each such distribution is permitted by or qualifies for an exemption from the application of Section 409A of the Code.

iv.As an alternative to the foregoing, the Committee may, in its discretion, provide for any of the following:

1.Each Option and SAR shall be surrendered or exercised for an immediate lump sum cash amount equal to the excess of the Fair Market Value of the Shares subject to such Option or SAR determined as of the time of such surrender or exercise over the exercise price; or

2.Each Restricted Stock, RSU and Performance Award shall be exchanged for an immediate lump sum cash amount equal to the number of outstanding units or shares awarded to such Participant (with the performance objectives for Performance-Based Awards deemed satisfied at the target level for such Award or, if greater, the percentage of performance measures achieved (as determined by the Committee) as of the date of the Change in Control (or such other date as determined by the Committee) multiplied by the Fair Market Value of a Share as of the date of such exchange. The portion of any Performance-Based Award that does not vest in accordance with the preceding sentence shall immediately be forfeited and canceled without any payment therefor.

v.If the Committee determines that all or any portion of an Award cannot be distributed as a result of the application of Section 409A of the Code, then distribution or payment of such Award shall be made at the time otherwise specified in the Plan or the applicable Award agreement without regard to the occurrence of a Change of Control (including any six-month delay in payment applicable to a "specified employee", as determined in accordance with Section 409A of the Code). Without limiting the foregoing, nothing in this Section 11(b) shall be construed to prevent any Participant's rights in respect of any Award from becoming non-forfeitable upon the occurrence of a Change of Control.

c.Notwithstanding any provision in this Plan to the contrary, in the event of a Change of Control as described in Section 11(d)(iii) or Section 11(d)(iv), in the case of an awardee whose employment or service involuntarily terminates on or after the date of a shareholder approval described in either of such sections but before the date of a consummation described in either of such sections, and the consummation occurs within 60 days of such date of termination, then the date of termination of such an awardee’s employment or service shall be deemed for purposes of the Plan to be the date following the date of the applicable consummation.

d.For purposes of this Plan, a Change of Control shall occur:

i.if a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the 1934 Act disclosing that any Person, other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company is the Beneficial Owner of forty percent or more of the outstanding stock of the Company entitled to vote in the election of directors of the Company;

ii.if any Person other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company shall purchase shares pursuant to a tender

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offer or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration, provided that after consummation of the offer, the Person in question is the Beneficial Owner of twenty percent or more of the outstanding stock of the Company entitled to vote in the election of directors of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock);

iii.upon the consummation of any merger, consolidation, recapitalization or reorganization of the Company approved by the stockholders of the Company, other than any such transaction immediately following which the persons who were the Beneficial Owners of the outstanding securities of the Company entitled to vote in the election of directors of the Company immediately prior to such transaction are the Beneficial Owners of at least 55% of the total voting power represented by the securities of the entity surviving such transaction entitled to vote in the election of directors of such entity (or the ultimate parent of such entity) in substantially the same relative proportions as their ownership of the securities of the Company entitled to vote in the election of directors of the Company immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity or any subsidiary of such surviving entity;

iv.upon the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company approved by the stockholders of the Company; or

v.if within any 24 month period, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this clause (v), and (B) was not designated by a Person who has entered into an agreement with the Company to effect a transaction described in Section 11(d)(iii) or Section 11(d)(iv) of the Plan.

e.For purposes of the Plan, “Beneficial Owner” means any Person who, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” (within the meaning of Rule 13d-3 under the 1934 Act) of any securities of a company, including any such right pursuant to any agreement, arrangement or understanding (whether or not in writing), provided that: (a) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement or understanding to vote such security (i) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the 1934 Act and the applicable rules and regulations thereunder, or (ii) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the 1934 Act and the applicable rules and regulations thereunder, in either case described in clause (i) or (ii) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13D under the 1934 Act (or any comparable or successor report); and (b) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any security acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition. “Person” has the meaning ascribed to such term in Section 3(a)(9) of the 1934 Act, as supplemented by Section 13(d)(3) of the 1934 Act; provided, however, that Person shall not include: (a) the Company, any subsidiary of the Company or any other Person controlled by the Company, (b) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or of any subsidiary of the Company, or (c) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of securities of the Company.
f.For purposes of this Section 11., “Cause” and “Good Reason” shall be as defined in the employment agreement, severance agreement, or severance pay plan applicable to such Participant or, if no such agreement or plan exists or does not define such terms, as defined in the applicable Award agreement.

12.General Provisions Applicable to Awards

a.Transferability of Awards. During periods of restriction (including but not limited to vesting and holding requirements under the Executive Stock Ownership Requirements Policy), Awards granted under the Plan and Shares issued in connection with the exercise of an Option or a SAR or the vesting of an Award, may not be sold, pledged, hypothecated, assigned, margined, or otherwise transferred by a Participant in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Committee. No

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APPENDIX C
Award or interest or right therein shall be subject to the debts, contracts, or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment, or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Notwithstanding the foregoing, all or a portion of a Non-Qualified Option or SAR may be transferred and assigned by such persons designated by the Committee, to such persons or groups of persons designated as permissible transferees by the Committee, and upon such terms and conditions as the Committee may from time to time authorize and determine in its sole discretion. Notwithstanding the preceding sentence, no Award under the Plan may be transferred for value (as defined in the General Instructions to Form S-8 with respect to the registration, pursuant to the 1933 Act, of employee benefit plan securities and/or interests).

b.Documentation. Each Award shall be evidenced by an Award agreement in such form (written, electronic or otherwise) as the Committee, or its designee(s), shall determine. Each Award agreement may contain terms and conditions in addition to those set forth in the Plan.

c.Minimum Vesting Requirement. Except as may be provided in Section 11 regarding a Change of Control, all Awards granted under the Plan which vest on the basis of a Participant’s continued employment with or provision of service to the Company shall be subject to a minimum vesting period of one year, except:

i.Five Percent Exclusion. Awards which vest on the basis of an employee’s continued employment with the Company may provide for vesting over a period less than one year; provided, however, that any such Awards shall be limited in the aggregate to a maximum of five percent of the maximum number of Shares authorized under Section 5(a)(i) above; and

ii.Other Circumstances. The Committee may provide for earlier vesting of Awards upon death, disability, retirement, or such other circumstances, such as a reduction in force or a divestiture or sale of a business or unit, if the Committee finds that a waiver of the one-year vesting restriction (or any portion thereof) would be in the best interests of the Company.

d.Termination of Employment. The Committee shall determine and set forth in the Award agreement (including by amendment adopted in accordance with the provisions of the Plan) the effect on an Award of a Participant’s termination of employment resulting from disability, death, retirement or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Beneficiary, may exercise rights, or receive any benefits, under an Award. Unless otherwise provided in the Award agreement or the Award is accelerated pursuant to subsection (h) below, if a Participant’s employment is terminated by the Company for any reason, all of such Participant’s Awards outstanding as of the date of termination (whether or not then exercisable) shall be canceled without further action by the Participant, the Committee or the Company coincident with the effective date of such termination. For the avoidance of doubt, in the event that a Participant terminates employment and subsequently returns to employment with the Company, the Participant’s prior Awards, which vested, forfeited or were canceled, as applicable, following the Participant’s termination, shall not be reinstated upon the Participant’s subsequent return to employment.

e.Withholding. All Awards under this Plan are subject to and the Participant must satisfy all applicable international, federal, state, local or other jurisdiction income and employment tax or similar withholding obligations before the Company will deliver the Shares or otherwise recognize ownership of Shares under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages or as a deduction from other forms of payment made to the Participant by the Company. If the Company elects not to or cannot withhold from such other compensation or payment, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any Shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise in its sole discretion. Unless otherwise provided for in the Award agreement, a Participant may satisfy the withholding obligations in whole or in part by delivery (either by actual delivery or attestation) of Shares, including Shares retained from the Award creating the withholding obligation, valued at their Fair Market Value; provided, however, that the total withholding where Shares are being used to satisfy such obligations may exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for applicable tax purposes, including payroll taxes, that are applicable to such supplemental income) to the extent permitted by the Company and as otherwise permitted by applicable law, except that, to the extent that the Company is able to retain Shares having a Fair Market Value that exceeds the statutory minimum applicable withholding obligation without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding obligation, the Company may retain such number of Shares (up to the number of Shares having a Fair Market

2025 Proxy Statement	99

APPENDIX C
Value equal to the maximum individual statutory rate of tax as permitted by applicable law) as the Company shall determine in its sole discretion to satisfy the withholding obligation associated with any Award. Shares used to satisfy withholding obligation requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

f.Amendment of Award. Except as otherwise provided in Sections 6(g) and 7(e), the Committee may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonqualified Stock Option. Without limiting the generality of the foregoing, if a Change of Control has not occurred and the Committee determines that a Participant has taken action inimical to the best interests of the Company (including the failure to act where circumstances required action), the Committee may, in its sole discretion, terminate in whole or in part such portion of any Award as has not yet become vested or exercisable at the time of termination.

g.Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

h.Acceleration. Subject to the limitations in Section 11 regarding a Change of Control and Section 12(c) regarding the minimum vesting requirement on Award grants, the Committee may at any time provide that any Award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be, as the Committee determines to be in the best interests of the Company.

13.Miscellaneous

a.No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award agreement. No Award payable under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees unless the Company shall determine otherwise. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. Any cash payments made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as provided in Section 8(c)(i) with respect to Restricted Stock.

b.No Rights as Shareholder. Subject to the provisions of the applicable Award agreement, no Participant or Beneficiary shall have any rights as a shareholder with respect to any Shares to be issued with respect to an Award until becoming the record holder of such Shares.

c.Forfeiture of Award; Clawback. In accepting an Award under the Plan, the Participant agrees to be bound by any forfeiture policy (including the termination of an Award pursuant to section 12(f)) and clawback policy that is then in effect or adopted in the future. The Committee shall have the obligation or the right, as applicable, at any time to recoup any amount paid or payable hereunder to the fullest extent provided for under the Company’s Clawback Policy. The Company may reduce other amounts payable under the Plan if the Participant refuses to repay amounts subject to the Clawback Policy.

d.Beneficiary. Each Participant may file with the Company a written designation on a form (or other medium or mode of submission) approved by the Company of one or more persons as the beneficiary who shall be entitled to receive the Award, if any, payable under the Plan upon his or her death (the “Beneficiary”). A Participant may from time to time revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that, unless otherwise determined by the Company, no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of death of a Participant, or if no Beneficiary survives the Participant, the spouse of the Beneficiary, or, if none, his or her estate, shall be entitled to receive the Award, if any, payable under the Plan upon his or her

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APPENDIX C
death. If the Committee is in doubt as to the right of any person to receive such Award, the Company may retain such Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay such Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefore.

e.Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company's shareholders (the "Effective Date"). No Awards shall be granted under the Plan after the expiration of 10 years from the date that the Plan is adopted by the Board or the Effective Date, whichever is earlier, but Awards previously granted may extend beyond that date.

f.Amendment and Termination of Plan. The Committee may amend, suspend or terminate the Plan or any portion thereof, at any time provided that (i) no amendment that would require shareholder approval under the rules of the NYSE may be made effective unless and until the Company's shareholders approve such amendment; and (ii) if the NYSE does not have rules regarding when shareholder approval of amendments to equity compensation plans is required (or if the Shares are not then listed on any national securities exchange), then no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 3(d) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company's shareholders approve such amendment. In addition, if at any time, the approval of the Company's shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Committee may not affect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted. No Award (other than an Award settled in cash) shall be made that is conditioned upon shareholder approval of any amendment to the Plan unless the Award provides that (1) it will terminate or be forfeited if shareholder approval of such amendment is not obtained within 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Shares) prior to such shareholder approval. Notwithstanding anything in this Plan to the contrary, the Plan shall not be amended, modified, suspended or terminated during the period in which a Change of Control is threatened. For purposes of the preceding sentence, a Change of Control shall be deemed to be threatened for the period beginning on the date of any threatened Change of Control, and ending upon the earlier of: (I) the second anniversary of the date of such threatened Change of Control, (II) the date a Change of Control occurs, or (III) the date the Board or the Committee determines in good faith that a Change of Control is no longer threatened. Solely for this purpose, a threatened Change of Control shall occur if (i) a Person shall commence a tender offer, which if successfully consummated, would result in such Person being the Beneficial Owner of at least 20% of the stock of the Company entitled to vote in the election of directors of the Company; (ii) the Company enters into an agreement, the consummation of which would constitute a Change of Control; (iii) proxies are solicited for the election of directors of the Company by anyone other than the Company, which, if such directors were elected, would result in the occurrence of a Change of Control as described in Section 11(d)(v); or (iv) any other event shall occur which is deemed to be a threatened Change of Control for this purpose by the Board, the Committee, or any other appropriate committee of the Board in its sole discretion. Further, notwithstanding anything in this Plan to the contrary, no amendment, modification, suspension or termination following a Change of Control shall adversely impair or reduce the rights of any person with respect to a prior Award without the consent of such person. Notwithstanding the preceding provisions, the Board or the Committee may amend the Plan or an Award agreement to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award agreement to any present or future law relating to plans of this or similar nature and the administrative regulations and rulings promulgated thereunder (including, but not limited to, amendments deemed necessary or advisable to avoid payments being subject to additional tax under Code Section 409A).

g.Authorization of Sub-Plans. The Committee may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Committee shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Committee's discretion under the Plan as the Committee deems appropriate or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem appropriate. All supplements adopted by the Committee shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

h.Non U.S. Employees. Awards may be granted to Participants who are non-U.S. citizens or residents employed or on assignment outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants employed in the United States as may, in the judgment of the Committee, be appropriate in order to recognize differences in local law or tax policy.

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APPENDIX C
i.Compliance with Section 409A of the Code. To the extent that any Award granted under the Plan is subject to Section 409A, the Award agreement evidencing such Award shall incorporate any terms and conditions required by Section 409A. To the extent applicable, the Plan and Award agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with the termination of his or her employment constitutes "nonqualified deferred compensation" within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i), in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of "separation from service" (as determined under Section 409A) (the "New Payment Date"), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the conditions of that section. No provision of this Plan or an Award agreement shall be construed to indemnify any Participant for any taxes incurred by reason of Section 409A (or timing of incurrence thereof).

j.Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, Beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim with the Committee's approval) arising out of any act or omission to act concerning the Plan unless arising out of such person's own fraud or bad faith.

k.No Representations or Warranties Regarding Taxes. Notwithstanding any provision of the Plan to the contrary, the Company, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

l.Governing Law. The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Plan and each Award shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Connecticut to resolve any and all issues that may arise out of or relate to the Plan or any related Award.

102	www.thehartford.com

The Hartford

The Hartford Insurance Group, Inc.
2025 Annual Meeting of Shareholders

May 21, 2025 at 12:30 P.M.

Our Annual Meeting can be accessed virtually* at:
www.virtualshareholdermeeting.com/HIG2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Notice of 2025 Annual Meeting of Shareholders, Proxy Statement and 2024 Annual Report are available at www.proxyvote.com.

V71907-P27464-Z89497

THE HARTFORD INSURANCE GROUP, INC.
Annual Meeting of Shareholders
May 21, 2025 12:30 P.M.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Donald C. Hunt, Executive Vice President and General Counsel, and Terence Shields, Corporate Secretary, and each of them, as proxies of the undersigned, each with power to appoint their substitute, and hereby authorizes each or any of them to vote, as designated on the reverse side of this proxy, all shares of common stock of The Hartford Insurance Group, Inc. (the "Company") held of record, and all shares held in the Company's Dividend Reinvestment and Cash Payment Plan, the Hartford Investment and Savings Plan ("ISP") and the Hartford Deferred Restricted Stock Unit Plan ("Stock Unit Plan"), which the undersigned is entitled to vote if personally present at the virtual Annual Meeting of Shareholders of the Company at 12:30 P.M. E.D.T. at www.virtualshareholdermeeting.com/HIG2025, and at any adjournments or postponements thereof, and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the meeting.

If you own additional shares of common stock in a "street name" capacity (i.e. through a broker, nominee or some other agency that holds common stock for your account), including shares held in the Company's Employee Stock Purchase Plan, those shares are represented by a separate proxy provided by your broker or other nominee.

Shares of common stock for the accounts of Company employees who participate in the ISP and the Stock Unit Plan are held of record and are voted by the respective trustees of these plans. This card provides instructions to plan trustees for voting plan shares. To allow sufficient time for the trustees to tabulate the vote of plan shares, you must vote by telephone or online or return this proxy so that it is received by 5:00 p.m. E.D.T. on May 19, 2025.

Please specify your choices by marking the appropriate boxes on the reverse side of this Proxy. The shares represented by this Proxy will be voted as you designate on the reverse side. **IF NO DESIGNATION IS MADE, THE SHARES WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS: "FOR" THE ELECTION OF DIRECTOR NOMINEES NAMED IN ITEM 1, "FOR" ITEMS 2, 3 AND 4, AND "AGAINST" ITEM 5. Please sign, date, and return this Proxy, or vote by telephone or through the Internet.**

Continued and to be signed on reverse side

The Hartford

THE HARTFORD INSURANCE GROUP, INC.
ONE HARTFORD PLAZA
MAILSTOP# H0-1-09 HARTFORD PLAZA
HARTFORD, CT 06155

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 20, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HIG2025**

You may attend the meeting via the Internet and vote during the meeting. Have your 16-digit control number to access the above meeting web site and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 20, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V71906-P27464-Z89497

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE HARTFORD INSURANCE GROUP, INC.

The Board of Directors recommends you vote "FOR" all nominees for election as directors:

1. Election of Directors	For	Against	Abstain
1a. Larry D. De Shon	☐	☐	☐
1b. Carlos Dominguez	☐	☐	☐
1c. Trevor Fetter	☐	☐	☐
1d. Donna James	☐	☐	☐
1e. Annette Rippert	☐	☐	☐
1f. Teresa W. Roseborough	☐	☐	☐
1g. Virginia P. Ruesterholz	☐	☐	☐
1h. Christopher J. Swift	☐	☐	☐
1i. Matthew E. Winter	☐	☐	☐
1j. Kathleen Winters	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposals 2, 3 and 4:	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025	☐	☐	☐
3. Management proposal to approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as disclosed in the Company's proxy statement	☐	☐	☐
4. Consider and act on the Company's 2025 Long Term Stock Incentive Plan	☐	☐	☐

The Board of Directors recommends you vote "AGAINST" proposal 5:	For	Against	Abstain
5. Shareholder proposal that the Company adopt special meeting rights for shareholders	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date